Exhibit 10.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

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In re:	)	Chapter 11
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Nogin, Inc., et al.,	)	Case No. 23-11945 (CTG)
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Debtors.[1]	) )	(Jointly Administered)
	) )	Re: Docket No. 407

ORDER CONFIRMING FIRST AMENDED JOINT CHAPTER

11 PLAN OF NOGIN, INC. AND ITS DEBTOR AFFILIATES

Upon the filing by Nogin, Inc., Nogin Commerce, Inc., and Native Brands Group LLC, as debtors and debtors in possession in the above-captioned chapter 11 cases (collectively, the “Debtors,” and the Debtors’ chapter 11 cases, the “Chapter 11 Cases”), as “proponents of the plan” within the meaning of section 1129 of title 11 of the United States Code (the “Bankruptcy Code”), of the First Amended Joint Chapter 11 Plan of Nogin, Inc. and Its Debtor Affiliates, dated March 21, 2024 [Docket No. 407] (as amended, modified, or supplemented in accordance with its terms, the “Plan”), which is attached hereto as Exhibit A;2 and the United States Bankruptcy Court for the District of Delaware (the “Court”) having approved the Disclosure Statement for Joint Chapter 11 Plan of Nogin, Inc. and Its Debtor Affiliates, dated January 22, 2024 [Docket No. 195] (the “Disclosure Statement”), and the Debtors having complied with the requirements of the Order (I) Approving Disclosure Statement and Form and Manner of Notice of Disclosure Statement Hearing, (II) Establishing Solicitation, Voting and Tabulation Procedures, (III) Scheduling Confirmation Hearing, (IV) Establishing Notice and Objection Procedures for Confirmation of Plan, (V) Approving Debtors’ Proposed Assumption and Assignment Procedures and (VI) Granting Related Relief [Docket No. 201] (the “Disclosure Statement Order”); and the Debtors having filed the Notice of Filing of Plan Supplement [Docket No. 293] (the “First Plan Supplement”) on February 15, 2024, the Notice of Filing of Second Plan Supplement [Docket No. 396] (the “Second Plan Supplement”)3 on March 22, 2024, the Notice of Filing of Third Plan Supplement [Docket No. 403] on March 25, 2024 (the “Third Plan Supplement”), and the Notice of Filing of Fourth Plan Supplement [Docket No. 406] on March 26, 2024 (as may be further amended or supplemented, the “Fourth Plan Supplement” and, together with the First Plan Supplement, the Second Plan Supplement and the Third Plan Supplement, collectively, the “Plan Supplement”); and this Court having considered the record in these Chapter 11 Cases, the stakeholder support for the Plan evidenced on the record and the Declaration of Robin Chiu in Support of Confirmation of First Amended Joint Chapter 11 Plan of Nogin, Inc. and Its Debtor Affiliates [Docket No. 399] (the “Chiu Declaration”), the Declaration of Adam Green in Support of Sale of Reorganized Equity Interests of the Reorganized Debtors [Docket No. 398] (the “Green Declaration”), and the Declaration of John Burlacu of Donlin, Recano & Company, Inc. Regarding the Solicitation and Tabulation of Votes Cast On the Joint Chapter 11 Plan of Nogin, Inc. and Its Debtor Affiliates [Docket No. 397], the compromises, settlements, and transactions embodied in and contemplated by the Plan, and the arguments regarding confirmation of the Plan; and a hearing on confirmation of the Plan having been held on March 26, 2024 (the ”Confirmation Hearing”), and the evidence in support of the Plan adduced at the Confirmation Hearing; and after due deliberation:

IT IS HEREBY FOUND AND DETERMINED THAT:

A. Findings of Fact and Conclusions of Law. The findings and conclusions set forth in this Confirmation Order constitute this Court’s findings of fact and conclusions of law pursuant to Rule 52 of the Federal Rules of Civil Procedure, made applicable herein by Bankruptcy Rules 7052 and 9014. To the extent any findings of fact constitute conclusions of law, or any conclusions of law constitute findings of fact, they are adopted as such.

B. Jurisdiction and Venue. The Debtors are eligible debtors under section 109 of the Bankruptcy Code, this Court has jurisdiction over these Chapter 11 Cases, including the sale of the Reorganized Equity Interests (as defined below) in the “Reorganized Debtors”, pursuant to 28 U.S.C. §§ 157(a)-(b) and 1334(b) and the Amended Standing Order of Reference from the United States District Court of Delaware, dated February 29, 2012, and this Court has jurisdiction to enter a final order with respect thereto. To the extent that it is later determined that this Court, absent consent of the parties, cannot enter a final judgment on this matter consistent with Article III of the United States Constitution, the Debtors have consented to entry of a final order by this Court. Venue is proper under 28 U.S.C. §§ 1408 and 1409.

[1]	The Debtors in these chapter 11 cases and the last four digits of their respective federal tax identification number are: Nogin, Inc. (0703); Nogin Commerce, Inc. (0719); Native Brands Group LLC (0504). The mailing address for the Debtors is 105 E. 34th St., Suite 137, New York, NY 10016.

[2]	Capitalized terms used in this order (the “Confirmation Order”) but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

[3]	In reviewing this Confirmation Order and the Plan, reference should be made to the Transaction Identification Notice appended as Exhibit 3 to the Second Plan Supplement. The Post-Effective Date Debtor is Nogin, Inc., and the Reorganized Debtors are Nogin Commerce, LLC (after conversion from a Delaware corporation to a Delaware limited liability company, as set forth in the Revised Restructuring Steps Memorandum, which is appended as Exhibit 5-A to the Fourth Plan Supplement) and Native Brands Group LLC.

C. Core Proceeding. This matter is a core proceeding pursuant to 28 U.S.C. § 157(b)(2)(A) and (N).

D. Burden of Proof. Each of the Debtors has met the burden of proving that the Plan satisfies the requirements for confirmation of section 1129 of the Bankruptcy Code by a preponderance of the evidence.

E. Adequacy of Disclosure Statement. The Disclosure Statement contained adequate information within the meaning of section 1125 of the Bankruptcy Code and was approved pursuant to the Disclosure Statement Order.

F. Notice and Opportunity to Object. As evidenced by the affidavits and certificates of service and publication notice filed with this Court, due, proper, timely, adequate, and sufficient notice of, and opportunity to object to, the Sale Transaction, the Plan, the Confirmation Hearing, and the Notice of Cure Costs and Potential Assumption and Assignment of Executory Contracts and Unexpired Leases in Connection with Proposed Chapter 11 Plan and/or Sale of Substantially All of the Debtors’ Assets, dated January 18, 2024 [Docket No. 187], as supplemented by the Notice of First Supplement to Cure Costs and Potential Assumption and Assignment of Executory Contracts and Unexpired Leases in Connection with Proposed Chapter 11 Plan and/or Sale of Substantially All of the Debtors’ Assets [Docket No. 280] (together, the “Assumption and Cure Notice”), has been provided under the circumstances of these Chapter 11 Cases in compliance with the Disclosure Statement Order.

Plan

G. Solicitation. The Plan was solicited in good faith and in compliance with applicable provisions of the Bankruptcy Code, Bankruptcy Rules and the Disclosure Statement Order. The transmittal and service of the Plan, the Disclosure Statement, and the Ballots were adequate and sufficient under the circumstances, and all parties required to be given notice of the Confirmation Hearing (including the deadline for filing and serving objections to confirmation of the Plan) have been given due, proper, timely, and adequate notice in accordance with the Disclosure Statement Order and in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and applicable non-bankruptcy law and such parties have had an opportunity to appear and be heard with respect thereto. No other further notice is required.

H. Good Faith. The Plan has been proposed in good faith and not by any means forbidden by law. In so finding, this Court has considered the totality of the circumstances of these Chapter 11 Cases. The Plan is the result of extensive, good faith, arm’s-length negotiations among the Debtors and their principal constituencies, including, without limitation, the Official Committee of Unsecured Creditors (the “Creditors’ Committee”), the ad hoc committee of holders of 7% Senior Notes due 2026 (the “Ad Hoc Committee of Noteholders”), the Indenture Trustee, B. Riley Principal Investments, LLC (the “Plan Sponsor”) and Nogin Holdings, LLC, as the Buyer.4

I. Voting. Votes to accept or reject the Plan have been solicited and tabulated fairly in good faith, and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules and the Disclosure Statement Order.

J. Modifications to the Plan. The modifications made to the Plan since solicitation (i) comply in all respects with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, (ii) do not adversely affect the treatment of any holder of Allowed Claims without their consent and (iii) do not require re-solicitation of votes with respect to the Plan.

K. Creditors’ Committee Settlement. The evidence establishes that it is in the best interests of the Debtors and all Holders of Claims and Interests that the Creditors’ Committee Settlement is approved on the terms set forth in the Plan. The Creditors’ Committee Settlement is an integral, integrated, and inextricably linked aspect of the Plan that is not severable from the remainder of the Plan. Accordingly, the parties have met their burden of proving that the Creditors’ Committee Settlement is fair, reasonable, and in the best interests of the Debtors, their Estates, and the Holders of Claims.

[4]	The Buyer is the designee of the Plan Sponsor.

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L. Best Interest of Creditors. The Plan satisfies section 1129(a)(7) of the Bankruptcy Code. The liquidation analysis attached to the Disclosure Statement and the other evidence proffered or adduced at the Confirmation Hearing (1) is persuasive and credible, (2) has not been controverted by other evidence and (3) establishes that each Holder of an impaired Claim or Equity Interest that has not accepted the Plan will receive or retain under the Plan, on account of such Claim or Equity Interest, property of a value, as of the Effective Date, that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

M. Acceptance by Certain Classes. Class 3 is Impaired under the Plan and voted to accept the Plan. Classes 1, 2 and 5 are deemed to accept the Plan. Classes 4 and 6 are Impaired under the Plan and are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. As found and determined below, pursuant to section 1129(b)(1) of the Bankruptcy Code, the Plan may be confirmed notwithstanding the fact that Classes 4 and 6 are impaired and are deemed to have rejected the Plan.

N. Fair and Equitable; No Unfair Discrimination. Holders of Claims in Class 4 and 6 are deemed to reject the Plan. Based upon the evidence proffered, adduced and presented by the Debtors at the Confirmation Hearing, the Plan does not discriminate unfairly against, and is fair and equitable with respect to, Classes 4 and 6, as required by sections 1129(b)(1) and (b)(2) of the Bankruptcy Code. Thus, the Plan may be confirmed notwithstanding the deemed rejection of the Plan by Classes 4 and 6.

O. Releases, Exculpation, and Injunction.

(i) The releases contained in Article VIII.E.1 of the Plan (the “Debtor Releases”) and Article VIII.E.2 of the Plan (the “Consensual Releases,” and together with the Debtor Releases, the “Releases”) are essential components of the Plan and appropriate. Good and valid justification has been provided in support of the Releases, in particular, the consideration provided by the parties receiving the Releases. Accordingly, the Releases are: (a) a good faith settlement and compromise of the Claims released pursuant to Articles VIII.E.1 and VIII.E.2 of the Plan; (b) in the best interests of the Debtors and all holders of Claims and Interests; (c) fair, equitable, and reasonable; and (d) given and made after due notice and opportunity for a hearing.

(ii) Based upon the record of these Chapter 11 Cases, the representations of the parties, and/or the evidence proffered, adduced, and/or presented at the Confirmation Hearing, the Releases set forth in Articles VIII.E.1 and VIII.E.2 of the Plan are consistent with the Bankruptcy Code and applicable law and are approved.

P. Exculpation. The exculpation provided by Article VIII.F of the Plan for the benefit of the Exculpated Parties is approved as it meets the standard to which fiduciaries are held as reflected in In re PWS Holding Corp., 228 F.3d 224 (3d Cir. 2000), is appropriately tailored to the circumstances of these Chapter 11 Cases, reasonable in scope and does not relieve any party of liability for an act or omission to the extent such act or omission is a result of intentional fraud, willful misconduct or gross negligence, as determined by a Final Order.

Q. Injunction. The injunctions contained in Article VIII.G of the Plan serve to effectuate both the release and exculpation provisions, are consistent with the Bankruptcy Code and applicable law and are approved.

R. Plan Supplement. The documents contained in the Plan Supplement are integral to the Plan and are approved.

S. Noteholder Direct Claims Trust Agreement. Approval of the Noteholder Direct Claims Trust Agreement is in the best interests of the Debtors, their Estates and the Holders of Claims. The establishment of the Noteholder Direct Claims Trust, the selection of the Noteholder Direct Claims Trustee and the form of the proposed Noteholder Direct Claims Trust Agreement (see Exhibit 7 to Docket No. 406) (as may be amended, modified, or supplemented, the “Noteholder Direct Claims Trust Agreement”) is appropriate and in the best interests of the Debtors, their Estates and Holders of Claims. The Noteholder Direct Claims Trust Agreement will, upon execution, be valid, binding and enforceable in accordance with its terms. The Noteholder Direct Claims Trustee is not, and will not be deemed to be, successor-in-interest of the Debtors for any purpose other than as set forth in the Plan or in the Noteholder Direct Claims Trust Agreement, as applicable.

T. Creditor Litigation Trust Agreement. Approval of the Creditor Litigation Trust Agreement is in the best interests of the Debtors, their Estates and the Holders of Claims. The establishment of the Creditor Litigation Trust, the selection of the Creditor Litigation Trustee and the form of the proposed Creditor Litigation Trust Agreement (see Exhibit 6 to Docket No. 406) (as may be amended, modified, or supplemented, the “Creditor Litigation Trust Agreement”) is appropriate and in the best interests of the Debtors, their Estates and Holders of Claims. The Creditor Litigation Trust Agreement will, upon execution, be valid, binding and enforceable in accordance with its terms. The Creditor Litigation Trustee is not, and will not be deemed to be, successor-in-interest of the Debtors for any purpose other than as set forth in the Plan or in the Creditor Litigation Trust Agreement, as applicable.

U. Plan Administrator. Approval of the Plan Administrator Agreement is in the best interests of the Debtors, their Estates and the Holders of Claims. The selection of the Plan Administrator and the form of the proposed Plan Administrator Agreement (see Exhibit 1-A to Docket No. 396) (as may be amended, modified, or supplemented, the “Plan Administrator Agreement”) is appropriate and in the best interests of the Debtors, their Estates and Holders of Claims. The Plan Administrator Agreement will, upon execution, be valid, binding and enforceable in accordance with its terms. The Plan Administrator is not, and will not be deemed to be, successor-in-interest of the Debtors for any purpose other than as set forth in the Plan or in the Plan Administrator Agreement, as applicable.

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Sale Transaction

V. References to “Sale Transaction,” “Sale Transaction Documents,” “Equity Purchase Agreement,” and “Buyer” all refer to the Debtors’ proposed sale transaction with the Plan Sponsor on the terms and conditions of the Stalking Horse Bid (as defined in the Bidding Procedures), which was deemed to be the Successful Bid (as defined in the Bidding Procedures).

W. Extensive Efforts by the Debtors. The Debtors, under the guidance of the Strategic Transactions Committee of the Debtors’ boards of directors, and with the assistance of their counsel and other advisors, have presented credible evidence that they explored various strategic alternatives for the Debtors’ Assets and equity interests over an extended period of time and communicated with numerous parties regarding, among other potential transactions, a possible sale of the Debtors’ reorganized equity interests (the “Reorganized Equity Interests”). The Sale Transaction is the result of the Debtors’ extensive efforts to maximize recoveries to the Debtors’ Estates for the benefit of creditors.

X. Best Interests. Approval of the Sale Transaction and Sale Transaction Documents is in the best interests of the Debtors, their Estates, their creditors, and all parties in interest.

Y. Compliance with Bidding Procedures. The Bidding Procedures were substantively and procedurally fair to all parties, including all potential bidders. The Debtors, the Buyer, and their respective advisors have complied with the Bidding Procedures and Bidding Procedures Order in all respects. The Debtors and their advisors, led by Livingstone Partners, LLC, the Debtors’ investment banker, engaged in a robust and extensive marketing and sale process pursuant to the Bidding Procedures Order and the Bidding Procedures, and the sale process and the Bidding Procedures were non-collusive, duly noticed, and provided a full, fair, and reasonable opportunity for any Person to make an offer to purchase the Debtors’ Assets and Reorganized Equity Interests.

Z. Highest or Otherwise Best Value. The consideration to be provided by the Buyer under the Sale Transaction Documents for the Reorganized Equity Interests constitutes: (i) reasonably equivalent value under the Bankruptcy Code, the Uniform Voidable Transactions Act, and the Uniform Fraudulent Transfer Act, (ii) fair consideration under the Uniform Fraudulent Conveyance Act, and (iii) reasonably equivalent value and fair consideration under any other applicable laws of the United States, any state, territory or possession or the District of Columbia. Such consideration constitutes the highest or otherwise best bid for the Reorganized Equity Interests. No other Person or entity, or group of Persons or entities, has proposed a higher or better offer to purchase the Reorganized Equity Interests than the offer made by the Plan Sponsor. The sale of the Reorganized Equity Interests is the best means to preserve and maximize the value of the Debtors’ Estates.

AA. Good Faith; No Collusion. The Sale Transaction Documents and the Sale Transaction were negotiated, proposed, and entered into, and are being undertaken by the Debtors, the Plan Sponsor, and the Buyer in good faith, without collusion, and from arm’s-length bargaining positions. Likewise, the value that the Debtors and their Estates will receive on consummation of the Sale Transaction is the product of arm’s-length, good faith negotiations that took place, without collusion, between the Debtors, the Plan Sponsor and the Buyer, and their respective representatives and advisors. The Plan Sponsor and the Buyer have proceeded in good faith in all respects in that, among other things, (i) the Plan Sponsor and the Buyer agreed to subject the Reorganized Equity Interests to higher or otherwise better offers; (ii) the Plan Sponsor and the Buyer complied with the provisions of the Bidding Procedures Order, including compliance with confidentiality obligations and restrictions under the Bidding Procedures and any applicable non-disclosure or confidentiality agreement; (iii) the Plan Sponsor’s bid, as assigned to the Buyer, was the Stalking Horse Bid and was subjected to competitive Bidding Procedures as set forth in the Bidding Procedures Order; and (iv) all consideration to be provided by the Buyer and all other material agreements or arrangements entered into by the Buyer and the Debtors in connection with the Sale Transaction have been disclosed and are appropriate. Other than agreements among the Debtors and the Buyer, as reflected in the Sale Transaction Documents and herein, the purchase price for the Reorganized Equity Interests was not controlled by any agreement among potential bidders, and specifically the Debtors, the Plan Sponsor, the Buyer and the Consultation Parties (as defined in the Bidding Procedures) have not acted in a collusive manner with any person or entity. The Sale Transaction Documents were not entered into and the Sale Transaction is not being consummated for the purpose of hindering, delaying, or defrauding present or future creditors of the Debtors and the Buyer’s prospective performance and payment of amounts owing under the Equity Purchase Agreement is being undertaken in good faith and for valid business purposes and uses. All consideration to be provided by the Buyer in connection with the Sale Transaction has been disclosed. Neither the Debtors nor the Buyer are entering into the Sale Transaction Documents, or proposing to consummate the Sale Transaction, fraudulently for the purpose of effecting any statutory or common law fraudulent conveyance and fraudulent transfer, whether under the Bankruptcy Code or under the laws of the United States, any state, territory, possession thereof, or the District of Columbia, or any other applicable jurisdiction with laws substantially similar to any of the foregoing.

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BB. Free and Clear. On the Effective Date, pursuant to sections 1123, 1141(b) and 1141(c) of the Bankruptcy Code, the Reorganized Equity Interests shall be transferred, assigned, and conveyed, to and vest in, the Buyer free and clear of all Liens, claims (including those that constitute a “claim” as defined in section 101(5) of the Bankruptcy Code), property interests, rights, liabilities, encumbrances, pledges, and other interests of any kind or nature whatsoever, including any Excluded Liabilities, against the Debtors or the Reorganized Equity Interests, including, without limitation, any debts, Claims, rights, causes of action, and/or suits arising under or out of, in connection with, or in any way relating to, any acts, omissions, obligations, demands, guaranties, rights, contractual commitments, restrictions, environmental liabilities, employee retirement or benefit plan claims, workers’ compensation claims, severance claims, retiree healthcare or life insurance claims, and/or claims for taxes of or against the Debtors and/or the Reorganized Equity Interests to the maximum extent available under applicable law, and any derivative, vicarious, transferee, or successor liability claims, rights, or causes of action (whether in law or in equity, under any law, statute, rule, or regulation of the United States, any state, territory, or possession thereof or the District of Columbia), whether arising prior or subsequent to the commencement of these Chapter 11 Cases, whether known or unknown, whether fixed or contingent, whether anticipated or unanticipated, whether yet accrued or not, and whether imposed by agreement, understanding, law, equity or otherwise arising under or out of, in connection with, or in any way related to the Debtors, the Debtors’ operation of their business before the Closing (as defined in the Equity Purchase Agreement), or the sale and transfer of the Reorganized Equity Interests to the Buyer (collectively, all such Liens, claims, interests and other matters described above in this paragraph BB, the “Seller Claims”). Those holders of Seller Claims who did not object (or who ultimately withdrew their objections, if any) to the Sale Transaction or the Plan have either consented to or are deemed to have consented to the Sale Transaction pursuant to sections 1123, 1141(b) and 1141(c) of the Bankruptcy Code. All Persons having Seller Claims of any kind or nature whatsoever against the Debtors or the Reorganized Equity Interests shall be forever barred, estopped, and permanently enjoined from pursuing or asserting such Seller Claims (other than any Assumed Liabilities (as defined in the Equity Purchase Agreement), and any allowed Cure Costs due and owing in an amount determined following the resolution of any timely Cure Objection in accordance with paragraphs 45, 46, and 47 of this Confirmation Order). Notwithstanding the foregoing or any other provision of this Confirmation Order or the Equity Purchase Agreement to the contrary, the transfer of the Reorganized Equity Interests to the Buyer shall not be free and clear of the right to assert setoff or recoupment as a defense by any party that timely filed an objection or proof of claim preserving such right or defense.

CC. No Successor or Other Derivative Liability. The sale and transfer of the Reorganized Equity Interests to the Buyer, including the assumption by the Reorganized Debtors of the Assumed Contracts (as defined herein) in connection with the Sale Transaction, will not subject the Buyer to any liability (including any successor liability) with respect to the Excluded Liabilities (as defined in the Equity Purchase Agreement); provided, that, upon Closing, the Reorganized Debtors shall remain liable only for the Assumed Liabilities, and the Buyer shall remain liable for any allowed Cure Costs due and owing in an amount determined following the resolution of any timely Cure Objection in accordance with paragraphs 45, 46, and 47 of this Confirmation Order. The Buyer is not, and the consummation of the Sale Transaction will not render the Buyer, a mere continuation, and the Buyer is not holding itself out as a mere continuation, of the Debtors or their Estates, enterprise, or operations, and there is no continuity or common identity between the Buyer and the Debtors. Accordingly, the Sale Transaction does not amount to a consolidation, merger, or de facto merger of the Buyer with or into the Debtors or their Estates and the Buyer is not, and shall not be deemed to be, a successor to the Debtors or their Estates as a result of the consummation of the Sale Transaction.

DD. The Buyer, the Reorganized Debtors, the Post-Effective Date Debtor, the Noteholder Direct Claims Trust and the Creditor Litigation Trust shall not have any successor or transferee liability, including, but not limited to (i) those that purport to give to any party a right or option to effect any forfeiture, modification, right of first refusal, or termination of the Debtors’ or the Buyer’s interest in the Reorganized Equity Interests, or any similar rights and (ii) (a) those arising under all mortgages, deeds of trust, security interests, conditional sale or other title retention agreements, pledges, Liens, judgments, demands, encumbrances, rights of first refusal or charges of any kind or nature, if any, including, but not limited to, any restriction on the use, voting, transfer, receipt of income, or other exercise of any attributes of ownership and (b) all Claims arising in any way in connection with any agreements, acts, or failures to act, of the Debtors or any of the Debtors’ predecessors or Affiliates, whether known or unknown, contingent or otherwise, whether arising prior to or subsequent to the commencement of these Chapter 11 Cases, and whether imposed by agreement, understanding, law, equity or otherwise, including, but not limited to, Claims otherwise arising under doctrines of successor or transferee liability.

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EE. Necessity of Order. The Buyer would not have entered into the Sale Transaction Documents and would not consummate the transactions contemplated thereby, thus adversely affecting the Debtors and their Estates and creditors, (i) if the sale of the Reorganized Equity Interests was not free and clear of all Liens, Interests, or Claims, including, without limitation, any rights or Claims based on any successor or transferee liability, or (ii) if the Buyer would, or in the future could, be liable for any such Liens, Interests, or Claims, including, without limitation, any rights or Claims based on any successor or transferee liability. The Buyer will not consummate the Sale Transaction unless this Court expressly orders that none of the Buyer, its Affiliates, or their present or contemplated members or shareholders will have any liability whatsoever with respect to, or be required to satisfy in any manner, whether at law or equity, or by payment, setoff, or otherwise, directly or indirectly, any Liens, Interests, or Claims (other than the Assumed Liabilities and any allowed Cure Costs due and owing in an amount determined following the resolution of any timely Cure Objection in accordance with paragraphs 45, 46, and 47 of this Confirmation Order), including rights or Liens, Interests, or Claims based on any successor or transferee liability. A sale of the Reorganized Equity Interests, other than one free and clear of all Liens, Interest, or Claims, would yield substantially less value for the Debtors’ Estates.

FF. The total consideration to be provided under the Sale Transaction Documents reflects the Buyer’s reliance on this Confirmation Order to provide it with title to and possession of the Reorganized Equity Interests free and clear of all Liens, Interests, or Claims pursuant to sections 1123, 1141(b), and 1141(c) of the Bankruptcy Code.

GG. Assumption of Assumed Contracts. The assumption of the Assumed Contracts is integral to the Sale Transaction. Specifically, the assumption of the Assumed Contracts: (i) is necessary to sell the Reorganized Equity Interests to the Buyer, (ii) is an integral part of the Reorganized Equity Interests being purchased by the Buyer, (iii) avoids losses that might otherwise be incurred by counterparties to the Assumed Contracts, and (iv) maximizes the recoveries to other creditors of the Debtors by avoiding Claims for rejection damages. In light of the foregoing, assumption of the Assumed Contracts is reasonable and enhances the value of the Debtors’ Estates.

HH. Cure/Adequate Assurance. The Buyer has cured or demonstrated its ability to cure any default with respect to any act or omission that occurred prior to the Effective Date under any of the Assumed Contracts, within the meaning of section 365(b)(1)(A) of the Bankruptcy Code. Unless otherwise agreed to by the parties, the Cure Costs set forth in the Assumption and Cure Notice are deemed the amounts necessary to cure all defaults within the meaning of section 365(b) of the Bankruptcy Code under such Assumed Contracts. The Buyer’s promise to perform the obligations under the Assumed Contracts after the Effective Date shall constitute adequate assurance of future performance by the Buyer (“Adequate Assurance”) of and under the Assumed Contracts, within the meaning of sections 365(b)(1) the Bankruptcy Code. All counterparties to Assumed Contracts who did not timely file an objection to the assumption of the Assumed Contracts in accordance with the Plan and the Assumption and Cure Notice (any such objection, a “Cure Objection”) are deemed to consent to the assumption by the Reorganized Debtors of their respective Assumed Contract. If any such Cure Objection is not consensually resolved or finally determined by this Court prior to the Effective Date with respect to any Assumed Contract, so long as the Buyer remains responsible to satisfy the allowed Cure Costs of the Assumed Contracts, the Reorganized Debtors may assume such Assumed Contract at the Effective Date and upon either the consensual resolution or final determination by this Court of such Cure Objection, in a manner acceptable to the Buyer, the Buyer shall promptly pay to such counterparty the allowed Cure Costs owing to such counterparty with respect to such Assumed Contract. Accordingly, all of the requirements of sections 1123(b)(2) and 365(b) of the Bankruptcy Code have been satisfied for the assumption by the Reorganized Debtors of each of the Assumed Contracts.

II. Service of Assumption and Cure Notice. As evidenced by the certificates of service filed with this Court, and in accordance with the provisions of the Bidding Procedures Order, the Debtors have served, prior to the Confirmation Hearing, the Assumption and Cure Notice, which provided notice of the Reorganized Debtors’ intent to assume the Assumed Contracts and of the related proposed Cure Costs, upon each counterparty to such Assumed Contracts. The service of the Assumption and Cure Notice was timely, good, sufficient, and appropriate under the circumstances and no further notice need be given with respect to the Cure Costs, or Adequate Assurance, for the assumption of the Assumed Contracts. All counterparties to the Assumed Contracts have had a reasonable opportunity to object both to the Cure Costs listed on the Assumption and Cure Notice, Adequate Assurance, and the assumption of the Assumed Contract by the Reorganized Debtors. No defaults exist in the Debtors’ performance under the Assumed Contracts as of the date of this Confirmation Order other than the failure to pay the Cure Costs, as may be required, or such defaults that are not required to be cured.

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JJ. Validity of Sale. As of the Closing, the sale and transfer of the Reorganized Equity Interests to the Buyer will be a legal, valid, and effective sale and transfer of the Reorganized Equity Interests, and will vest the Buyer with any and all legal, equitable, and beneficial right, title, and interest of the Reorganized Debtors in and to the Reorganized Equity Interests, free and clear of all Seller Claims (other than any Assumed Liabilities and any allowed Cure Costs due and owing in an amount determined following the resolution of any timely Cure Objection in accordance with paragraphs 45, 46 and 47 of this Confirmation Order). The consummation of the Sale Transaction is legal, valid, and properly authorized under all applicable provisions of the Bankruptcy Code, including, without limitation, sections 1123, 1141(b) and 1141(c) of the Bankruptcy Code, and all of the applicable requirements of such sections have been complied with in respect of the Sale Transaction.

KK. Valid and Binding Contract. The Sale Transaction Documents are valid and binding contracts between the Debtors and the Buyer and shall be enforceable pursuant to their terms. The Sale Transaction Documents, the Sale Transaction, and the consummation thereof, shall be specifically enforceable against and binding upon (without posting any bond) the Debtors, the Reorganized Debtors, the Buyer, and any chapter 7 or chapter 11 trustee appointed in these Chapter 11 Cases, and shall not be subject to rejection or avoidance by the foregoing parties or any other parties.

LL. Prompt Consummation. The Sale Transaction Documents and Sale Transaction must be approved and consummated as promptly as practicable in order to maximize the value of the Debtors’ Estates. Therefore, time is of the essence in consummating the Sale Transaction, and the Debtors and the Buyer intend to close the Sale Transaction as soon as reasonably practicable. The Debtors have demonstrated compelling circumstances and a good, sufficient, and sound business purpose and justification for the immediate approval and consummation of the Sale Transaction as contemplated by the Equity Purchase Agreement. In the absence of a stay pending appeal, the Debtors and the Buyer may close the sale contemplated by the Sale Transaction Documents at any time after the entry of this Confirmation Order and shall not be subject to the stay provided by Bankruptcy Rules 6004(h) and 6006(d).

MM. Business Justification. The Debtors have demonstrated compelling circumstances and good, sufficient and sound business purposes and justifications for this Court to approve the sale and transfer of the Reorganized Equity Interests to the Buyer and the assumption by the Reorganized Debtors of the Assumed Contracts in accordance with the Sale Transaction Documents (as defined herein), pursuant to sections 1123(a)(5), 1123(b) and 1141(c) of the Bankruptcy Code. The Debtors’ entry into and performance under the Sale Transaction Documents: (i) are a result of due deliberation by the Debtors and constitute a sound and reasonable exercise of the Debtors’ business judgment consistent with their fiduciary duties; (ii) provide value to, and are in the best interests of, the Debtors, their Estates, and their creditors; and (iii) are reasonable and appropriate under the circumstances. Business justifications for the Sale Transaction include, but are not limited to, the following: (i) the Purchase Price set forth in the Equity Purchase Agreement constitutes the highest or otherwise best offer received for the Reorganized Equity Interests and (ii) the Sale Transaction on the terms set forth in the Sale Transaction Documents presents the best opportunity to maximize the value of the Debtors’ Estates.

NN. Corporate Authority. The Debtors: (i) have full organizational power and authority to execute the Sale Transaction Documents and all other documents contemplated thereby, and the Sale Transaction, the Releases, and all other features of the Plan, as applicable, have been duly and validly authorized by all necessary organizational action of the Debtors; (ii) have all of the organizational power and authority necessary to consummate the transactions contemplated by the Sale Transaction Documents and all other documents contemplated thereby; (iii) have taken all organizational action necessary to authorize and approve the Sale Transaction Documents and all other documents contemplated thereby and the consummation by the Debtors of the Sale Transaction; and (iv) need no consents or approvals, other than those expressly provided for in the Sale Transaction Documents, from any other Person to consummate the Sale Transaction.

OO. Miscellaneous. The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act, and no governmental entity has objected to the confirmation of the Plan on such grounds. The Plan, therefore, satisfies the requirements for confirmation under section 1129(d) of the Bankruptcy Code.

PP. Final Order. This Confirmation Order is intended to be a final order within the meaning of 28 U.S.C. § 158(a).

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FURTHER, IT IS HEREBY ORDERED THAT:

General

1. Any and all objections to entry of this Confirmation Order, the Plan and the Sale Transaction, including any objections to Cure Costs, Adequate Assurance, the assumption of Assumed Contracts, or any terms of the Sale Transaction Documents, that have not been withdrawn, waived, or settled, or not otherwise resolved pursuant to the terms hereof, if any, hereby are denied and overruled on the merits with prejudice.

2. Any failure of this Confirmation Order to specifically include or refer to any particular article, section, or provision of the Plan, the Plan Supplement (or any document contained therein), the Sale Transaction Documents, the Plan Administrator Agreement, the Noteholder Direct Claims Trust Agreement, Creditor Litigation Trust Agreement, or any exhibit or document related to the foregoing, or contemplated thereby, does not, and shall not be, deemed to diminish or impair the effectiveness or enforceability of such article, section, or provision; it being the intention of this Court that all such documents are approved in their entirety.

The Plan

3. Confirmation of the Plan. The Plan, attached hereto as Exhibit A, is approved and confirmed under section 1129 of the Bankruptcy Code in each and every respect.

4. The Plan and Plan Supplement. The terms and provisions of the Plan, and the documents contained in the Plan Supplement, including the (i) Equity Purchase Agreement and any necessary documentation related to the Sale Transaction, (ii) the List of Assumed Contracts, (iii) the schedule of Retained Causes of Action, (iv) the identity and terms of compensation of the Noteholder Direct Claims Trustee, (v) the form of the Noteholder Direct Claims Trust Agreement, (vi) the identity and terms of compensation of the Creditor Litigation Trustee, (vii) the form of the Creditor Litigation Trust Agreement, (viii) the identity and terms of compensation of the Plan Administrator, (ix) the form of the Plan Administrator Agreement, (x) the Restructuring Steps Memorandum, (xi) the Creditor Trust Funding Memorandum, and (xii) the Transaction Identification Notice, and the exhibits to the foregoing, are incorporated herein by reference and are an integral part of this Confirmation Order. The terms of the Plan, the Plan Supplement, and all exhibits and other relevant and necessary documents related thereto or contemplated thereby shall be effective and binding as of the Effective Date. The Plan Supplement may be amended in accordance with the terms of the Plan.

5. Compromises and Settlements. The compromises and settlements set forth in the Plan, including the Creditors’ Committee Settlement, are approved and will be effective immediately and binding on all parties in interest on the Effective Date.

6. Governmental Approvals Not Required. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules or regulations of any state or any other governmental authority with respect to the implementation or consummation of the Plan and any other acts that may be necessary or appropriate for the implementation or consummation of the Plan.

7. Documents and Instruments. Each federal, state, commonwealth, local, foreign, or other governmental agency is authorized to accept for filing and/or recording any and all documents, mortgages and instruments necessary or appropriate to effectuate, implement or consummate the transactions contemplated by the Plan and this Confirmation Order.

8. Binding Release, Exculpation and Injunction Provisions. Pursuant to Bankruptcy Rule 3020(c)(1), all injunctions, releases, discharge and exculpation provisions set forth in the Plan, including but not limited to those contained in Article VIII.D (Discharge of Claims and Termination of Interests), Article VIII.E.1 (Debtor Releases), Article VIII.E.2 (Consensual Releases), Article VIII.F (Exculpation) and Article VIII.G (Injunction), are approved and shall be effective and binding on all Persons and entities, to the extent provided therein, and as fully set forth herein.

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9. General Authorizations. Pursuant to the appropriate provisions of the corporate or business organizations law of the applicable states or provinces of organization of the Debtors, and section 1142(b) of the Bankruptcy Code, no additional action of the respective directors, members, managers or stockholders of the Debtors will be required to authorize the Debtors to enter into, execute, deliver, file, adopt, amend, restate, consummate or effectuate, as the case may be, the Plan and any contract, instrument or other document to be executed, delivered, adopted or amended in connection with the implementation of the Plan.

10. Binding Effect. In accordance with section 1141(a) of the Bankruptcy Code and notwithstanding any otherwise applicable law, upon the occurrence of the Effective Date, the provisions of the Plan shall bind (a) the Debtors, (b) all Holders of Claims and Equity Interests (irrespective of whether such Claims or Equity Interests are impaired under the Plan or whether the Holders of such Claims or Equity Interests have accepted, rejected or are deemed to have accepted or rejected the Plan), (c) any and all non-Debtor parties to executory contracts and unexpired leases with the Debtors and (d) any other party in interest in these Chapter 11 Cases.

11. Implementation of the Plan. The Debtors are authorized to execute, deliver, file or record such documents, contracts, instruments, releases and other agreements, and take such other actions as may be necessary to effectuate, implement and further evidence the terms and conditions of the Plan, including all such actions delineated in Article IV of the Plan, and this Confirmation Order. On the Effective Date, the Noteholder Direct Claims Trust, the Creditor Litigation Trust and the Plan Administrator, as applicable, shall be authorized to execute, deliver, file or record such contracts, instruments, releases, consents, certificates, notices, resolutions, programs, and other agreements, instruments and/or documents, and take such acts and actions as may be reasonably necessary or appropriate to effectuate, implement, substantially consummate and/or further evidence the terms and conditions of the Plan and this Confirmation Order and any transactions described in or contemplated thereby.

12. Dissolution or Termination of the Nogin, Inc.; Resignation of Employees, Officers and Directors. On the Effective Date, all Existing Equity Interests in the Post-Effective Date Debtor shall be cancelled and the Plan Administrator shall be deemed to hold one common share in Post-Effective Date Debtor solely for the benefit of holders of Allowed Claims. For the avoidance of doubt, the Plan Administrator shall not be entitled to receive any Distribution under the Plan on account of such Equity Interest. Further, effective as of the Effective Date, all directors and officers of Debtor Nogin, Inc. shall be discharged, and the Plan Administrator shall serve as the sole director and officer of the Post- Effective Date Debtor. In addition, the Post-Effective Date Debtor or the Plan Administrator, as applicable, is authorized to execute, deliver, file or record such contracts, securities, instruments, releases, and other agreements, documents, organizational documents, corporate resolutions, consents and to take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. After the Effective Date, the Plan Administrator is authorized to dissolve or terminate the existence of the Post-Effective Date Debtor for all purposes under any applicable state or federal law, without the need to take any further action or file any plan of dissolution, notice or application with the Secretary of State of the State of Delaware or any other state or government authority, and without the need to pay any franchise or similar taxes in order to effectuate such dissolution. Additionally, on the Effective Date, the members, directors, managers, and officers, if any and as applicable, shall be deemed to have resigned and the Plan Administrator shall be appointed as the sole officer, director, and/or manager, as applicable, of Fashion Coral LLC (the “Dormant Non-Debtor Subsidiary”), without the need for any corporate action to effect such resignation or appointment. The Post-Effective Date Debtor and the Plan Administrator are authorized to take all actions necessary or appropriate to effect such resignation or appointment. After the Effective Date, the Post-Effective Date Debtor and the Plan Administrator shall take all action necessary to dissolve or terminate the existence of the Dormant Non-Debtor Subsidiary under applicable law.

13. Restructuring Transactions. To the extent provided by applicable state law, including under the provisions of the Delaware General Corporation Law, including section 303 thereof, no action of the respective directors, equity holders, managers, or members of the Debtors or the Reorganized Debtors is required to authorize the Debtors or the Reorganized Debtors, as applicable, to enter into, execute, deliver, file, adopt, amend, restate, consummate, or effectuate, as the case may be, the Plan, the Restructuring Transactions, and any contract, assignment, certificate, instrument, or other document to be executed, delivered, adopted, or amended in connection with the implementation of the Plan, including the conversion of Nogin Commerce, Inc. from a Delaware corporation to Nogin Commerce, LLC, a Delaware limited liability company.

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14. Consolidation of the Debtors. In accordance with, and to the extent described by, Article IV.Q of the Plan, the consolidation of the Debtors’ Estates for administrative purposes (including for purposes of implementing the Plan, voting and assessing whether the standards for Confirmation have been met, and calculating and making Distributions under the Plan) is approved.

15. Modifications. The amendments and modifications to the Joint Chapter 11 Plan of Nogin, Inc and Its Debtor Affiliates [Docket No. 203] since the filing thereof, including as reflected herein, and incorporated into and reflected in the Plan are approved in accordance with section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019(a).

16. Professional Compensation. In accordance with Article II.B of the Plan, all Professionals shall file with the Bankruptcy Court and serve their respective final applications for allowance of Professional Fee Claims incurred during the period from the Petition Date through the Effective Date by the date that is 45 days after the Effective Date. Once approved by the Bankruptcy Court, all such final requests shall be promptly paid by the Plan Administrator from the Professional Fee Account up to the Allowed amount. For the avoidance of doubt, the Professional Fee Account is not a cap on fees unless such professional has agreed to such limitation. Upon the Effective Date, any requirement that Professionals and Ordinary Course Professionals (as defined in the Order (I) Authorizing Employment and Payment of Professionals Utilized in Ordinary Course of Business and (II) Granting Related Relief [Docket No. 157] (the “OCP Order”)) comply with sections 327 through 331 and 1103 of the Bankruptcy Code, the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals [Docket No. 148] or the OCP Order in seeking retention or compensation for services rendered after such date shall terminate, and the Post-Effective Date Debtor, the Reorganized Debtors, the Noteholder Direct Claims Trust and the Creditor Litigation Trust, as applicable, may employ and pay any Professional or Ordinary Course Professional in the ordinary course of business without any further notice to or action, order or approval of the Bankruptcy Court.

17. Professional Fee Account. As soon as practicable after the entry of this Confirmation Order, but no later than the Effective Date, the Debtors will fully fund the Professional Fee Account according to the budget provided in accordance with the DIP Order and the Professionals’ estimates provided pursuant to Article II.B of the Plan. The Debtors or the Plan Administrator, as applicable, will hold amounts contained in the Professional Fee Account solely for the payment of Professional Fee Claims. When the Plan Administrator has satisfied all Allowed Professional Fee Claims in full, the Plan Administrator, will distribute any remaining amount in the Professional Fee Account to the Buyer. For the avoidance of doubt, prior to the satisfaction of all Allowed Professional Fee Claims, the Professional Fee Account shall not constitute property of the Debtors’ Estates or property of the Noteholder Direct Claims Trust, the Creditor Litigation Trust or the Post-Effective Date Debtor, and the amounts therein shall be held for the benefit of the Professionals.

18. Noteholder Direct Claims Trust. The Court finds that approval of the Noteholder Direct Claims Trust Agreement (substantially in the form included in the Plan Supplement) is in the best interests of the Debtors’ and all holders of Claims and Interests. The Noteholder Direct Claims Trust Agreement is approved and shall not be in conflict with any federal or state law. Further, the appointment of Peter Hurwitz as Noteholder Direct Claims Trustee is approved. On the Effective Date, (i) the Noteholder Direct Claims Trust shall be established pursuant to, and governed by the terms of, the Plan and the Noteholder Direct Claims Agreement substantially in the form included in the Plan Supplement; (ii) the Noteholder Direct Claims Trust shall be established to qualify at all times as a “liquidating trust” within the meaning of Section 301.7701-4(d) of the Treasury Regulations (except with respect to any “disputed ownership fund”); and (iii) the Noteholder Direct Claims of (a) all Senior Noteholders party to the Funding Agreement, and (b) any Senior Noteholder who has not opted out in writing by the Effective Date, shall be deemed automatically contributed to the Noteholder Direct Claims Trust. Beneficiaries of the Noteholder Direct Claims Trust shall have only such rights and interests in and with respect to the Noteholder Direct Claims Trust Assets as set forth in the Plan and the Noteholder Direct Claims Trust Agreement. The Noteholder Direct Claims Trust shall be subject to the continuing jurisdiction of this Court.

19. Creditor Litigation Trust. The Court finds that entry into the Creditor Litigation Trust Agreement (substantially in the form included in the Plan Supplement) is in the best interests of the Debtors’ and all holders of Claims and Interests. The Creditor Litigation Trust Agreement is approved and shall not be in conflict with any federal or state law. Further, the appointment of Peter Hurwitz as Creditor Litigation Trustee is approved. On the Effective Date, (i) the Creditor Litigation Trust shall be established pursuant to, and governed by the terms of, the Plan and the Creditor Litigation Trust Agreement substantially in the form included in the Plan Supplement; (ii) the Creditor Litigation Trust shall be established to qualify at all times as a “liquidating trust” within the meaning of Section 301.7701-4(d) of the Treasury Regulations (except with respect to any “disputed ownership fund”); and (iii) the Creditor Litigation Trust Assets shall vest with the Creditor Litigation Trust free and clear of all liens, charges, Claims, encumbrances and interests, in accordance with the Plan. Beneficiaries of the Creditor Litigation Trust shall have only such rights and interests in and with respect to the Creditor Litigation Trust Assets as set forth in the Plan and the Creditor Litigation Trust Agreement. To the extent the exemption in section 1145 of the Bankruptcy Code is available, the issuance of the beneficial interests in the Creditors Litigation Trust shall be exempt from registration under the Securities Act of 1933, as amended, and any state or local law requiring registration as provided by such section. The Creditor Litigation Trust shall be subject to the continuing jurisdiction of this Court.

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20. The Creditor Litigation Trust Beneficial Interests to be issued to the Creditor Litigation Trust Beneficiaries and the Noteholder Direct Claims Beneficial Interests in the Noteholder Direct Claims Trust issued to the Noteholder Direct Claims Trust Beneficiaries, in each case under the Plan, are not intended to be “securities” under applicable laws, but if such interests constitute securities, the issuance of such securities under the Plan shall be exempt pursuant to section 1145 of the Bankruptcy Code, to the extent such exemption is available, from the registration requirements of Section 5 of the Securities Act and any other applicable securities laws requiring registration of securities. Moreover, if the Creditor Litigation Trust Beneficial Interests or the Noteholder Direct Claims Trust Beneficial Interests constitute securities, any and all such beneficial interests that constitute securities shall be tradeable under the Securities Act by the recipients thereof (i) if either (X) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in Section 2(a)(11) of the Securities Act, and the rules and regulations of the SEC, if any, applicable at the time of any future transfer of such beneficial interests is available or (Y) the resales are otherwise exempt from registration under the Securities Act of 1933, and (ii) only to the extent expressly permitted under the terms of the Creditor Litigation Trust Agreement.

21. To the extent expressly permitted under the terms of the Creditor Litigation Trust Agreement or the Noteholders Direct Claims Trust Agreement, the Creditor Litigation Trust Beneficial Interests and the Noteholder Direct Claims Trust Beneficial Interests may be made eligible for clearance and trading through the book-entry facilities of DTC.

22. For the avoidance of doubt, nothing in the Amended Plan or this Confirmation Order shall relieve the Creditor Litigation Trust, the Noteholder Direct Claims Trust or any other party from complying with federal and state securities laws.

23. Post-Effective Date Debtor and Plan Administrator. The Court finds that entry into the Plan Administrator Agreement (substantially in the form included in the Plan Supplement) is a reasonable exercise of the Debtors’ business judgement. The entry by the Debtors into the Plan Administrator Agreement is approved and shall not be in conflict with any federal or state law. Further, the appointment of Craig Jalbert as Plan Administrator is approved. On the Effective Date, the Post-Effective Date Assets shall vest with the Post-Effective Date Debtor free and clear of all liens, charges, Claims, encumbrances and interests, in accordance with the Plan, subject to the Sale Transaction Documents (including the Excluded Liabilities).

Sale Transaction

24. Approval. Pursuant to sections 1123, 1141(b) and 1141(c) of the Bankruptcy Code, the sale and transfer of the Reorganized Equity Interests to the Buyer in accordance with the terms of the Plan and the Sale Transaction Documents, including the Equity Purchase Agreement, and all transactions contemplated thereby, including the Sale Transaction, and all of the terms and conditions thereof, are hereby approved in their entirety.

25. Fair Purchase Price. The consideration provided by the Buyer under the Sale Transaction Documents for the Reorganized Equity Interests is fair and reasonable, is the highest or otherwise best offer for the Reorganized Equity Interests, and constitutes (i) reasonably equivalent value under the Bankruptcy Code, the Uniform Voidable Transactions Act, and the Uniform Fraudulent Transfer Act, (ii) fair consideration under the Uniform Fraudulent Conveyance Act, and (iii) reasonably equivalent value and fair consideration under any other applicable laws of the United States, any state, territory or possession, or the District of Columbia.

26. Consummation of Sale Transaction. Pursuant to sections 1123, 1141(b) and 1141(c) of the Bankruptcy Code, the Debtors are authorized and empowered to sell and transfer the Reorganized Equity Interests to the Buyer in accordance with the terms of the Equity Purchase Agreement, the Plan, and this Confirmation Order. The Debtors, as well as their managers, directors, officers, employees, and agents, are authorized to execute, deliver, and perform their obligations under and comply with the terms of the Sale Transaction Documents and to consummate the Sale Transaction, including by taking any and all actions as may be reasonably necessary or desirable to implement the Sale Transaction and each of the transactions contemplated thereby pursuant to and in accordance with the terms and conditions of the Sale Transaction Documents and this Confirmation Order. For the avoidance of doubt, all Persons and entities are prohibited and enjoined from taking any action to adversely affect or interfere with the ability of the Debtors to sell and transfer the Reorganized Equity Interests to the Buyer in accordance with the Equity Purchase Agreement and this Confirmation Order; provided, that, the foregoing restriction shall not prevent any party from appealing this Confirmation Order in accordance with applicable law or opposing any appeal of this Confirmation Order.

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27. The Debtors, their Affiliates, and their respective directors, managers, officers, employees, and agents, are authorized to execute and deliver, and authorized to perform under, consummate, and implement all additional notices, assumptions, conveyances, releases, acquittances, instruments and documents that may be reasonably necessary or desirable to implement the Sale Transaction Documents, including the sale and transfer of the Reorganized Equity Interests, the assumption of the Assumed Liabilities, and the assumption of the Assumed Contracts, and to take all further actions as may be (i) reasonably requested by the Buyer for the purpose of issuing, vesting, selling and/or transferring of the Reorganized Equity Interests and/or (ii) necessary or appropriate to the performance of the obligations contemplated by the Sale Transaction Documents, all without further order of this Court.

28. Surrender of Possession. All Persons that are currently in possession of some or all of the Debtors’ Assets that are not Excluded Assets (as defined in the Equity Purchase Agreement) (the “Transferred Assets”) are hereby directed to surrender possession of such assets to the Buyer or the Reorganized Debtors upon the Closing Date (as defined in the Equity Purchase Agreement) or at such later time as the Buyer or the Reorganized Debtors reasonably request and such other Persons reasonably agree. To the extent required by the Equity Purchase Agreement, the Debtors agree to exercise commercially reasonable efforts to assist the Buyer or the Reorganized Debtors in assuring that all Persons that are presently, or on the Closing Date may be, in possession of some or all of the Transferred Assets will surrender possession of such assets to either (i) the Debtors before the Closing Date or (ii) the Buyer or the Reorganized Debtors, as applicable, on or after the Closing Date.

29. Sale of Reorganized Equity Interests Free and Clear. On the Effective Date, in accordance with the Sale Transaction Documents, the Plan, and this Confirmation Order, the Reorganized Equity Interests shall be sold and transferred to the Buyer free and clear of all Liens, Claims, charges, Interests, or other encumbrances to the maximum extent permitted by section 1141(c) of the Bankruptcy Code. On the Effective Date, the Reorganized Debtors shall be discharged of all Claims and liabilities to the fullest extent permitted by section 1141 of the Bankruptcy Code, except with respect to the Assumed Liabilities, or as otherwise provided in the Plan or the Equity Purchase Agreement.

30. Pursuant to section 1141(c) of the Bankruptcy Code, all Persons are forever prohibited and enjoined from taking any action against the Buyer, the Reorganized Debtors, the Post-Effective Date Debtors, the Noteholder Direct Claims Trust, the Creditor Litigation Trust (or any of their respective property, Affiliates, successors, and assigns) or the Released Parties based on any Claims, Interests, Liens, and other encumbrances (other than any Assumed Liabilities and any allowed Cure Costs due and owing in an amount determined following the resolution of any timely Cure Objection in accordance with paragraphs 45, 46, and 47 of this Confirmation Order) to the extent such Claims, Interests, Liens, and other encumbrances are released or discharged pursuant to the terms of the Plan.

31. Direction to Government Agencies. Subject to paragraph 8 of this Confirmation Order, this Confirmation Order: (i) shall be effective as a determination that, as of the Closing, all Claims have been unconditionally released, discharged, and terminated as to the Reorganized Debtors and the Reorganized Equity Interests and that the sale, transfer, assignment, and conveyance described herein has been effected; and (ii) is and shall be binding upon and govern the acts of all Persons, including all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state, county and local officials and all other Persons who may be required by operation of law, the duties of their office, or contract, to accept, file, register, or otherwise record or release any documents or instruments that reflect that the Buyer has been sold and transferred the Reorganized Equity Interests free and clear of all Liens, Claims, charges, interests, or other encumbrances or who may be required to report or insure any title or state of title in or to any lease (all such entities being referred to as “Recording Officers”). All Recording Officers are authorized to strike recorded encumbrances, Claims, Liens, pledges, and other interests against the Reorganized Debtors recorded prior to the date of this Confirmation Order. A certified copy of this Confirmation Order may be filed with the appropriate Recording Officers to evidence cancellation of any recorded encumbrances, Claims, Liens, pledges, and other interests against the Reorganized Debtors recorded prior to the date of this Confirmation Order. All Recording Officers are hereby authorized to accept for filing any and all of the documents and instruments necessary, advisable, or appropriate, and appropriate to consummate the transactions contemplated by the Equity Purchase Agreement. Pursuant to paragraph 23 herein and section 1146(a) of the Bankruptcy Code, no government agencies shall implement or charge the Debtors, the Reorganized Debtors, the Buyer, the Post-Effective Date Debtor, the Plan Administrator, the Noteholder Direct Claims Trust, the Noteholder Direct Claims Trustee, the Creditor Litigation Trust, or the Creditor Litigation Trustee any transfer tax in connection with the transactions contemplated by the Sale Transaction Documents.

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32. Exemption from Certain Transfer Taxes. To the maximum extent permitted pursuant to section 1146(a) of the Bankruptcy Code, any transfer or exchange of any (i) securities, (ii) instruments or documents, or (iii) property under the Plan to be transferred following confirmation of the Plan in furtherance of the Plan or the Plan Supplement, shall not, in each case, be subject to any document recording tax, deed tax, stamp tax, conveyance fee, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales tax, use tax or other similar tax or governmental assessment. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or Governmental Unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument without requiring the payment of any such tax or governmental assessment (including any filing fee). All filing or recordation officers (or any Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

33. Following the Closing, no holder of any Claim shall interfere with the Reorganized Debtors’ title to or use or enjoyment of the Acquired Companies’ Assets (as defined in the Equity Purchase Agreement) based on or related to any Liens, Claims, charges, interests, or other encumbrances or based on any actions or omissions by the Debtors, including any actions or omissions the Debtors may take in these Chapter 11 Cases.

34. Except as expressly set forth in the Sale Transaction Documents and the Plan, and except with respect to the Assumed Contracts, the Reorganized Debtors and the Buyer and their respective Affiliates, successors, assigns, members, partners, officers, directors, managers, principals, and shareholders shall have no liability whatsoever for any Claims against the Debtors, the Debtors’ Estates, or Excluded Liabilities, whether known or unknown as of the Closing, now existing or hereafter arising, whether fixed or contingent, whether liquidated or unliquidated, whether asserted derivatively or vicariously, whether asserted based on the Buyer’s status as a transferee, successor, or otherwise, of any kind, nature, or character whatsoever, including Claims based on, relating to, and/or arising under, without limitation: (i) any employment or labor agreement; (ii) any pension, welfare, compensation or other employee plan, agreements, practices, and programs, including, without limitation, any pension or employee plan of or related to the Debtors’ Affiliates or predecessors or any current or former employees of any of the foregoing; (iii) the Debtors’ business operations or the cessation thereof; (iv) any litigation involving the Debtors; (v) any employee, workers’ compensation, occupational disease, or unemployment or temporary disability related law, including, without limitation, any Claims, rights, or causes of action that might arise under or pursuant to (a) the Employee Retirement Income Security Act of 1974, as amended, (b) the Fair Labor Standards Act, (c) Title VII of the Civil Rights Act of 1964, (d) the Federal Rehabilitation Act of 1973, (e) the Worker Adjustment and Retraining Notification Act of 1988, (f) the Age Discrimination and Employee Act of 1967 and Age Discrimination in Employment Act, as amended, (g) the Americans with Disabilities Act of 1990, (h) the Consolidated Omnibus Budget Reconciliation Act of 1985, (i) state and local discrimination laws, (j) state and local unemployment compensation laws or any other similar state and local laws, (k) state workers’ compensation laws, and/or (l) any other state, local, or federal employee benefit laws, regulations or rules or other state, local or federal laws, regulations or rules relating to, wages, benefits, employment, or termination of employment with the Debtors or any of their predecessors; (vi) any antitrust laws; (vii) any product liability or similar laws, whether state, federal, or otherwise; (viii) any environmental laws, rules, or regulations, including, without limitation, under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601, et seq., or similar state statutes; (ix) any bulk sales or similar laws; (x) any federal, state, or local tax statutes, rules, regulations, or ordinances, including, without limitation, the Internal Revenue Code of 1986, as amended; and/or (xi) any common law doctrine of de facto merger, successor, transferee, or vicarious liability, substantial continuity liability, successor-in- interest liability theory, and/or any other theory of or related to successor liability.

35. No Discriminatory Treatment. To the extent provided by section 525 of the Bankruptcy Code, no Governmental Unit may deny, revoke, suspend, or refuse to renew any permit, certificate, license, or similar grant relating to the operation of the Reorganized Debtors on account of the filing or pendency of these Chapter 11 Cases or the consummation of the Sale Transaction contemplated by the Equity Purchase Agreement and the Sale Transaction Documents.

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36. Direction to Release Liens. Each of the Debtors’ creditors and any holder of a Lien or Claim are deemed to have released any Liens or Claims held by such Person on the Acquired Companies’ Assets (as defined in the Equity Purchase Agreement), if any, and are authorized and directed to take any such actions as may be reasonably requested by the Debtors to evidence the release of such Liens and Claims, including the execution, delivery, and filing or recording of such releases as may be reasonably requested by the Debtors, Reorganized Debtors, or the Buyer or as may be required in order to terminate any related financing statements, mortgages, mechanic’s liens, or lis pendens. If any Person that has filed financing statements, mortgages, mechanic’s liens, lis pendens, or other documents or agreements evidencing Liens and Claims against the Acquired Companies’ Assets has not delivered to the Debtors prior to the Closing, in proper form for filing and executed by the appropriate parties, as applicable, termination statements, instruments of satisfaction, or releases of all Liens or Claims which the Person has with respect to the Debtors or the Acquired Companies’ Assets, then (i) the Debtors, the Reorganized Debtors and the Buyer are all hereby authorized, directed and granted power of attorney to execute and file such statements, instruments, or releases on behalf of the Person with respect to the Acquired Companies’ Assets and (ii) the Buyer is hereby authorized to file, register, or otherwise record a certified copy of this Confirmation Order, which, once filed, registered or otherwise recorded, shall constitute conclusive evidence of the release of all such Liens and Claims. This Confirmation Order is deemed to be in recordable form sufficient to be placed in the filing or recording system of each and every federal, state, or local government agency, department, or office.

37. On the Closing Date, this Confirmation Order shall be considered and constitute for any and all purposes a full and complete sale and transfer of the Reorganized Equity Interests, vesting good and marketable, indefeasible title and interest in all of the Reorganized Equity Interests to the Buyer with such effect at Closing of the Sale Transaction in accordance with the Sale Transaction Documents.

38. To the maximum extent available under applicable law and to the extent provided for under the Sale Transaction Documents, the Reorganized Debtors shall be authorized, as of the Effective Date, to operate under any license, permit, certificate, registration, and governmental authorization or approval of the Debtors and, to the maximum extent available under applicable law and to the extent provided for under the Sale Transaction Documents, all such licenses, permits, certificates, registrations, and governmental authorizations and approvals are deemed to have been assumed by, or transferred to, the Reorganized Debtors as of the Effective Date. All existing licenses and permits applicable to the business shall remain in place for the Reorganized Debtors’ benefit until, to the extent necessary under applicable law following the deemed assumption or transfer of licenses or permits, either new licenses and permits are obtained or existing licenses and permits are transferred in accordance with applicable administrative procedures.

39. No Successor or Other Derivative Liability. By virtue of the Sale Transaction, the Plan Administrator Agreement, the Noteholder Direct Claims Trust Agreement, and the Creditor Litigation Trust Agreement, the Buyer, the Reorganized Debtors, the Plan Administrator, the Noteholder Direct Claims Trust, and the Creditor Litigation Trustee, as applicable, and their Affiliates, successors and assigns shall not be deemed or considered to: (i) be a legal successor, or otherwise be deemed a successor to the Debtors; (ii) have, de facto or otherwise, merged with or into the Debtors; (iii) be consolidated with the Debtors or their Estates; or (iv) be an alter ego or a continuation or substantial continuation, or be holding itself out as a mere continuation, of the Debtors or their Estates, businesses or operations, or any enterprise of the Debtors, in each case by any law or equity, and the Buyer, the Reorganized Debtors, the Noteholder Direct Claims Trust and the Creditor Litigation Trust, as applicable, have not assumed nor are in any way responsible for any liability or obligation of the Debtors or the Debtors’ Estates (other than Assumed Liabilities and any allowed Cure Costs due and owing in an amount determined following the resolution of any timely Cure Objection in accordance with paragraphs 45, 46, and 47 of this Confirmation Order, as applicable). Except as expressly set forth in the Sale Transaction Documents, the Noteholder Direct Claims Trust Agreement, or the Creditor Litigation Trust Agreement, as applicable, the Buyer, the Reorganized Debtors, the Noteholder Direct Claims Trust and the Creditor Litigation Trustee, as applicable, and their Affiliates, successors and assigns shall have no liability whatsoever, including but not limited to successor, transferee or vicarious liability of any kind or character, including, without limitation, under any theory of foreign, federal, state or local antitrust, environmental, successor, tax, ERISA, assignee or transferee liability, labor, product liability, employment, de facto merger, substantial continuity, or other law, rule, regulation or doctrine, whether known or unknown as of the Closing Date, now existing or hereafter arising, whether asserted or unasserted, fixed or contingent, liquidated or unliquidated with respect to the Debtors or any obligations of the Debtors arising prior to the Effective Date, including, without limitation, liabilities on account of any taxes or other Governmental Authority fees, contributions or surcharges, in each case arising, accruing or payable under, out of, in connection with, or in any way relating to, the Debtors’ operations prior to the Closing Date or arising based on actions of the Post-Effective Date Debtors taken after the Closing Date.

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40. Except as expressly provided in the Sale Transaction Documents, nothing in this Confirmation Order shall require the Buyer to (a) continue or maintain in effect, or assume any liability in respect of any employee, pension, welfare, fringe benefit, or any other benefit plan, trust arrangement, or other agreements to which the Sellers or their affiliates are a party or have any responsibility therefor including medical, welfare, and pension benefits payable after retirement or other termination of employment, or (b) assume any responsibility as a fiduciary, plan sponsor, or otherwise, for making any contribution to, or in respect of the funding, investment, or administration of any employee benefit plan, arrangement, or agreement (including pension plans) or the termination of any such plan, arrangement, or agreement.

41. Not an Insider. As of the date hereof, the Plan Sponsor and the Buyer are not “insiders” or “affiliates” of the Debtors, as those terms are defined in the Bankruptcy Code, and no common identity of incorporators, directors, or controlling stockholders existed between the Debtors, on the one hand, and the Plan Sponsor or the Buyer, on the other.

42. Assumption of Assumed Contracts. The Reorganized Debtors are hereby authorized in accordance with sections 105(a) and 365 of the Bankruptcy Code to assume the Assumed Contracts free and clear of all Claims (subject to payment of any allowed Cure Costs in respect of any particular Assumed Contract due and owing in an amount determined following the resolution of any timely Cure Objection in accordance with paragraphs 45, 46, and 47 of this Confirmation Order). Upon the Effective Date, the Reorganized Debtors shall be fully and irrevocably vested with all right, title, and interest of the Debtors in, to, and under the Assumed Contracts. The Reorganized Debtors acknowledge and agree that, from and after the Effective Date, they shall comply with the terms of each Assumed Contract in their entirety, including, without limitation, any indemnification obligations expressly contained in such Assumed Contract that could arise as a result of events or omissions that occur from and after the Effective Date and any security deposit and/or maintenance reserve obligations pursuant to such Assumed Contracts.

43. To the extent an Executory Contract or Unexpired Lease is not listed on the List of Assumed Contracts, all such remaining Executory Contracts and Unexpired Leases (the “Rejected Contracts”) shall be deemed rejected by the Debtors on the Effective Date, unless such Executory Contract or Unexpired Lease: (i) was previously assumed or rejected by the Debtors pursuant to an order of the Bankruptcy Court; (ii) previously expired or was terminated pursuant to its terms or by agreement of the parties thereto; (iii) is the subject of a pending motion to assume or reject as of the Effective Date; (iv) is an Insurance Policy; or (v) is one in which any Bluestar Alliance member is a counterparty.

44. Supplemental Assumption and Cure Notice. To the extent the Debtors file a supplemental Assumption and Cure Notice (“Supplemental Assumption and Cure Notice”), (i) any objection with respect to the potential assumption of an additional Assumed Contract, or (ii) any Cure Objection or objection with respect to the provision of adequate assurance of future performance of an additional Assumed Contract (any such objection, an “Adequate Assurance Objection”) must be filed no more than ten (10) calendar days after service of a Supplemental Assumption and Cure Notice.

45. Cure Objections. Pursuant to Section 9.04(e) of the Equity Purchase Agreement, if any Cure Objection (filed in connection with the Assumption and Cure Notice or any Supplemental Assumption and Cure Notice) is not consensually resolved or finally determined by the Bankruptcy Court prior to the effective date of the Plan with respect to any Assumed Contract, so long as the Reorganized Debtors consent to remain responsible to satisfy the allowed Cure Costs, subject to entry by the Bankruptcy Court of the Confirmation Order, the Reorganized Debtors may assume such Assumed Contract on the Effective Date of the Plan and upon either the consensual resolution or final determination by the Bankruptcy Court of such cure objection in a form satisfactory to the Buyer, the Buyer shall promptly pay to such non-debtor counterparty the allowed amount of the Cure Costs owing to such non-debtor counterparty with respect to such Assumed Contract.

46. Assumption and payment of the Cure Costs shall be in full satisfaction and cure of any and all defaults (monetary and non-monetary) under the Assumed Contracts and is deemed to fully satisfy the Reorganized Debtors’ obligations under sections 365(b) of the Bankruptcy Code. Upon the assumption by the Reorganized Debtors of any Assumed Contract, and the payment of any applicable Cure Costs, each counterparty to the Assumed Contracts is forever barred, estopped, and permanently enjoined from (i) asserting against the Reorganized Debtors or the Buyer, their Affiliates, successors, or assigns, or the property of any of them, any default existing as of the Effective Date, and (ii) exercising any rights or remedies against the Reorganized Debtors or the Buyer based on an asserted default that occurred on, prior to, or as a result of, the Closing, including the type of default specified in section 365(b)(1)(A) of the Bankruptcy Code. The Plan Sponsor and/or Buyer (as relevant) have provided adequate assurance of future performance under the Assumed Contracts within the meaning of sections 365(b)(1)(c) of the Bankruptcy Code. Accordingly, all of the requirements of sections 365(b) of the Bankruptcy Code have been satisfied for the assumption by the Reorganized Debtors of each of the Assumed Contracts.

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47. To the extent a counterparty to an Assumed Contract fails to timely object to a Cure Cost, such Cure Cost has been and shall be deemed to be finally determined and any such counterparty shall be prohibited from challenging, objecting to, or denying the validity and finality of the Cure Cost at any time. Consistent with the Bidding Procedures Order, the counterparty to an Assumed Contract is forever bound by the applicable Cure Cost and, upon payment of such Cure Cost as provided herein and in the Equity Purchase Agreement, is hereby enjoined from taking any action against the Reorganized Debtors or the Buyer with respect to any Claim for cure under the Assumed Contract. To the extent no timely Cure Objection or Adequate Assurance Objection has been filed and served with respect to an Assumed Contract, the counterparty to such Assumed Contract is deemed to have consented to the assumption of the Assumed Contract.

48. Ipso Facto Clauses. The Assumed Contracts shall be assumed by, and remain in full force and effect for the benefit of, the Reorganized Debtors in accordance with their respective terms, including all rights of the Debtors under the Assumed Contracts, notwithstanding any provision in any Assumed Contract (including, without limitation, those of the type described in sections 365(e)(1) of the Bankruptcy Code) that prohibits, restricts, or conditions such assumption, including any provision that prohibits or conditions the assumption of an Assumed Contract or allows the counterparty thereto to terminate, recapture (including through any reversionary interest), impose any penalty, condition on renewal or extension, or modify any term or condition upon such assumption, which shall constitute an unenforceable anti-assumption provision that is void and of no force and effect. There shall be no, and all counterparties to any Assumed Contract are forever barred and permanently enjoined from raising or asserting against the Reorganized Debtors or the Buyer, as applicable, any, default, breach, termination, reversion, Claim, penalty, pecuniary loss, rent or other acceleration of amount due thereunder, escalation, assignment fee, increase, or any other fee charged to the Debtors, the Reorganized Debtors, or the Buyer as a result of (i) the Debtors’ financial condition, bankruptcy, or failure to perform any of its obligations under the relevant Assumed Contracts, or (ii) the assumption of the Assumed Contracts.

49. The failure of the Reorganized Debtors or the Buyer to enforce at any time one or more terms or conditions of any of the Assumed Contracts shall not be a waiver of such terms or conditions, or of the Reorganized Debtors’ and the Buyer’s rights to enforce every term and condition of the Assumed Contracts.

50. Statutory Mootness. The transactions contemplated by the Sale Transaction Documents are undertaken by the Buyer without collusion and in good faith, and were negotiated by the parties thereto and the Plan Sponsor at arm’s-length and, accordingly, the reversal or modification on appeal of the authorization of the Sale Transaction provided herein shall neither affect the validity of the Sale Transaction nor the sale and transfer of the Reorganized Equity Interests to the Buyer free and clear of Claims, unless such authorization is duly stayed before the Effective Date pending such appeal. The Debtors and the Buyer will be acting in good faith if they proceed to consummate the Sale Transaction at any time after entry of this Confirmation Order.

51. No Avoidance of Equity Purchase Agreement. Neither the Debtors nor the Buyer or the Plan Sponsor have engaged in any conduct that would cause or permit the Equity Purchase Agreement to be avoided or costs or damages to be imposed. Accordingly, the Equity Purchase Agreement and the Sale Transaction shall not be avoidable under chapter 5 of the Bankruptcy Code, and no party shall be entitled to any damages or other recovery under the Bankruptcy Code in respect of the Equity Purchase Agreement or the Sale Transaction.

52. Modification of Equity Purchase Agreement. Subject to the terms of the Sale Transaction Documents, such Sale Transaction Documents, including the Equity Purchase Agreement, and any related agreements, documents, or other instruments, may be modified, amended, or supplemented by the parties thereto, in accordance with, and subject to, the terms thereof, without further order of this Court; provided, that, any such modification, amendment or supplement does not materially change the terms of the Sale Transaction Documents or have any adverse effect on the Debtors’ Estates.

53. Waiver of Bankruptcy Rules 6004(h) and 6006(d). Notwithstanding the provisions of Bankruptcy Rules 6004(h) and 6006(d) or any applicable provisions of the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware, this Confirmation Order shall not be stayed after the entry hereof, but shall be effective and enforceable immediately upon entry, and the 14-day stay provided in Bankruptcy Rules 6004(h) and 6006(d) is hereby expressly waived and shall not apply. Time is of the essence in consummation of the Sale Transaction and the Debtors and the Buyer intend to consummate the Sale Transaction as soon as practicable subject to the satisfaction or waiver of the conditions precedent to the closing thereon. Any party objecting to this Confirmation Order must exercise due diligence in filing an appeal and pursuing a stay within the time prescribed by law and prior to the Closing or risk its appeal will be foreclosed as moot.

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54. Binding Effect of this Confirmation Order. The terms and provisions of the Equity Purchase Agreement and this Confirmation Order shall be binding in all respects upon, or shall inure to the benefit of, the Debtors, their Estates and creditors, the Reorganized Debtors, the Post-Effective Date Debtor, the Plan Administrator, the Creditor Litigation Trust, the Creditor Litigation Trustee, the Noteholder Direct Claims Trust, the Noteholder Direct Claims Trustee, the Buyer and its Affiliates, successors, and assigns, and any affected third parties, including all Persons asserting Claims, notwithstanding any subsequent appointment of any trustee, examiner, or receiver under any chapter of the Bankruptcy Code or any other law, and all such provisions and terms shall likewise be binding on such trustee, examiner, or receiver and shall not be subject to rejection or avoidance by the Debtors, their Estates, their creditors, or any trustee, examiner, or receiver. Any trustee appointed for the Debtors under any provision of the Bankruptcy Code, whether the Debtors are proceeding under chapter 7 or chapter 11 of the Bankruptcy Code, shall be authorized and directed to (i) operate the business of the Debtors to the fullest extent necessary to permit compliance with the terms of the Sale Transaction Documents and (ii) perform under the Sale Transaction Documents without the need for further order of this Court.

55. Conflicts; Precedence. In the event that there is a direct conflict between the terms of this Confirmation Order and the terms of (i) the Plan, (ii) the Sale Transaction Documents or (iii) any other order of this Court, the terms of this Confirmation Order shall control. Nothing contained in any chapter 11 plan confirmed in these Chapter 11 Cases, or any order confirming such plan, shall conflict with or derogate from the provisions of the Sale Transaction Documents or the terms of this Confirmation Order and, to the extent that there is any conflict among them, the terms of the Sale Transaction Documents and/or this Confirmation Order, as applicable, shall control.

56. Provisions Non-Severable. The provisions of this Confirmation Order are nonseverable and mutually dependent.

Rejected Contracts

57. In the event that the rejection of an Executory Contract or Unexpired Lease under the Plan results in damages to the other party or parties to such contract or lease, any Claim for such damages shall be classified and treated in Class 4 (General Unsecured Claims) under the Plan. Such Claim shall be forever barred and shall not be enforceable against the Debtors, the Debtors’ Estates or the Post-Effective Date Debtor, unless a proof of Claim is filed in accordance with the Bar Date Order, by thirty (30) days after the filing and service of the notice of the occurrence of the Effective Date. FAILURE TO FILE AND SERVE SUCH PROOF OF CLAIM TIMELY AND PROPERLY SHALL RESULT IN SUCH CLAIM BEING FOREVER BARRED AND DISCHARGED. IF, FOR ANY REASON, ANY SUCH CLAIM IS INCAPABLE OF BEING FOREVER BARRED AND DISALLOWED, THEN THE HOLDER OF SUCH CLAIM SHALL IN NO EVENT HAVE RECOURSE TO ANY PROPERTY TO BE DISTRIBUTED PURSUANT TO THE PLAN AND SHALL BE SUBJECT TO THE INJUNCTION.

Administrative Claims

58. Except as otherwise provided in the Bar Date Order or the Plan, requests for payment of Administrative Claims (other than 503(b)(9) Claims, which are subject to the General Bar Date, Professional Fee Claims and the Claims of Governmental Units arising under section 503(b)(1)(B), (C) or (D) of the Bankruptcy Code) must be filed no later than the Administrative Expense Claims Date (i.e., thirty (30) days after the Effective Date) with the Court and served on the Post-Effective Date Debtor and the Reorganized Debtors. Such proof of Administrative Claim must include at a minimum: (i) the name of the holder of the Administrative Claim; (ii) the asserted amount of the Administrative Claim; (iii) the basis of the Administrative Claim; and (iv) supporting documentation for the Administrative Claim. FAILURE TO FILE AND SERVE SUCH PROOF OF ADMINISTRATIVE CLAIM TIMELY AND PROPERLY SHALL RESULT IN SUCH CLAIM BEING FOREVER BARRED AND DISALLOWED. IF FOR ANY REASON ANY SUCH ADMINISTRATIVE CLAIM IS INCAPABLE OF BEING FOREVER BARRED AND DISALLOWED, THEN THE HOLDER OF SUCH CLAIM SHALL NOT HAVE RECOURSE TO ANY PROPERTY TO BE DISTRIBUTED PURSUANT TO THE PLAN AND SHALL BE SUBJECT TO THE INJUNCTION.

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United States Securities and Exchange Commission

59. Notwithstanding any language to the contrary contained in the Disclosure Statement, the Plan and/or the Confirmation Order, no provision of the Plan or the Confirmation Order shall (i) preclude the United States Securities and Exchange Commission (“SEC”) from enforcing its police or regulatory powers; or, (ii) enjoin, limit, impair or delay the SEC from commencing or continuing any claims, causes of action, proceedings or investigations against any person or entity in any forum that is not a debtor (or successor in interest to debtor).

60. Upon the occurrence of the Effective Date, the Debtors’ books and records shall be transferred to the Post-Effective Date Debtor or the Buyer, as applicable, which shall preserve all books, records, electronically stored information, and other documents that are currently in the Debtors’ possession for a the period ending on the earlier of (a) five (5) years following the Closing Date (as defined in the Equity Purchase Agreement) or (b) the Wind-Up Date (as defined in the Equity Purchase Agreement); provided, however, that any books and records related to the Retained Causes of Action (the “RCA Books and Records”) are Creditor Litigation Trust Assets and shall be transferred to the Creditor Litigation Trust within a reasonable time after the Effective Date; provided that, to the extent such RCA Books and Records cannot be transferred exclusively to the Creditor Litigation Trust without impairing the Reorganized Debtors’ business or without undue burden, the Creditor Litigation Trust shall be provided copies of such RCA Books and Records and nothing herein shall diminish any of the Creditor Litigation Trust’s rights to the Debtors’ books and records, including but not limited to, RCA Books and Records set forth in the Plan. The Post-Effective Date Debtor and the Buyer shall not destroy or otherwise abandon any documents or records during the period ending on the five-year anniversary of the Closing Date (as defined in the Equity Purchase Agreement) without providing advance notice to the SEC (c/o William M. Uptegrove, U.S. Securities and Exchange Commission, 950 E. Paces Ferry Road, Suite 900, Atlanta, GA 30326, uptegrovew@SEC.GOV) and seeking further authorization from this Court. Nothing in the Plan or Confirmation Order shall affect the obligations of the Debtors, the Post-Effective Date Debtor, the Buyer, and/or any transferee or custodian to maintain all books and records that are subject to any governmental subpoena, document preservation letter, or other investigative request from a governmental agency.

Texas Comptroller of Public Accounts

61. Notwithstanding anything in the Plan to the contrary, the Plan shall not release or discharge any entity, other than the Debtors, the Post-Effective Date Debtor or Reorganized Debtors, from any liability owed to the Texas Comptroller of Public Accounts (the “Texas Comptroller”) for a tax debt, including interest and penalties on such tax.  This provision is not admission by any party that such liability exists.

62. Notwithstanding anything in the Plan to the contrary, the Plan shall not limit the Texas Comptroller’s setoff rights under 11 U.S.C. § 553. This provision is not admission by any party that such setoff rights exist.

63. Pursuant to 11 U.S.C § 503(b)(1)(D), the Texas Comptroller shall not be required to file any proof of claim or other request for payment of a post-petition tax to receive payment for any liability described in section 503(b)(1)(B) and (C) of the Bankruptcy Code.

64. A failure by the Reorganized Debtors to make a payment to the Texas Comptroller pursuant to the terms of the Plan shall be an event of default.  Subject to applicable law, if the Reorganized Debtors fail to cure an event of default as to tax payments within ten (10) calendar days after service of written notice of default from the Texas Comptroller, the Texas Comptroller may (a) enforce the entire amount of its claim (to the extent not previously discharged or released pursuant to this Confirmation Order), (b) exercise all rights and remedies under applicable nonbankruptcy law, and (c) seek such relief as may be appropriate in this Court.  Notice of the default shall be served by first class mail upon the Reorganized Debtors at:  105 E. 34th St., Suite 137, New York, NY  10016, Attn:  Chief Executive Officer, and upon the Reorganized Debtors’ attorney at Choate, Hall & Stewart LLP, Two International Place, Boston, MA  02110, (Attn: John F. Ventola (jventola@choate.com) and Hampton Foushee (hfoushee@choate.com)).  The Reorganized Debtors shall be allowed to cure up to two (2) defaults.  Upon a third default, the Texas Comptroller, at its option, may declare the default non-cureable and proceed to collect the remainder of the debt.

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United States

65. Notwithstanding any provision to the contrary in the Plan, the Plan Supplement, this Confirmation Order or any implementing Plan documents (collectively, “Documents”):

a. As to the United States, nothing in the Documents shall: (1) discharge, release, enjoin, impair or otherwise preclude (a) any liability to the United States that is not a “claim” within the meaning of section 101(5) of the Bankruptcy Code, (b) any claim of the United States arising after the Effective Date, or (c) any liability of any entity or person under police or regulatory statutes or regulations to the United States as the owner, lessor, lessee or operator of property or rights to property that such entity owns, operates or leases after the Effective Date; (2) release, nullify, preclude or enjoin the enforcement of any police or regulatory power; (3) confer jurisdiction to the Court with respect to the claims, liabilities and Causes of Action of the United States, except to the extent set forth in 28 U.S.C. § 1334 (as limited by any other provisions of the United States Code); (4) release, enjoin, impair or discharge any non-Debtor from any claim, liability, suit, right or Cause of Action of the United States; (5) affect any setoff or recoupment rights of the United States and such rights are preserved; (6) require the United States to file an administrative claim in order to receive payment for any liability described in Section 503(b)(1)(B) and (C) pursuant to Section 503(b)(1)(D) of the Bankruptcy Code; (7) constitute an approval or consent by the United States without compliance with all applicable legal requirements and approvals under non-bankruptcy law; (8) be construed as a compromise or settlement of any liability, claim, Cause of Action or interest of the United States; (9) modify the scope of Section 502 of the Bankruptcy Code with respect to the claims of the United States; or (10) exculpate the Debtors or any non-Debtor except as provided by section 1125(e) of the Bankruptcy Code.

b. Liens securing claims of the United States shall be retained until the claim, with interest, is paid in full. Administrative expense claims of the United States allowed pursuant to the Plan or the Bankruptcy Code shall be paid in accordance with section 1129(a)(9)(A) of the Bankruptcy Code and accrue interest and penalties as provided by non-bankruptcy law until paid in full. Priority Tax Claims of the United States allowed pursuant to the Plan or the Bankruptcy Code will be paid in accordance with section 1129(a)(9)(C) of the Bankruptcy Code. To the extent allowed Priority Tax Claims (including any penalties, interest, or additions to tax entitled to priority under the Bankruptcy Code) are not paid in full in cash on the Effective Date, then such Priority Tax Claims shall accrue interest commencing on the Effective Date at the rate set forth in Section 511 of the Bankruptcy Code. Moreover, nothing shall affect a release, injunction or otherwise preclude any claim whatsoever against any Debtor or any of the Debtors’ Estates by or on behalf of the United States for any liability arising a) out of pre-petition or post-petition tax periods for which a return has not been filed or b) as a result of a pending audit or audit that may be performed with respect to any pre-petition or post-petition tax period. Further, nothing shall enjoin the United States from amending any claim against any Debtor or any of the Debtors’ Estates with respect to any tax liability a) arising out of pre-petition or post-petition tax periods for which a tax return has not been filed or b) from a pending audit or audit that may be performed with respect to any pre-petition or post-petition tax period. Any liability arising a) out of pre-petition or post-petition tax periods for which a return has not been filed or b) as a result of a pending audit or audit which may be performed with respect to any pre-petition or post-petition tax period shall be paid in accordance with 1129(a)(9)(A) and (C) of the Bankruptcy Code. Without limiting the foregoing but for the avoidance of doubt, nothing contained in the Documents shall be deemed to bind the United States to any characterization of any transaction for tax purposes or to determine the tax liability of any person or entity, including, but not limited to, the Debtors and the Debtors’ Estates, nor shall the Documents be deemed to have determined the federal tax treatment of any item, distribution, or entity, including the federal tax consequences of this Plan, nor shall anything in the Documents be deemed to have conferred jurisdiction upon the Court to make determinations as to federal tax liability and federal tax treatment except as provided under Section 505 of the Bankruptcy Code.

Karen Kane

66. Notwithstanding anything to the contrary in the Plan, the Plan Supplement, or this Confirmation Order, the Debtors’ assumption and assignment of (i) the Yotpo Master SAAS Agreement (Karen Kane) (including all amendments, modifications, and supplements thereto, the “Yotpo Agreement”), and (ii) the Master Services Agreement, Amendments and Statement of Work (including all amendments, modifications, and supplements thereto, the “MSA,” and, together with the Yotpo Agreement, the “Karen Kane Agreements”), entered into with or for the benefit of Karen Kane, Inc. (“Karen Kane”), shall only be effective upon the payment of all pre- and post-petition amounts owing and/or accrued under the Karen Kane Agreements as of the Effective Date and as agreed to by the parties (the “Karen Kane Cure Payments”); provided that (a) such Karen Kane Cure Payments may be made in the ordinary course of business, unless otherwise agreed to by Karen Kane, and (b) the parties shall continue performance under the Karen Kane Agreements in the ordinary course; provided further that all parties’ rights are reserved in the event that the Karen Kane Cure Payments are not made in the ordinary course.  Upon the payment of the Karen Kane Cure Payments, the Karen Kane Agreements shall be deemed to have been assumed by and assigned to the Reorganized Debtors as of the Effective Date pursuant to section 365 of the Bankruptcy Code without further notice or order of the Court; provided that the Reorganized Debtors and Karen Kane may, but are not required to, file a notice or certification of counsel with the Court reflecting the assumption and assignment of the Karen Kane Agreements as contemplated herein.  Karen Kane, Inc.’s Limited Objection to Notice of Cure Costs and Potential Assumption and Assignment of Executory Contracts and Unexpired Leases in Connection with Proposed Chapter 11 Plan and/or Sale of Substantially All of the Debtors’ Assets [Docket No. 248] is resolved.

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Miscellaneous

67. Notice of Entry of Confirmation Order and Effective Date. The form of notice of entry of this Confirmation Order and the Effective Date, attached hereto as Exhibit B (the “Effective Date Notice”), provides adequate and reasonable notice and is hereby approved. On or within five business days of the Effective Date, the Post-Effective Date Debtor shall file and serve the Effective Date Notice on the following parties: (i) all parties listed in the creditor matrix maintained by Donlin, Recano & Company, Inc. and (ii) such additional Persons and entities as deemed appropriate by the Debtors. The Debtors shall also cause the Effective Date Notice to be served on the End Users via electronic mail in accordance with the Final Order (I) Authorizing the Debtors to (A) File and Maintain Consolidated Creditor Lists, and (B) Redact Certain Personal Identification Information for Individuals, (II) Approving Special Electronic Noticing Procedures, and (III) Granting Related Relief [Docket No. 147].

68. Post-Effective Date Service. Except as otherwise provided in the Plan or this Confirmation Order, notice of all subsequent pleadings in the Chapter 11 Cases after the Effective Date shall be limited to the following parties: (i) the Post-Effective Date Debtor and its counsel, (ii) the Plan Administrator and its counsel, (iii) the Reorganized Debtors and their counsel, (iv) the Noteholder Direct Claims Trust and its counsel, (v) the Creditor Litigation Trust and its counsel, (vi) the U.S. Trustee, and (vii) any party known to de directly affected by the relief sought.

69. Waiver of Stay. Notwithstanding Bankruptcy Rules 3020(e), 6004(h) and 6006(d), the terms and conditions of this Confirmation Order will be effective and enforceable immediately upon its entry.

70. Retention of Jurisdiction. This Court retains jurisdiction, to interpret, implement, and enforce the terms and provisions of this Confirmation Order and the Sale Transaction Documents, including the Equity Purchase Agreement, all amendments thereto, and any waivers and consents thereunder.

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Exhibit A

Plan

IN the UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
Nogin, Inc., et al.,	)	Case No. 23-11945 (CTG)
)
Debtors.[1]	)	(Jointly Administered)
)

FIRST AMENDED JOINT CHAPTER 11 PLAN

OF NOGIN, INC. AND ITS DEBTOR AFFILIATES

RICHARDS, LAYTON & FINGER, P.A.

Daniel J. DeFranceschi

John H. Knight

Michael J. Merchant

David T. Queroli

Matthew P. Milana

One Rodney Square

920 N. King Street

Wilmington, Delaware 19801

Telephone: (302) 651-7700

Facsimile: (302) 651-7701

Attorneys for Debtors

and Debtors in Possession

Dated:	March 26, 2024 Wilmington, Delaware

[1]	The Debtors in these chapter 11 cases and the last four digits of their respective federal tax identification number are: Nogin, Inc. (0703); Nogin Commerce, Inc. (0719); Native Brands Group LLC (0504). The mailing address for the Debtors is 105 E. 34th St., Suite 137, New York, NY 10016.

i

J.	Cancellation of Existing Interests, Indebtedness, and Other Obligations	37
K.	Corporate Action	38
L.	Effectuating Documents; Restructuring Transactions	38
M.	Exemption from Certain Taxes and Fees	40
N.	Insurance Policies	40
O.	Expedited Tax Determination of the Debtors	41
P.	Actions Required from Debtors’ Insiders and Affiliates to Exempt Themselves from Receiving a Recovery on Account of Senior Note Claims	41
Q.	Consolidation of the Debtors for Plan Purposes	41

Article V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		42
A.	General Treatment	42
B.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	43
C.	Rejection Damages Claims	44
D.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	44
E.	Reservation of Rights	45

Article VI. PROVISIONS GOVERNING DISTRIBUTIONS		45
A.	Distribution Date	45
B.	Rights and Powers of Distribution Agent	45
C.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	46
D.	Compliance with Tax and Other Requirements	47
E.	Allocations	48
F.	No Postpetition Interest on Claims	48
G.	Setoffs and Recoupment	48
H.	Claims Paid or Payable by Third Parties	49

Article VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		49
A.	Claims and Interests Administration Responsibilities	49
B.	Estimation of Claims	50
C.	Adjustment to Claims Register Without Objection	50
D.	Time to File Objections to Claims	50
E.	Disallowance of Claims	51
F.	Late Claims	51
G.	Distributions After Allowance; Disputed Claims Reserve	51

ii

Article VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		51

A.	Vesting of Assets	51
B.	Binding Effect	52
C.	Compromise and Settlement of Claims, Interests, and Controversies	52
D.	Discharge of Claims and Termination of Interests	52
E.	Releases	53
F.	Exculpation	54
G.	Injunction	55
H.	Subordination Rights	56
I.	Release of Liens	56

Article IX. CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN		57

A.	Conditions Precedent to Effective Date	57
B.	Waiver of Conditions	58
C.	Substantial Consummation	58
D.	Effect of Non-Occurrence of Conditions to the Effective Date	58

Article X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		58

A.	Modification and Amendments	58
B.	Effect of Confirmation on Modifications	59
C.	Revocation or Withdrawal of the Plan	59

Article XI. RETENTION OF JURISDICTION		59

Article XII. MISCELLANEOUS PROVISIONS		61

A.	Payment of Statutory Fees	61
B.	Plan Supplement	62
C.	Immediate Binding Effect	62
D.	Additional Documents	62
E.	Reservation of Rights	63
F.	Service of Documents	63
G.	Term of Injunctions or Stays	65
H.	Entire Agreement	65
I.	Nonseverability of Plan Provisions	65
J.	Dissolution of Committee	65

iii

INTRODUCTION

Nogin, Inc., Nogin Commerce, Inc., and Native Brands Group LLC jointly propose the following First Amended Joint Chapter 11 Plan of Nogin, Inc. and Its Debtor Affiliates. Although proposed jointly for administrative purposes, this Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims against and Interests in each Debtor pursuant to the Bankruptcy Code (as defined below). The Debtors are the proponents of this Plan within the meaning of section 1129 of the Bankruptcy Code. Reference is made to the Disclosure Statement (as such term is defined herein and distributed contemporaneously herewith) for a discussion of the Debtors’ history, business, results of operations, historical financial information, and projections, and for a summary and analysis of this Plan, the treatment provided for herein and certain related matters. Capitalized terms used but not otherwise defined shall have the respective meanings ascribed to such terms in Article I.A of the Plan.

Article I.
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms

As used in the Plan, capitalized terms have the meanings set forth below.

1. Ad Hoc Committee of Noteholders means the ad hoc committee of Consenting Noteholders advised by the Consenting Noteholder Group Advisors, each of whom is a signatory to the Restructuring Support Agreement.

2. Administrative Claim means a Claim for costs and expenses of administration of the Debtors’ Estates pursuant to sections 503(b) or 507(b) of the Bankruptcy Code, including (i) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the business of the Debtors; and (ii) Professional Fee Claims.

3. Administrative Claims Bar Date means the date that is thirty (30) days following the Effective Date, except as specifically set forth in Article II.A.

4. Affiliate has the meaning ascribed to such term set forth in Bankruptcy Code section 101.

5. Allowed means with respect to any Claim: (i) a Claim that is evidenced by a Proof of Claim filed by the Claims Bar Date in accordance with the Claims Bar Date Order (or a Claim for which a Proof of Claim is not or shall not be required to be filed pursuant to the Plan, the Bankruptcy Code or a Final Order of the Bankruptcy Court); (ii) a Claim that is listed in the Schedules, if any, as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim, as applicable, has been timely filed; (iii) a Claim Allowed pursuant to the Plan or a Final Order; or (iv) a Claim that is estimated under section 502(c) of the Bankruptcy Code and Allowed in such estimated amount pursuant to an order of the Bankruptcy Court for purposes of distribution; provided, that, with respect to a Claim described in clauses (i) and (ii) above, such Claim shall be considered Allowed only if and to the extent that no objection to the allowance of such Claim has been interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or, if such an objection has been so interposed, then only if and to the extent that such Claim has been Allowed by a Final Order; provided, further, that, unless expressly waived by the Plan, the Allowed amount of a Claim shall be subject to and shall not exceed the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 or 503 of the Bankruptcy Code, to the extent applicable.

6. Allowed Senior Notes Claim means an Allowed Claim on account of the Senior Notes as set forth in Article III.B.3.b.

7. Alternative Restructuring means any sale, assignment, assumption and assignment of Executory Contracts or Unexpired Leases, abandonment, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, capital structure inconsistent with the Restructuring Term Sheet, or similar transaction involving any one or more Debtors, or any portion of any of their assets, in each case in whole or in part, or the debt, equity, or other interests in any one or more Debtors. For the avoidance of doubt, an Asset Sale Transaction or a Sale Transaction involving a Buyer other than the Plan Sponsor or its designee shall constitute an Alternative Restructuring for purposes of determining the Net Cash Proceeds available for the Senior Note Cash Recovery.

8. Asset means all of the right, title, and interest of any of the Debtors in and to property of whatever type or nature (including, without limitation, real, personal, mixed, intellectual, tangible, and intangible property).

9. Asset Purchase Agreement means an agreement to purchase substantially all of the Assets of the Debtors.

10. Asset Sale Transaction means the sale of substantially all of the Assets of the Debtors to the Buyer in accordance with the terms of the Asset Sale Transaction Documents.

11. Asset Sale Transaction Documents means the Asset Purchase Agreement and any and all related agreements and schedules in connection therewith.

12. Assumption Dispute means a pending objection relating to assumption of an Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code.

13. Assumption Notice means any notice filed pursuant to the Bidding Procedures Order related to the potential assumption and assignment of Executory Contracts or Unexpired Leases.

14. Auction shall have the meaning set forth in the Bidding Procedures.

15. Avoidance Actions means any and all actual or potential Claims and Causes of Action to avoid a transfer of property or an obligation incurred by the Debtors arising under chapter 5 of the Bankruptcy Code, including sections 502(d), 542, 544, 545, 547, 548, 549, 550, 551, 552, and 553(b) of the Bankruptcy Code, and applicable non-bankruptcy law.

16. Back-Up Bidder shall have the meaning set forth in the Bidding Procedures.

17. Bankruptcy Code means title 11 of the United States Code, 11 U.S.C. § 101, et seq., as amended from time to time, as applicable to the Chapter 11 Cases.

18. Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Cases, and, to the extent any reference made under section 157 of title 28 of the United States Code is withdrawn or the Bankruptcy Court is determined not to have authority to enter a Final Order on an issue, the unit of the District Court having jurisdiction over the Chapter 11 Cases under section 151 of title 28 of the United States Code.

19. Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under section 2075 of the Judicial Code, chambers rules, and local bankruptcy rules of the Bankruptcy Court, in each case, as amended from time to time and applicable to the Chapter 11 Cases.

20. Bidding Procedures shall have the meaning set forth in the Bidding Procedures Order.

21. Bidding Procedures Order means that certain Order (I) Establishing Bidding Procedures for the Solicitation of Alternative Transactions to the Proposed Chapter 11 Plan, (II) Scheduling an Auction and Approving the Form and Manner of Notice Thereof, (III) Approving Assumption and Assignment Procedures, (IV) Scheduling a Sale Hearing, (V) Approving the Form and Manner of Notice Thereof and (VI) Granting Related Relief [Docket No. 162].

22. Bluestar Alliance means a brand management company, which collectively includes, among other brands, but for purposes of this Plan shall only include and refer to: (a) S&S Brand Holdings, LLC, (b) BKST Brand Holdings LLC, (c) BB Brand Holdings LLC, (d) Justice Brand Holdings, LLC, and (e) HRLY Brand Holdings LLC, and each of the respective Affiliates.

23. Bridge Loan Claims means the claims arising under the Bridge Loan provided by the Bridge Loan Agent, pursuant to the Bridge Loan Security Agreement and evidenced by the Bridge Loan Promissory Note.

24. Bridge Loan means the Debtors’ indebtedness evidenced by the Bridge Loan Promissory Note.

25. Bridge Loan Agent means B. Riley Securities, Inc., in its capacity as agent and lender to the Bridge Loan.

26. Bridge Loan Promissory Note means that certain Secured Promissory Note, dated as of November 16, 2023, by and among the Debtors and the Bridge Loan Agent.

27. Bridge Loan Security Agreement means that certain Security Agreement, dated as of November 16, 2023, by and among the Debtors and the Bridge Loan Agent.

28. Business Day means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)), or a day on which banking institutions in New York, New York are authorized by law or other governmental action to close.

29. Buyer means (i) the Successful Bidder in the Notice of Auction Results or (ii) the Back-Up Bidder, if any, in the Notice of Auction Results, as applicable.

30. Cash means the legal tender of the United States of America or the equivalent thereof.

31. Cash Settlement Consideration means U.S. dollars in the amount of $15,500,000.

32. Cash Settlement Differential means the positive difference, if any, resulting from the subtraction of (y) the Net Cash Proceeds from an Alternative Restructuring, if any, which the Indenture Trustee receives for the benefit of the Holders of Allowed Senior Notes Claims from (z) the Cash Settlement Consideration.

33. Cause of Action means controversies, liabilities, obligations, rights, suits, damages, judgments, claims, any right of setoff, counterclaim, or recoupment, any claim for breach of contract or for breach of duties imposed by law or in equity, any claim or defense including fraud, and any demands whatsoever, including Avoidance Actions, whether known or unknown, reduced to judgment, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, whether assertable directly, indirectly, derivatively or in any representative or other capacity, existing or hereafter arising, in law, equity, or otherwise, based in whole or in part upon any act, failure to act, error, omission, transaction, occurrence or other event arising or occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Effective Date.

34. Challenge has the meaning ascribed to such term in the Final DIP Order.

35. Chapter 11 Cases means the cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on the Petition Date in the Bankruptcy Court.

36. Claim shall have the meaning set forth in section 101(5) of the Bankruptcy Code, as against a Debtor.

37. Claims Bar Date means the deadline for filing Proofs of Claim, as established by, and set forth in, the Claims Bar Date Order.

38. Claims Bar Date Order means the Order Establishing Deadline for Filing Proofs of Claim and Approving the Form and Manner of Notice Thereof [Docket No. 199].

39. Claims Register means the official register of Claims maintained by Donlin, Recano & Company, Inc., as the claims, noticing, and solicitation agent in the Chapter 11 Cases.

40. Class means any group of Claims or Interests classified under the Plan pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

41. Confirmation Date means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

42. Confirmation Hearing means the hearing held by the Bankruptcy Court to consider confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code.

43. Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

44. Consenting Noteholders means the members of the Ad Hoc Committee of Noteholders.

45. Consenting Noteholder Group Advisors means counsel to the Ad Hoc Committee of Noteholders, Brown Rudnick LLP, and Delaware co-counsel, and financial advisor to the Ad Hoc Committee of Noteholders, GLC Advisors & Co, LLC.

46. Consenting Noteholder Group Advisors Fees and Expenses means the reasonable and documented fees and expenses of each of the Consenting Noteholder Group Advisors, which shall include, with respect to GLC Advisors & Co., LLC (“GLC”), only those fees and expenses due to GLC pursuant to its engagement letter dated as of November 14, 2023, between GLC and the Ad Hoc Committee of Noteholders (the “Engagement Letter”) as set forth in sections 2(a) and 2(b)(i) of the Engagement Letter and, with respect to the incentive fee set forth in section 2(b)(ii) thereof, the incentive fee shall only qualify as Consenting Noteholder Group Advisors Fees in the amount equal to 10% of the aggregate Consideration paid by the Buyer (as defined in the Bidding Procedures) in excess of the aggregate Consideration offered by the Stalking Horse Bidder (as defined in the Bidding Procedures) in its Stalking Horse Bid (as defined in the Bidding Procedures) that opens the bidding process pursuant to the Bidding Procedures, provided that, in the event the Stalking Horse Bid is the only Qualified Bid, no incentive fee shall be due and owing to GLC. For purposes of this definition, the term “Consideration” means Consideration as defined in the Engagement Letter, but only to the extent that such Consideration is received by the Consenting Noteholders pursuant to the Plan.

47. Contributing Noteholders has the meaning ascribed to such term in Article IV.G.2 hereof.

48. Creditors’ Committee means the statutory committee of unsecured creditors appointed by the U.S. Trustee in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code. See Docket Nos. 81, 238 & 306.

49. Creditors’ Committee Settlement has the meaning ascribed to such term in Article VIII.C hereof.

50. Creditor Litigation Trust means the trust established under the Plan in accordance with the Creditor Litigation Trust Agreement.

51. Creditor Litigation Trust Agreement means the agreement establishing the Creditor Litigation Trust, as drafted by the Ad Hoc Committee of Noteholders and in form and substance acceptable to the Debtors, the Ad Hoc Committee of Noteholders, the Creditors’ Committee, and the Plan Sponsor, to be included in the Plan Supplement.

52. Creditor Litigation Trust Additional Funding Amounts means subsequent amounts, if any, that one or more Senior Noteholders agree to advance and do advance to the Creditor Litigation Trust in addition to and following the Creditor Litigation Trust Initial Funding Amount. For the avoidance of doubt, no Senior Noteholder is obligated to advance any portion of the Creditor Litigation Trust Additional Funding Amount, even if such Senior Noteholder advanced a portion of the Creditor Litigation Trust Initial Funding Amount, except as set forth in the Funding Agreement or any amendments thereto.

53. Creditor Litigation Trust Assets shall consist of (a) the Retained Causes of Action, including any and all proceeds thereof, together with all privileges related thereto (including, but not limited to, any lawyer client and work product privileges), (b) all Assets of the Estates that are (i) not transferred to the Buyer, (ii) not transferred to the Debtor Liquidating Trust or the Post-Effective Date Debtor(s), as applicable; (iii) not the Professional Fee Account nor the Tax Account, and (iv) not Distributed to Holders of Claims on the Effective Date, (c) rights of access to all of the Debtors’ books and records relating to periods ending on or before the Effective Date, and (d) the rights to any proceeds from any recovery under the D&O Liability Insurance Policies providing coverage for any Retained Causes of Action. For the avoidance of doubt, any Assets required to be transferred to the Successful Bidder or Back-Up Bidder, if any, pursuant to Article IV.A.1 of the Plan shall not constitute Creditor Litigation Trust Assets; provided, however, that none of the Retained Causes of Action nor any privileges or books and records related thereto shall be transferred to the Buyer.

54. Creditor Litigation Trust Beneficiaries means (i) all Holders of Allowed Senior Notes Claims (excluding the Debtors’ Chief Executive Officer as of the Petition Date); and (ii) all Holders of Allowed General Unsecured Claims.

55. Creditor Litigation Trust Beneficial Interests means the beneficial interests in the Creditor Litigation Trust to be issued to the Creditor Litigation Trust Beneficiaries pursuant to this Plan in the same proportion that such beneficiaries hold the Allowed Senior Notes Claims and Allowed General Unsecured Claims, each as of the Distribution Record Date.

56. Creditor Litigation Trust Expenses means any and all reasonable fees, costs, and expenses incurred by the Creditor Litigation Trust or the Creditor Litigation Trustee on or after the Effective Date in connection with the administration of the Creditor Litigation Trust, including without limitation administrative fees, attorneys’ and other professionals’ fees and expenses, compensation for the Creditor Litigation Trustee as provided in the Creditor Litigation Trust Agreement, insurance, taxes and other expenses, including any and all amounts payable pursuant to the Funding Agreement, including as set forth in the Funding Agreement Memorandum.

57. Creditor Litigation Trust Initial Funding Amount means an amount of approximately $150,000, to be advanced by the Ad Hoc Committee of Noteholders or a subset thereof pursuant to the Funding Agreement. For the avoidance of doubt, no Senior Noteholder is obligated to advance any portion of the Creditor Litigation Trust Initial Funding Amount, except as set forth in the Funding Agreement. For the further avoidance of doubt, neither the Debtors nor the Plan Sponsor shall have any obligation to provide funding for the Creditor Litigation Trust in addition to the Senior Notes Cash Recovery.

58. Creditor Litigation Trustee means the Person designated by the Ad Hoc Committee of Noteholders to serve as Trustee of the Creditor Litigation Trust, the identity of whom and the terms of his or her compensation shall be disclosed in the Plan Supplement.

59. D&O Liability Insurance Policies means, collectively, all insurance policies (including any “tail policy”) for which any Debtor is a named insured for current or former directors’, members’, managers’, and officers’ liability.

60. Debtor Liquidating Trust means the trust, if any, established under the Plan in accordance with the Debtor Liquidating Trust Agreement.

61. Debtor Liquidating Trust Agreement means the agreement, if any, establishing the Debtor Liquidating Trust, as drafted by the Debtors and in form and substance reasonably acceptable to the Ad Hoc Committee of Noteholders and the Plan Sponsor, to be included in the Plan Supplement.

62. Debtor Liquidating Trust Assets shall consist of (a) the Debtor Liquidating Trust Initial Funding Amount and (b) all Assets not transferred to the Buyer or the Creditor Litigation Trust.

63. Debtor Liquidating Trust Beneficiaries means all Holders of Allowed Claims, other than Holders of Allowed Senior Notes Claims and Holders of Allowed General Unsecured Claims.

64. Debtor Liquidating Trust Expenses means any and all reasonable fees, costs, and expenses incurred by the Debtor Liquidating Trust or the Debtor Liquidating Trustee on or after the Effective Date in connection with the administration of the Debtor Liquidating Trust, including without limitation administrative fees, attorneys’ and other professionals’ fees and expenses, compensation for the Debtor Liquidating Trustee as provided in the Debtor Liquidating Trust Agreement, insurance, taxes and other expenses.

65. Debtor Liquidating Trust Initial Funding Amount means, in the event the Debtor Liquidating Trust is formed, an amount to be determined by the Debtors and consented to by the Plan Sponsor and disclosed in the Plan Supplement and which shall be satisfactory to the Plan Sponsor and the Ad Hoc Committee of Noteholders, in the event the Debtor Liquidating Trust is formed.

66. Debtor Liquidating Trustee means the Person designated by the Debtors to serve as Trustee of the Debtor Liquidating Trust, the identity of whom and the terms of his or her compensation shall be disclosed in the Plan Supplement and shall be satisfactory to the Plan Sponsor and the Ad Hoc Committee of Noteholders.

67. Debtors means Nogin, Inc., Nogin Commerce, Inc., and Native Brands Group LLC, the debtors and debtors in possession in the Chapter 11 Cases.

68. Definitive Documents shall have the meaning ascribed to such term in the Restructuring Support Agreement.

69. DIP Claims means the DIP Obligations.

70. DIP Credit Agreement means that certain Superpriority Secured Priming Debtor-in-Possession Credit Agreement (as amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof), dated as of December 7, 2023, which has been approved by the Bankruptcy Court pursuant to the DIP Orders.

71. DIP Credit Agreement Documents means the DIP Credit Agreement and all other agreements, documents, instruments and amendments related thereto, including the DIP Orders and any guaranty agreements, pledge and collateral agreements, UCC financing statements or other perfection documents, intercreditor agreements, subordination agreements, fee letters, and any other security agreements.

72. DIP Lender means BRF Finance Co., LLC.

73. DIP Loan means the loans incurred under the DIP Credit Agreement in an aggregate principal amount of up to $34,700,000, on the terms and conditions set forth in the DIP Orders by and among the Debtors and the DIP Lender.

74. DIP Obligations means the “DIP Obligations” as defined in the DIP Orders.

75. DIP Orders means the Interim DIP Orders and Final DIP Order.

76. Disallowed means any Claim, or any portion thereof, that (i) has been disallowed by Final Order or settlement; (ii) is scheduled at zero or as contingent, disputed, or unliquidated on the Schedules and as to which a Claims Bar Date has been established but for which no Proof of Claim has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court, including the Claims Bar Date Order, or otherwise deemed timely filed under applicable law; or (iii) is not scheduled on the Schedules and as to which a Claims Bar Date has been established but for which no Proof of Claim has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court, including the Claims Bar Date Order, or otherwise deemed timely filed under applicable law.

77. Disclosure Statement means the disclosure statement filed by the Debtors in support of the Plan, as amended, supplemented, or modified from time to time, and including all annexes and appendices thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

78. Disputed means, with respect to a Claim, a Claim that is not yet Allowed or Disallowed.

79. Disputed Claims Reserve means an amount of Cash which may be retained for the benefit of the Holders of Disputed Claims and agreed to by the Plan Sponsor, which shall be in an amount equal to the Distributions, if any, such Holders of Disputed Claims would be entitled to receive on the applicable Distribution Date if such Disputed Claims were Allowed in their full amounts on such date. The Disputed Claims Reserve shall include any amounts sufficient to address any Claims subject to Article VII.E, which are entitled to receive a Distribution under this Plan. Such Cash may be held in a general account and is not required to be in a segregated account.

80. Distribution means payment or distribution of consideration to Holders of Allowed Claims pursuant to the Plan.

81. Distribution Agent means, with respect to any Distributions to Holders of Allowed Claims in accordance with the Plan (except with respect to Holders of Allowed Professional Fees Claims, which shall be addressed under the Professional Fee Escrow Agreement and disbursed as and when due by the Professional Fee Escrow Agent) (i) on the Effective Date, the Debtors or their designee; or (ii) after the Effective Date, (a) with respect to the Debtor Liquidating Trust, the Debtor Liquidating Trustee or its designee, (b) with respect to the Post-Effective Date Debtor(s), the Plan Administrator or its designee, and (c) with respect to the Creditor Litigation Trust, the Creditor Litigation Trustee or its designee.

82. Distribution Date means the Effective Date (or as soon as practicable thereafter) and with respect to any post-Effective Date Distributions, such date as determined by the Creditor Litigation Trustee, the Debtor Liquidating Trustee or Plan Administrator, as applicable.

83. Distribution Record Date means the Confirmation Date or such later date as may be agreed to by the Debtors, the Ad Hoc Committee of Noteholders and the Indenture Trustee.

84. DTC means The Depository Trust Company, a limited-purpose trust company organized under the New York State Banking Law.

85. Effective Date means the date on which all conditions to the effectiveness of the Plan set forth in Article IX have been satisfied or waived in accordance with the terms of the Plan.

86. Entity shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

87. Equity Interests means any Interest in the Debtors.

88. Equity Purchase Agreement means the purchase agreement for the Reorganized Equity Interests.

89. Equity Sale Transaction means the sale of the Reorganized Equity Interests to the Buyer in accordance with the terms of the Equity Sale Transaction Documents.

90. Equity Sale Transaction Documents means the Equity Purchase Agreement and any and all related agreements and schedules in connection therewith.

91. Equivalent Noteholder Treatment means treatment of Senior Notes Claims equivalent to or better than the treatment provided for such claims in the Restructuring Term Sheet, inclusive of the Cash Settlement Consideration and the right to receive potential distributions from the Creditor Litigation Trust.

92. Estate means the estate of a Debtor created pursuant to section 541 of the Bankruptcy Code.

93. Estate Cash means Cash in an amount equal to the Liability Payment Deductions.

94. Excess Recovery means, if the amount of the Senior Notes Recovery is greater than the amount of Allowed Senior Notes Claims, with interest to the extent allowed by the Bankruptcy Code, the amount by which the Senior Notes Recovery exceeds the amount of Allowed Senior Notes Claims.

95. Excluded Liabilities shall have the meaning ascribed to the term in the Sale Transaction Documents.

96. Exculpated Parties means, collectively, each of the following in their capacity as such, (i) the Debtors; (ii) Vladimir Kasparov, in his capacity as Chief Restructuring Officer; (iii) Robin Chiu, in her capacity as Deputy Chief Restructuring Officer; (iv) the Creditors’ Committee and each member thereof (solely in its capacity as such); (v) each individual who sat on the Creditors’ Committee on behalf of a member (solely in their capacity as such); (vi) the Debtors’ directors, officers, and managers who served during any time between the Petition Date and the Effective Date of the Plan; and (vii) all professionals retained by the Debtors or the Creditors’ Committee in the Chapter 11 Cases.

97. Executory Contract means a contract to which a Debtor is a party and that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

98. Final DIP Order means the order approving the DIP Motion on a final basis, as amended by the Order (I) Authorizing and Approving the Second Amendment to the DIP Credit Agreement and (II) Amending the Final DIP Order on Account of such Amendment [Docket No. 375].

99. Final Order means an order or judgment of a court of competent jurisdiction that has been entered on the docket maintained by the clerk of such court, which has not been reversed, vacated, or stayed and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument, or rehearing shall then be pending; or (ii) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument, or rehearing shall have expired; provided, that, no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion under rules 59 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in another court of competent jurisdiction) or sections 502(j) or 1144 of the Bankruptcy Code has been or may be filed with respect to such order or judgment.

100. First Interim DIP Order means that order entered at Docket No. 59 approving, on an interim basis, the DIP Motion.

101. Funding Agreement means that agreement, if any, to be entered into between certain members of the Ad Hoc Committee of Noteholders and the Creditor Litigation Trust to provide the Creditor Litigation Trust Initial Funding Amount and, as amended, any Creditor Litigation Trust Additional Funding Amounts.

102. Funding Agreement Memorandum means that certain memorandum describing anticipated terms of the Funding Agreement, to be included in the Plan Supplement.

103. General Unsecured Claim means any Claim as of the Petition Date that is neither a Secured Claim nor entitled to priority under the Bankruptcy Code or any Final Order of the Bankruptcy Court.

104. Governmental Unit shall have the meaning set forth in section 101(27) of the Bankruptcy Code.

105. Holder means an Entity holding a Claim or an Interest, as applicable, solely in its capacity as such.

106. Impaired means, with respect to a Claim, Interest, or Class of Claims or Interests, “impaired” within the meaning of section 1124 of the Bankruptcy Code.

107. Indenture means that certain Convertible Notes Indenture, dated as of August 26, 2022, by and among the Debtors, as issuers or guarantors, as applicable and named therein, and U.S. Bank, National Association, as trustee (as amended, supplemented, or superseded from time to time).

108. Indenture Trustee Fees and Expenses means the reasonable and documented fees and expenses of the Indenture Trustee (including, but not limited to, the fees and expenses of the Indenture Trustee’s counsel, agents, and advisors (whether engaged individually or jointly with the Ad Hoc Committee of Noteholders)).

109. Indenture Trustee means U.S. Bank Trust Company, National Association, the indenture trustee appointed under the Indenture in respect of the Senior Notes.

110. Insider has the meaning ascribed to such term set forth in Bankruptcy Code section 101.

111. Interest means any common stock, limited liability company interest, equity security (as defined in section 101(16) of the Bankruptcy Code), equity, ownership, profit interests, unit, or share in any Debtor (including all options, warrants, rights, or other securities or agreements to obtain such an interest or share in such Debtor), whether or not arising under or in connection with any employment agreement and whether or not certificated, transferable, preferred, common, voting, or denominated “stock” or a similar security, including any Claim subordinated pursuant to section 510(b) of the Bankruptcy Code.

112. Interim DIP Orders means the First and Second Interim DIP Orders entered at Docket Nos. 59 and 185, respectively, approving, on an interim basis, the DIP Motion.

113. IRS means the Internal Revenue Service.

114. Insurance Policies means collectively, all insurance policies, issued at any time, under which a Debtor is an insured party (including all related agreements, documents, and instruments), including, but not limited to, any D&O Liability Insurance Policies.

115. Judicial Code means title 28 of the United States Code, 28 U.S.C. §§ 1–4001, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

116. Lien shall have the meaning set forth in section 101(37) of the Bankruptcy Code.

117. “Liability Payment Deductions” has the meaning ascribed to such term in the Equity Purchase Agreement.

118. List of Assumed Contracts means the list of Executory Contracts and Unexpired Leases to be assumed and assigned in connection with a Sale Transaction consummated pursuant to the Plan, to be included in the Plan Supplement.

119. Net Cash Proceeds means (i) Sale Transaction Proceeds, less (ii) Cash retained (a) to pay Holders of Allowed Administrative Claims, Professional Fee Claims, Priority Tax Claims, Priority Non-Tax Claims, and Secured Claims, (b) for the Disputed Claims Reserve (if any) established in regard to any of the foregoing types of Claims, and (c) for the Debtor Liquidating Trust Initial Funding Amount or the Post-Effective Date Debtor Initial funding Amount, as applicable.

120. Noteholder Direct Claim means any claim or cause of action belonging to any Senior Noteholder arising from or related to (i) that certain Convertible Note Subscription Agreement dated April 19, 2022, between Nogin Inc. (formerly known as Software Acquisition Group Inc. III) as issuer and the subscribers and guarantors party thereto; (ii) that certain Indenture dated August 26, 2022 between and among Software Acquisition Group III, certain guarantors party thereto, and U.S. Bank Trust Company, National Association, as Trustee and Collateral Agent, and any supplements or amendments thereto; (iii) the Merger Agreement2; (iv) the Business Combination3; and/or (v) the Debtors’ principals, provided that neither the Senior Notes Claims nor any Claim against one or more Debtors shall be a Noteholder Direct Claim.

121. Noteholder Direct Claims Trust means the trust established in accordance with the Noteholder Direct Claims Trust Agreement.

122. Noteholder Direct Claims Trust Agreement means the agreement establishing the Noteholder Direct Claims Trust, as drafted by the Ad Hoc Committee of Noteholders, to be included in the Plan Supplement.

123. Noteholder Direct Claims Trust Assets shall consist of (a) Noteholder Direct Claims, if any, contributed by one or more Senior Noteholders pursuant to the Noteholder Direct Claims Trust Agreement, including any and all proceeds thereof, together with all privileges related thereto (including, but not limited to, any attorney client and work product privileges); and (b) the rights to any proceeds from any recovery under the D&O Liability Insurance Policies providing coverage for any Noteholder Direct Claims.

[2]	As defined in the Declaration of Vladimir Kasparov in Support of Debtors’ Chapter 11 Petitions and First Day Motions [Docket No. 15] (the “Kasparov Declaration”)
[3]	As defined in the Kasparov Declaration.

124. Noteholder Direct Claims Trust Beneficiaries means any Senior Noteholder that has contributed one or more Noteholder Direct Claims to the Noteholder Direct Claims Trust.

125. Noteholder Direct Claims Trust Beneficial Interests means the beneficial interests in the Noteholder Direct Claims Trust to be issued to the Noteholder Direct Claims Trust Beneficiaries.

126. Noteholder Direct Claims Trust Expenses means (i) any and all reasonable fees, costs, and expenses incurred by the Noteholder Direct Claims Trust or the Noteholder Direct Claims Trustee on or after the Effective Date in connection with the administration of the Noteholder Direct Claims Trust, including without limitation administrative fees, attorneys’ and other professionals’ fees and expenses, compensation for the Noteholder Direct Claims Trustee as provided in the Noteholder Direct Claims Trust Agreement, insurance, taxes, and other expenses; and (ii) any Trust Cooperation Payment.

127. Noteholder Direct Claims Trustee means the Person designated by the Ad Hoc Committee of Noteholders to serve as Trustee of the Noteholder Direct Claims Trust, the identity of whom and the terms of his or her compensation shall be disclosed in the Plan Supplement.

128. Notice of Auction Results means the Notice of (I) Cancellation of Auction and (II) Successful Bid [Docket No. 295], (i) identifying the Plan Sponsor (or its designee) as the Successful Bidder and the Buyer and (ii) providing notice of the cancellation of the Auction.

129. Other Secured Claims mean all Secured Claims, other than the Senior Notes Claims.

130. Person shall have the meaning set forth in section 101(41) of the Bankruptcy Code.

131. Petition Date means December 5, 2023.

132. Plan means this joint chapter 11 plan, including all appendices, exhibits, schedules, and supplements hereto (including any appendices, schedules, and supplements to the Plan contained in the Plan Supplement), as the same may be amended, supplemented, or modified from time to time in accordance with the provisions of the Bankruptcy Code, and the terms hereof.

133. Plan Administrator means the Person designated by the Debtors to serve as Plan Administrator, the identity of whom and the terms of his or her compensation shall be disclosed in the Plan Supplement and shall be satisfactory to the Plan Sponsor and the Ad Hoc Committee of Noteholders.

134. Plan Administrator Agreement means the agreement between the Debtors and the Plan Administrator, as drafted by the Debtors and in form and substance reasonably acceptable to the Ad Hoc Committee of Noteholders and the Plan Sponsor, to be included in the Plan Supplement.

135. Plan Administrator Expenses means any and all reasonable fees, costs, and expenses incurred by the Plan Administrator on or after the Effective Date in connection with the administration of the Plan, including without limitation administrative fees, attorneys’ and other professionals’ fees and expenses, compensation for the Plan Administrator as provided in the Plan Administrator Agreement, insurance, taxes and other expenses.

136. Plan Sponsor means B. Riley Principal Investments, LLC.

137. Plan Sponsor Excusal Condition has the meaning set forth in the Restructuring Support Agreement.

138. Plan Supplement means a supplemental appendix to the Plan containing, among other things, forms of applicable documents, schedules, and exhibits to the Plan to be filed with the Bankruptcy Court in one or more filings, including, but not limited to, the following: (i) the Equity Purchase Agreement or Asset Purchase Agreement, as applicable, and any necessary documentation related to the Sale Transaction; (ii) the List of Assumed Contracts; (iii) the list of Retained Causes of Action; (iv) the identity and terms of compensation of the Noteholder Direct Claims Trustee; (v) the Noteholder Direct Claims Trust Agreement; (vi) the identity and terms of compensation of the Creditor Litigation Trustee; (vii) the Creditor Litigation Trust Agreement; (viii) the identity and terms of compensation of the Debtor Liquidating Trustee or the Plan Administrator, as applicable; (ix) the Debtor Liquidating Trust Agreement or the Plan Administrator Agreement, as applicable; (x) the Restructuring Steps Memorandum; (xi) the Funding Agreement Memorandum; and (xii) the Transaction Identification Notice; provided, that, through the Effective Date, the Debtors shall have the right to amend the documents contained in the Plan Supplement with the consent of the Ad Hoc Committee of Noteholders and the Plan Sponsor in accordance with the terms of the Plan and to the extent provided in the RSA, including pursuant to Article X of this Plan.

139. Post-Effective Date Debtor means Nogin, Inc., from and after the Effective Date, in the event that Reorganized Nogin’s Reorganized Equity Interests are not purchased, or if Nogin Inc.’s Assets are purchased, pursuant to the Sale Transaction Documents.

140. Post-Effective Date Debtors means one or more of the Debtors, from and after the Effective Date, in the event that such Debtors’ Assets are sold pursuant to an Asset Sale Transaction, or their Reorganized Equity Interests are not purchased.

141. Post-Effective Date Assets shall consist of (a) the Post-Effective Date Debtor Initial Funding Amount and (b) all Assets not transferred to the Buyer or the Creditor Litigation Trust, in the event a Plan Administrator is appointed.

142. Post-Effective Date Debtor Initial Funding Amount means, in the event a Plan Administrator is appointed, an amount to be determined by the Debtors and consented to by the Plan Sponsor and disclosed in the Plan Supplement and which shall be satisfactory to the Plan Sponsor and the Ad Hoc Committee of Noteholders.

143. Prerequisite Condition shall have the meaning set forth in Article IX.A.

144. Priority Non-Tax Claim means any Claim other than an Administrative Claim or a Priority Tax Claim that is entitled to priority in payment as specified in section 507(a) of the Bankruptcy Code.

145. Priority Tax Claim means any Claim of a Governmental Unit of the kind entitled to priority in payment under sections 502(i) and 507(a)(8) of the Bankruptcy Code.

146. Pro Rata means, as applicable, the proportion that an Allowed Claim or Interest in a particular Class bears to the aggregate amount of Allowed Claims or Interests in that Class, or the proportion that Allowed Claims or Interests in a particular Class bear to the aggregate amount of Allowed Claims and Disputed Claims or Allowed Interests and Disputed Interests in the group of Classes entitled to share in the same recovery as such Class under the Plan. For the avoidance of doubt, as applied to the Allowed Senior Notes Claims, Pro Rata means the same proportion that the beneficial holders of such Allowed Senior Notes Claim held the Allowed Senior Notes Claims as of the Distribution Record Date (excluding the Debtors’ Chief Executive Officer as of the Petition Date).

147. Professional Fee Account means a segregated escrow account established and funded pursuant to Article II.B.2.

148. Professional Fee Escrow Agent means the escrow agent for the Professional Fee Account.

149. Professional Fee Escrow Agreement means the agreement regarding the Professional Fee Account.

150. Professional Fee Claims means all Claims for Professional Fees incurred on or after the Petition Date through the Effective Date.

151. Professional Fee Claims Estimate means the aggregate unpaid Professional Fee Claims through the Effective Date as estimated in accordance with Article II.B.3.

152. Professional Fees means fees and expenses (including transaction and success fees) incurred by an Entity employed by the Debtors or Creditors’ Committee pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code for services rendered before or on the Effective Date, pursuant to sections 327, 328, 329, 330, 331, or 363 of the Bankruptcy Code.

153. Proof of Claim means a proof of Claim filed in the Chapter 11 Cases.

154. Purchaser Parent shall have the meaning set forth in Equity Purchase Agreement.

155. Reinstate, Reinstated, or Reinstatement means to render a Claim Unimpaired under the Plan.

156. Related Party means with respect to any Released Party, such Entity’s predecessors, successors and assigns, subsidiaries, Affiliates, managed accounts or funds, all of its and their respective current and former officers, directors, managers, committee members, principals, stockholders (and any fund managers, fiduciaries or other agents of stockholders with any involvement related to the Debtors), members, partners, employees, agents, trustees, advisory board members, advisors, attorneys, accountants, actuaries, investment bankers, consultants, representatives, management companies, fund advisors and other professionals or advisors, and such Persons’ respective heirs, executors, estates, servants and nominees.

157. Released Parties means (i) the Debtors and their Estates; (ii) the Post-Effective Date Debtor(s); (iii) the Plan Administrator; (iv) Reorganized Debtors, (v) B. Riley Principal Investments, LLC and its Affiliates, (vi) Bluestar Alliance, (vii) the Consenting Noteholders and any other direct or beneficial holder of the Senior Notes (except the Debtors’ Chief Executive Officer holding Senior Notes), (viii) Brown Rudnick LLP; (ix) the Indenture Trustee in its capacity as the Indenture Trustee for the Senior Notes and its counsel, Shipman & Goodwin LLP, (x) Creditor Litigation Trust, (xi) Creditor Litigation Trustee, (xii) Noteholder Direct Claims Trust; (xiii) Noteholder Direct Claims Trustee; (xiv) Debtor Liquidating Trust, (xv) Debtor Liquidating Trustee (xvi), Richards, Layton & Finger, P.A., (xvii) Livingstone Partners, LLC, (xviii) Triple P RTS, LLC, (xix) Vladimir Kasparov, in his capacity as Chief Restructuring Officer, (xx) Robin Chiu, in her capacity as Deputy Chief Restructuring Officer, (xxi) Donlin, Recano & Company, Inc., (xxii) the Creditors’ Committee and each member thereof (solely in their capacity as such), (xxiii) Morris James LLP, (xxiv) Lowenstein Sandler LLP, (xxv) Dundon Advisers LLC and (xxvi) the Related Parties of the foregoing (except for the Debtors); provided, however, that, notwithstanding the foregoing, no current or former Affiliate, or Insider of the Debtors will be a Released Party unless consented to in writing by the Required Consenting Noteholders, and provided further, however, that the attorneys, accountants, investment bankers, consultants and other professionals of the Debtors and the other Persons specifically named in this definition shall be Released Parties. Additionally, notwithstanding anything contained herein to the contrary, no current or former Affiliate or Insider of the Debtors may become a Released Party unless consented to in writing by the Required Consenting Noteholders if such status as a Released Party is solely due to its being a Related Party of the Reorganized Debtors.

158. Releasing Parties means, collectively, (i) the holders of all Claims that are Unimpaired under the Plan and have not formally or informally objected in writing to the Plan, (ii) B. Riley Principal Investments, LLC and its Affiliates, (iii) Bluestar Alliance, (iv) the Consenting Noteholders, (v) the Indenture Trustee in its capacity as the Indenture Trustee for the Senior Notes, (vi) Creditor Litigation Trust, (vii) Creditor Litigation Trustee, (viii) Debtor Liquidating Trust, (ix) Debtor Liquidating Trustee, (x) the Post-Effective Date Debtor(s); (xi) the Plan Administrator (xii) the Senior Noteholders who are not Consenting Noteholders that (a) vote to accept the Plan and do not affirmatively opt-out of the Releases by Releasing Parties on the ballot to solicit acceptances of the Plan, (b) vote to reject the Plan and do not affirmatively opt-out of the Releases by Releasing Parties on the ballot to solicit acceptances of the Plan, or (c) abstain from voting on the Plan and do not affirmatively opt-out of the Releases by Releasing Parties on the ballot to solicit acceptances of the Plan; provided, however, that any Person or Entity in a voting class whose solicitation package was returned as undeliverable shall not be a Releasing Party; provided, further, however, that in the event any Senior Noteholder that is not a Consenting Noteholder elects to opt out of the Releases by Releasing Parties, such opt-out is only effective as to the Senior Noteholder that elects to opt-out, and any Senior Noteholder that is not a Consenting Noteholder that has affirmatively elected to opt out of the Releases by Releasing Parties shall otherwise be unaffected by the Indenture Trustee being a Releasing Party; provided, further, however that any releases provided by the Creditor Litigation Trust, the Creditor Litigation Trustee or any direct or beneficial holder of the Senior Notes shall not be with respect to, and shall have no adverse effect on their rights to prosecute, any Retained Causes of Action transferred to the Creditor Litigation Trust or any direct claims which a direct or beneficial holder of the Senior Notes may have against an Insider or Affiliate of the Debtors who is not a Released Party. For the avoidance of doubt, the Consenting Noteholders shall be deemed to have provided the Releases by Releasing Parties in accordance with the RSA notwithstanding any Consenting Noteholder’s affirmative opt-out on the ballot to solicit acceptances of the Plan.

159. Reorganized Equity Interests means the Interests in the Reorganized Debtors.

160. Reorganized Debtors means, upon consummation of the Equity Sale Transaction on the Effective Date of the Plan, Nogin Commerce, Inc., and Native Brands Group LLC, each as reorganized pursuant to and under the Plan; provided that if the Buyer in an Alternative Restructuring purchases the Reorganized Equity Interests in Reorganized Nogin, then for purposes of the Plan, the term Reorganized Debtors shall also encompass Reorganized Nogin.

161. Reorganized Nogin means Nogin, Inc. in the event that the Buyer in an Alternative Restructuring purchases the Reorganized Equity Interests of Nogin, Inc. issued pursuant to and under the Plan.

162. Required Consenting Noteholders means, as of the relevant date, Consenting Noteholders holding at least two-thirds (66 2/3%) of the aggregate principal amount of the Senior Notes Claims and over fifty percent (50%) in number of the aggregate total number of Senior Notes Claims.

163. Restructuring Support Agreement means that certain Restructuring Support Agreement, dated November 16, 2023, by and between the Debtors, the Plan Sponsor, and the Consenting Noteholders.

164. Restructuring Term Sheet means that certain term sheet attached to the Restructuring Support Agreement as Exhibit B.

165. Restructuring Steps Memorandum means the memorandum to be included in the Plan Supplement that identifies the transaction steps necessary to consummate the Sale Transaction.

166. Restructuring Transactions shall have the meaning set forth in Article IV.L.

167. Retained Causes of Action means all claims and causes of action belonging to the Debtors, including, but not limited to, any and all claims and causes of action against their Insiders and Affiliates (and Related Parties of each, unless otherwise released herein) and any Avoidance Actions not sold pursuant to the Sale Transaction Documents. For the avoidance of doubt, the Retained Causes of Action shall not include the Causes of Action sold pursuant to the applicable Sale Transaction Document; provided, however, that, except to the extent expressly released under the Plan, all claims and causes of action against the Debtors’ Insiders and Affiliates (including, but not limited to, any Avoidance Actions against them) shall not be sold pursuant to the applicable Sale Transaction Documents, but shall be retained by the Debtors, and on the Effective Date, shall vest in the Creditor Litigation Trust.

168. Sale Order means any order of the Court approving the sale of substantially all of the Debtors’ Assets.

169. Sale Transaction means a sale consummated pursuant to an Equity Sale Transaction or Asset Sale Transaction, as applicable.

170. Sale Transaction Documents means, as applicable the Equity Purchase Agreement or Asset Purchase Agreement, and any and all related agreements and schedules contemplated thereby.

171. Sale Transaction Proceeds means the net proceeds of any Equity Sale Transaction or Asset Sale Transaction, as applicable, which, in an Alternative Restructuring must include cash proceeds or other consideration sufficient to satisfy all outstanding DIP Obligations, and which shall be immediately applied on the Effective Date to indefeasibly pay in full in cash all outstanding DIP Obligations (unless otherwise consented to by the DIP Agent).

172. Schedules means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases, and statements of financial affairs filed by the Debtors pursuant to section 521 of the Bankruptcy Code, as the same may be amended, supplemented, or modified from time to time.

173. Second Interim DIP Order means that order entered at Docket No. 185 approving, on an interim basis, the DIP Motion.

174. Secured Claim means a Claim (a) secured by a Lien on a Debtor’s interest in property to the extent of the value of such interest as (i) set forth in the Plan, (ii) agreed to by the Holder of such Claim and the applicable Debtor, or (iii) determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code; or (b) secured by the amount of any right of setoff of the Holder thereof in accordance with section 553 of the Bankruptcy Code.

175. Securities Act means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, as amended, together with the rules and regulations promulgated thereunder.

176. Security shall have the meaning set forth in section 101(49) of the Bankruptcy Code.

177. Senior Noteholders means holders of the Senior Notes and the Senior Notes Claims.

178. Senior Notes means the 7.00% Convertible Senior Notes due 2026 issued pursuant to the Indenture.

179. Senior Notes Adequate Protection Liens has the meaning ascribed to such term in the Final DIP Order.

180. Senior Notes Cash Recovery means the greater of the (a) Cash Settlement Consideration or (b) Net Cash Proceeds from an Alternative Restructuring.

181. Senior Notes Claims means claims related to the Senior Notes arising under the Indenture in the aggregate amount of no less than $67,856,181, which amount includes accrued but unpaid interest through the Petition Date.

182. Senior Notes Recovery means the (a) Senior Notes Cash Recovery and (b) Creditor Litigation Trust Beneficial Interests entitling the holders thereof to sixty percent (60%) of distributions of Creditor Litigation Trust Assets and the proceeds thereof, net of Creditor Litigation Trust Expenses, pursuant to and in accordance with the terms of the Creditor Litigation Trust Agreement and (c) the Pro Rata share of any Trust Cooperation Payment(s) received by the Creditor Litigation Trust allocable to Holders of Senior Notes Claims, net of Creditor Litigation Trust Expenses.

183. Equity Purchase Agreement means an agreement to purchase the Reorganized Equity Interests in the Reorganized Debtors, as contemplated under the Bidding Procedures.

184. Subsequent Condition shall have the meaning set forth in Article IX.A.

185. Successful Bid shall have the meaning set forth in the Bidding Procedures.

186. Successful Bidder shall have the meaning set forth in the Bidding Procedures.

187. Tax Account means a segregated escrow account established for satisfying Unknown Priority Tax Claims.

188. Tax Account Escrow Agent means the escrow agent for the Tax Account.

189. Tax Account Escrow Agreement means the agreement regarding the Tax Account.

190. Transaction Identification Notice means the notice to be included in the Plan Supplement that identifies whether the Buyer will consummate an Equity Sale Transaction or Asset Sale Transaction, and whether the Debtor Liquidating Trust will be formed or a Plan Administrator will be appointed to carry out the duties ascribed thereto, as applicable, in accordance with the Plan.

191. Trust Cooperation Payment means any payment made from the Noteholder Direct Claims Trust to the Creditor Litigation Trust pursuant to any cooperation agreement that may be entered into between the parties.

192. Unknown Priority Tax Claims shall have the meaning set forth in Equity Purchase Agreement.

193. U.S. Trustee means the Office of the United States Trustee for the District of Delaware.

194. Unexpired Lease means a lease to which any of the Debtors are a party and that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

195. Unimpaired means, with respect to a Claim, Interest, or Class of Claims or Interests, not “impaired” within the meaning of section 1124 of the Bankruptcy Code.

196. Unsecured Creditor Recovery Threshold means that the amount of Creditor Litigation Trust Assets and the proceeds thereof available for distribution to Holders of Allowed General Unsecured Claims, pursuant to the Creditor Litigation Trust Agreement, is greater than zero.

197. Unsecured Creditor Recovery means (a) the Creditor Litigation Trust Beneficial Interests entitling the holders thereof to forty percent (40%) of distributions of Creditor Litigation Trust Assets and the proceeds thereof, net of Creditor Litigation Trust Expenses, pursuant to and in accordance with the terms of the Creditor Litigation Trust Agreement and (b) the Pro Rata share of any Trust Cooperation Payment(s) received by the Creditor Litigation Trust allocable to Holders of General Unsecured Claims.

B.	Rules of Interpretation

Unless otherwise specified, all section or exhibit references in the Plan are to the respective section in, or exhibit to, the Plan, as the same may be amended, waived, or modified from time to time. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained therein. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (c) unless otherwise specified, all references herein to “Articles” are references to sections hereof or hereto; (d) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (e) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

C.	Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan is otherwise to occur on a day that is not a Business Day, then such transaction shall instead occur on the next Business Day.

D.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated herein, the laws of the State of Delaware, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, that, company governance matters relating to the Debtors shall be governed by the laws of the state of their applicable formation.

E.	Reference to Monetary Figures

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F.	Reference to the Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors shall mean the Debtors, Reorganized Debtors, the Post-Effective Date Debtor(s), and/or the Debtor Liquidating Trust, to the extent the context requires.

G.	Controlling Document

In the event of any conflict between the terms and provisions in the Plan (without reference to the Plan Supplement) and the terms and provisions in the Disclosure Statement, the Plan Supplement, any other instrument or document created or executed pursuant to the Plan, or any order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), the Plan (without reference to the Plan Supplement) shall govern and control; provided, however, that, in the event of a conflict between the Confirmation Order and any of the Plan and the Plan Supplement, the Confirmation Order shall govern and control in all respects.

Article II.
ADMINISTRATIVE AND PRIORITY CLAIMS

A.	Administrative Claims

Except with respect to Professional Fee Claims and except to the extent that an Administrative Claim has already been paid during the Chapter 11 Cases or a Holder of an Allowed Administrative Claim and the Debtors agree to less favorable treatment, each Holder of an Allowed Administrative Claim shall receive, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Claim, payment in full in Cash, or otherwise receive treatment consistent with the provisions of the Bankruptcy Code (i) on the Effective Date, if such Administrative Claim is Allowed as of the Effective Date (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); or (ii) if such Administrative Claim is not Allowed as of the Effective Date, then within thirty (30) calendar days after the date such Administrative Claim is Allowed; provided, that, if an Allowed Administrative Claim arises from liabilities incurred by the Debtors’ Estates in the ordinary course of business after the Petition Date, such Claim shall be paid in accordance with the terms and conditions of the particular transaction giving rise to such Claim in the ordinary course.

Requests for payment of Administrative Claims must be filed and served on (i) the Debtor Liquidating Trustee or the Post-Effective Date Debtor(s), as applicable, and (ii) Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date; provided that the Administrative Claims Bar Date does not apply to Administrative Claims arising in the ordinary course of business as conducted prior to the Petition Date.

HOLDERS OF ADMINISTRATIVE CLAIMS THAT ARE REQUIRED TO, BUT DO NOT, FILE AND SERVE A REQUEST FOR PAYMENT OF SUCH ADMINISTRATIVE CLAIMS BY THE ADMINISTRATIVE CLAIMS BAR DATE SHALL BE FOREVER BARRED, ESTOPPED, AND ENJOINED FROM ASSERTING SUCH ADMINISTRATIVE EXPENSE CLAIMS AGAINST THE DEBTORS, THE REORGANIZED DEBTORS, THE ESTATES, THE POST-EFFECTIVE DATE DEBTOR(S), THE BUYER, THE CREDITOR LITIGATION TRUST, THE CREDITOR LITIGATION TRUSTEE, THE NOTEHOLDER DIRECT CLAIMS TRUST, THE NOTEHOLDER DIRECT CLAIMS TRUSTEE, THE DEBTOR LIQUIDATING TRUST, THE DEBTOR LIQUIDATING TRUSTEE OR THE ASSETS OR PROPERTY OF ANY OF THE FOREGOING, AND SUCH ADMINISTRATIVE CLAIMS SHALL BE DISCHARGED AS OF THE EFFECTIVE DATE.

B.	Professional Fee Claims

1. Final Fee Applications

All final requests for payment of Professional Fee Claims must be filed with the Bankruptcy Court no later than the first Business Day that is forty-five (45) calendar days after the Effective Date unless otherwise ordered by the Bankruptcy Court. Objections to any Professional Fee Claim must be filed and served on counsel to the Debtors, the U.S. Trustee, and the Holder of such Professional Fee Claim no later than twenty-one (21) calendar days after the filing of the final applications for compensation or reimbursement (unless otherwise agreed by the Debtors and the party requesting compensation of a Professional Fee Claim).

2. Professional Fee Account

As soon as reasonably practicable after the Confirmation Date and no later than the Effective Date, the Debtors shall establish and fund the Professional Fee Account with Cash equal to the Professional Fee Claims Estimate prior to making any Distributions under the Plan. No Liens, Claims, or Interests shall encumber the Professional Fee Account in any way, and such account shall not be subject to the control of any party other than the Professional Fee Escrow Agent. The Professional Fee Account (including funds held in the Professional Fee Account) (i) shall not be and shall not be deemed property of the Debtors, the Estates, the Reorganized Debtors, the Post-Effective Date Debtor(s), the Plan Administrator, the Creditor Litigation Trustee, the Creditor Litigation Trust, the Noteholder Direct Claims Trustee, the Noteholder Direct Claims Trust, the Debtor Liquidating Trustee, or the Debtor Liquidating Trust and (ii) shall be held in trust for, and exclusively available for, the payment of Professional Fees as they become Allowed and payable; provided, that, funds remaining in the Professional Fee Account after all Allowed Professional Fee Claims have been irrevocably paid in full, as acknowledged in writing by all applicable Professionals, shall promptly be transferred to the Plan Sponsor, without the need for any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity. Allowed Professional Fee Claims shall be paid in Cash by the Professional Fee Escrow Agent to such Professionals from funds held in the Professional Fee Account when such Claims are Allowed by an order of the Bankruptcy Court; provided, that, Professional Fee Claims shall not be limited nor deemed to be limited in any way to the balance of funds held in the Professional Fee Account and, to the extent any Allowed Professional Fee Claims remain unpaid after exhaustion of the Professional Fee Account, such remaining Allowed Professional Fee Claims shall be paid by the Debtor Liquidating Trust or the Post-Effective Date Debtor, as applicable.

3. Professional Fee Claims Estimate

No later than five (5) Business Days prior to the Effective Date, Holders of Professional Fee Claims shall provide a reasonable, good faith estimate of unpaid Professional Fee Claims incurred in rendering services to the Debtors on or before the Effective Date, including any fees and expenses projected to be outstanding as of the Effective Date, and the Debtors shall fund the Professional Fee Account held by the Professional Fee Escrow Agent with such estimated amounts for the benefit of the Holders of the Professional Fee Claims until the fee applications related thereto are resolved by Final Order or agreement of the parties; provided, that, such estimate shall not be deemed to limit the amount of fees and expenses that are the subject of a Professional’s final request for payment of filed Professional Fee Claims. If a Holder of a Professional Fee Claim does not provide such an estimate, the Debtors may estimate the unpaid and unbilled reasonable and necessary fees and out-of-pocket expenses of such Holder of a Professional Fee Claim. When all such Allowed Professional Fee Claims have been paid in full, as acknowledged in writing by all applicable Professionals, any remaining amount in the Professional Fee Account shall promptly be transferred to the Plan Sponsor, without requiring any further action or order of the Bankruptcy Court.

4. Tax Account

As soon as reasonably practicable after the Confirmation Date and no later than the Effective Date, the Debtors shall establish and fund the Tax Account with Cash equal to an amount reasonably expected to satisfy any Unknown Priority Tax Clams that be become Allowed Priority Tax or Administrative Claims, if any and as applicable, in accordance with the Equity Purchase Agreement. No Liens, Claims, or Interests shall encumber the Tax Account in any way, and such account shall not be subject to the control of any party other than the Tax Account Escrow Agent. The Tax Account shall be held in trust for, and exclusively available for, the payment of Unknown Priority Tax Clams, if any, as they become Allowed and payable; provided, that, funds remaining in the Tax Account after payment of all Unknown Priority Tax Clams that become Allowed Priority Tax or Administrative Claims, if any and as applicable, shall promptly be transferred to the Plan Sponsor, without the need for any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

5. Post-Effective Date Fees and Expenses

Except as otherwise specifically provided in the Plan, on and after the Effective Date, the Distribution Agent shall, in the ordinary course of business and without the need for any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional, or other fees and expenses related to implementation of the Plan. Upon the Effective Date, any requirement that professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention for services rendered after such date shall terminate, and the Reorganized Debtors, the Post-Effective Date Debtor(s), the Plan Administrator, the Creditor Litigation Trustee, the Noteholder Direct Claims Trustee or the Debtor Liquidating Trustee, as applicable, may employ any professional in the ordinary course of business without the need for any further notice to or action, order, or approval of the Bankruptcy Court.

C.	Priority Tax Claims

Except to the extent that a Priority Tax Claim has already been paid during the Chapter 11 Cases or a Holder of an Allowed Priority Tax Claim and the Debtors agree to less favorable treatment, each Holder of an Allowed Priority Tax Claim shall receive, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Claim, payment in full in Cash, or otherwise receive treatment consistent with the provisions of the Bankruptcy Code (i) on the Effective Date, if such Priority Tax Claim is Allowed as of the Effective Date (or, if not then due, when such Allowed Priority Tax Claim is due or as soon as reasonably practicable thereafter) or (ii) if such Priority Tax Claim is not Allowed as of the Effective Date, within thirty (30) calendar days after the date such Priority Tax Claim is Allowed.

D.	DIP Claims

All DIP Claims (including, for the avoidance of doubt, the Bridge Loan Claims, as rolled-up under the DIP Orders) shall be deemed Allowed as of the Effective Date in an amount equal to (a) the principal amount outstanding under the DIP Loan on such date, (b) all interest accrued and unpaid thereon to the date of payment, and (c) any and all accrued and unpaid fees, expenses and indemnification obligations or other obligations of any kind payable under the DIP Credit Agreement Documents.

To the extent the DIP Lender is the Successful Bidder, the DIP Claims shall be deemed to be fully and finally satisfied by the issuance of the Reorganized Equity Interests to the DIP Lender or an Affiliate thereof pursuant to the Equity Sale Transaction Documents and this Plan. In the event that the DIP Lender is not the Successful Bidder, except to the extent that the DIP Lender, as the sole Holder of an Allowed DIP Claim, agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release and discharge of, and in exchange for, each Allowed DIP Claim, the DIP Lender shall receive indefeasible payment in full in Cash of such Holder’s Allowed DIP Claim on the Effective Date, which Allowed amount shall not be subject to setoff, defense, counterclaim, recharacterization or avoidance.

Upon the indefeasible payment or satisfaction in full in Cash, or other satisfactory treatment, of the DIP Claims (other than any DIP Claims based on the Debtors’ contingent obligations under the DIP Credit Agreement for which no claim has been made) in accordance with the terms of the Plan, on the Effective Date, all Liens granted to secure the Allowed DIP Claims shall be automatically terminated and of no further force and effect without any further notice to, or action, order, or approval of, the Court or any other Entity. Notwithstanding anything to the contrary herein or in the Confirmation Order, the Debtors’ contingent or unliquidated obligations under the DIP Credit Agreement, to the extent not indefeasibly paid in full in Cash on the Effective Date or otherwise satisfied by the Debtors in a manner reasonably acceptable to the DIP Lender, shall survive the Effective Date and shall not be released or discharged pursuant to the Plan or Confirmation Order, notwithstanding any provision hereof or thereof to the contrary and, on and after the Effective Date, shall be satisfied by utilizing funds in the Debtor Liquidating Trust or the Post-Effective Date Debtor(s), as applicable.

E.	Indenture Trustee Fees and Expenses

On the later of the Effective Date or five (5) Business Days following the receipt of an invoice, the Distribution Agent shall pay in full in Cash any Indenture Trustee Fees and Expenses without the requirement for the filing of retention applications, fee applications, or any other applications in the Chapter 11 Cases, and without any requirement for further notice or Bankruptcy Court review or approval. Such payments shall constitute a Distribution on account of the Allowed Senior Notes Claim. The Indenture Trustee and its advisors shall provide to counsel to the Debtors and counsel to the Buyer invoices for unpaid fees and expenses at least five (5) Business Days before, or as soon as practicable after, the Effective Date.

F.	Consenting Noteholder Group Advisors Fees and Expenses

On the later of the Effective Date or five (5) Business Days following the receipt of an invoice, the Distribution Agent shall pay in full in Cash any outstanding Consenting Noteholder Group Advisors Fees and Expenses to the extent they have not been paid pursuant to the DIP Orders without the requirement for the filing of retention applications, fee applications, or any other applications in the Chapter 11 Cases, and without any requirement for further notice or Bankruptcy Court review or approval. Such payments shall constitute a Distribution on account of the Allowed Senior Notes Claim. Each of the Consenting Noteholder Group Advisors shall provide to counsel to the Debtors and counsel to the Buyer invoices for unpaid fees and expenses at least five (5) Business Days before, or as soon as practicable after, the Effective Date.

Article III.
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Summary of Classification

All Claims and Interests, except for Claims addressed in Article II, are classified as set forth in this Article III. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest also is classified in a particular Class for the purpose of receiving Distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

1. Class Identification

The classification of Claims and Interests against the Debtors pursuant to the Plan is as follows:

Class	Designation	Treatment	Entitled to Vote
1	Priority Non-Tax Claims	Unimpaired	No (Presumed to Accept)
2	Other Secured Claims	Unimpaired	No (Presumed to Accept)
3	Senior Notes Claims	Impaired	YES
4	General Unsecured Claims	Impaired	No (Deemed to Reject)
5	Intercompany Claims	Unimpaired	No (Presumed to Accept or Deemed to Reject)
6	Existing Equity Interests	Impaired	No (Deemed to Reject)

B.	Treatment of Claims and Interests[4]

1. Class 1 – Priority Non-Tax Claims

a.	Classification: Class 1 consists of all Priority Non-Tax Claims.

b.	Treatment: Except to the extent a Holder of an Allowed Priority Non-Tax Claim agrees to less favorable treatment, on the later of (i) the Effective Date or (ii) the date such Priority Non-Tax Claim becomes Allowed, or as soon as reasonably practicable thereafter, each Holder of an Allowed Priority Non-Tax Claim shall receive, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Claim, payment in full in Cash in an amount equal to the Allowed amount of such Claim.

c.	Voting: Class 1 is Unimpaired under the Plan. Each Holder of an Allowed Priority Non-Tax Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed Priority Non-Tax Claims are not entitled to vote to accept or reject the Plan, and the votes of such Holders shall not be solicited with respect to Priority Non-Tax Claims.

2. Class 2 – Other Secured Claims

a.	Classification: Class 2 consists of all Other Secured Claims.

b.	Treatment: Except to the extent a Holder of an Allowed Other Secured Claim agrees to less favorable treatment, on the later of (i) the Effective Date or (ii) the date such Other Secured Claim becomes Allowed, or as soon as reasonably practicable thereafter, each Holder of an Allowed Other Secured Claim shall receive, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Claim, at the discretion of the Distribution Agent (x) payment in full in Cash in an amount equal to the Allowed amount of such Claim; (y) such other treatment sufficient to render such Other Secured Claim Unimpaired; or (z) return of the applicable collateral or authorization of a setoff in satisfaction of the Allowed amount of such Other Secured Claim.

c.	Voting: Class 2 is Unimpaired under the Plan. Each Holder of an Allowed Other Secured Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed Other Secured Claims are not entitled to vote to accept or reject the Plan, and the votes of such Holders shall not be solicited with respect to Other Secured Claims.

4	For the avoidance of doubt, on the Effective Date, the treatment proposed herein shall be binding on all Holders of Claims and/or Interests, regardless of whether such Holders of Claims and/or Interests vote to accept the Plan or object to the Plan or any treatment hereunder.

3. Class 3 – Senior Notes Claims

a.	Classification: Class 3 consists of all Senior Notes Claims.

b.	Allowance: The Senior Notes Claims shall be Allowed in an amount of no less than $67,856,181, which amount includes accrued but unpaid interest through the Petition Date.

c.	Treatment: Except to the extent a Holder of an Allowed Senior Notes Claim agrees to less favorable treatment, in full and final satisfaction of their Allowed Senior Notes Claims, on the Effective Date, Holders of Allowed Senior Notes Claims shall receive:

(i)	In the event that the Debtors pursue the transactions contemplated by the Restructuring Support Agreement and embodied in the Restructuring Term Sheet, and the Buyer is the Plan Sponsor (or its designee) purchasing the Reorganized Equity Interests pursuant to an Equity Purchase Agreement, Holders of Allowed Senior Notes Claims (other than the Debtors’ Chief Executive Officer as of the Petition Date) shall receive their Pro Rata share of the Senior Notes Recovery.

(ii)	In the event that the Debtors pursue an Alternative Restructuring, whether pursuant to an Equity Purchase Agreement or an Asset Purchase Agreement, whether pursuant to this Plan or a Sale Order, and the Buyer is an entity other that the Plan Sponsor (or its designee), Holders of Allowed Senior Notes Claims (other than the Debtors’ Chief Executive Officer as of the Petition Date) shall receive (i) the greater of their Pro Rata share of the (a) Cash Settlement Consideration or (b) Net Cash Proceeds; provided that if the Alternative Restructuring does not provide Equivalent Noteholder Treatment, the Restructuring Support Agreement has not been terminated pursuant to Section 13.01(g), (j) or (a) (resulting from a material breach by the Required Consenting Noteholders or the Ad Hoc Committee of Noteholders acting at the direction of the Required Consenting Noteholders) thereof and the Plan Sponsor Excusal Condition has not been satisfied, then, within 14 days after consummation of such Alternative Restructuring, the Plan Sponsor shall pay the Cash Settlement Differential to the Indenture Trustee for the benefit of the Holders of Allowed Senior Notes Claims (other than the Debtors’ Chief Executive Officer as of the Petition Date); and (ii) their Pro Rata share of the Creditor Litigation Trust Beneficial Interests.

(iii)	In accordance with the Restructuring Support Agreement, (i) the Debtors’ Chief Executive Officer as of the Petition Date shall receive no recovery on account of his Senior Notes Claims and (ii) as a class, Holders of Allowed Senior Notes Claims in Class 3 shall only be entitled to receive the full amount of the Senior Notes Claims, with interest to the extent permitted under the Bankruptcy Code, in accordance with the absolute priority rule. To the extent, if any, that the Senior Notes Recovery exceeds the amount of the Allowed Senior Notes Claims, with interest as allowed by the Bankruptcy Code, the Excess Recovery, if any, shall be distributed on a Pro Rata basis to the Holders of Allowed General Unsecured Claims. To the extent not otherwise paid, Holders of Allowed Senior Notes Claims shall receive an amount equal to the outstanding reasonable and documented Indenture Trustee Fees and Expenses and the outstanding reasonable and documented Consenting Noteholder Group Advisors Fees and Expenses, which amount will be paid to the Indenture Trustee or the applicable Consenting Noteholder Group Advisor on the Effective Date in cash as provided in Articles II.E and II.F hereof.

d.	Voting: Class 3 is Impaired. Holders of Claims in Class 3 are entitled to vote to accept or reject the Plan.

4. Class 4 – General Unsecured Claims

a.	Classification: Class 4 consists of all General Unsecured Claims.

b.	Treatment: On the Effective Date, (i) each Allowed General Unsecured Claim will be released and extinguished, and (ii) each holder of an Allowed General Unsecured Claim shall receive its Pro Rata share of the Unsecured Creditor Recovery; provided that if the Senior Notes Recovery exceeds the Allowed Senior Notes Claims, Holders of Allowed General Unsecured Claims would also receive, on a Pro Rata basis, their share of the Excess Recovery, if any.

c.	Voting: Class 4 is Impaired. Holders of General Unsecured Claims in Class 4 are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and, accordingly, are not entitled to vote to accept or reject the Plan.

5. Class 5 – Intercompany Claims

a.	Classification: Class 5 consists of all Intercompany Claims.

b.	Treatment: Intercompany Claims shall be reinstated, cancelled, compromised, or provided such other treatment as determined by the Reorganized Debtors or the Buyer, as applicable.

c.	Voting: Class 5 is Impaired or Unimpaired, as applicable. The holders of Allowed Intercompany Claims are either (i) deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan or (ii) conclusively presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan. The votes of such holders shall not be solicited with respect to such Allowed Intercompany Claims.

6. Class 6 – Existing Equity Interests

a.	Classification: Class 6 consists of all Equity Interests.

b.	Treatment: On the Effective Date, Equity Interests shall be cancelled, released, and extinguished, and be of no further force or effect, whether surrendered for cancellation or otherwise; provided, however, that, in the event the Debtors consummate an Equity Sale Transaction pursuant to an Equity Purchase Agreement, the Reorganized Debtors’ corporate structure shall be reflected in the Restructuring Steps Memorandum and shall not otherwise be adversely affected by the Plan.

c.	Voting: Class 6 is Impaired under the Plan. Holders of Equity Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Equity Interests are not entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims

Except as otherwise specifically provided in the Plan, nothing herein shall be deemed to affect, diminish, or impair the Debtors’, Reorganized Debtors’, Post-Effective Date Debtor(s)’, Creditor Litigation Trustee’s, or Debtor Liquidating Trustee’s, as applicable, rights and defenses, both legal and equitable, with respect to any Reinstated Claim or Unimpaired Claim, including legal and equitable defenses to setoffs or recoupment against Reinstated Claims or Unimpaired Claims. Nothing herein shall be deemed to be a waiver or relinquishment of any Cause of Action, right of setoff, or other legal or equitable defense that the Debtors had immediately prior to the Petition Date, against or with respect to any Claim that is Unimpaired by the Plan.

D.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

The Debtors shall seek confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class.

E.	Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Unimpaired or Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

Article IV.
MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Plan Implementation

1. As set forth in the Disclosure Statement, the Debtors, with the assistance of Livingstone Partners, LLC, have conducted a marketing and sale process in accordance with the Bidding Procedures. Pursuant to the Bidding Procedures, the Debtors have designated the Successful Bidder and Back-Up Bidder, if any. The Sale Transaction shall be consummated with the Successful Bidder on the Effective Date, or as otherwise set forth in a Sale Order (if any). If the applicable Sale Transaction Documents with the Successful Bidder are terminated in accordance with their terms, the Sale Transaction shall be consummated with the Back-Up Bidder, if any, pursuant to the terms of its applicable Sale Transaction Documents upon the filing of a notice with the Bankruptcy Court (and without the need for further Bankruptcy Court approval).

2. On the Effective Date, or as otherwise provided for in a Sale Order (if any), the Sale Transaction, or the proceeds derived from a Sale Transaction consummated under a Sale Order (if any), as applicable, shall be implemented in the following sequence:

a.	If the Plan Sponsor (or its designee) is the Buyer pursuant to an Equity Purchase Agreement, following the discharge pursuant to section 1141 of the Bankruptcy Code of the Debtors, as follows:

(i)	First, pursuant to sections 1123, 1141(b), and 1141(c) of the Bankruptcy Code, (a) the Creditor Litigation Trust Assets shall be transferred to, and vest in, the Creditor Litigation Trust free and clear of all Liens, Claims, charges, interests, or other encumbrances but subject to the Creditor Litigation Trust’s obligations under the Plan; and (b) the Post-Effective Date Assets shall vest in the Post-Effective Date Debtor;

(ii)	Second, (i) the Equity Interests of all of the Debtors will be cancelled, and (ii) pursuant to sections 1123, 1141(b), and 1141(c) of the Bankruptcy Code, (a) 100% of the Reorganized Equity Interests shall be issued or transferred to, as applicable, and vest free and clear of all Liens, Claims, charges, interests, or other encumbrances in the Plan Sponsor (or its designee) in accordance with the applicable Sale Transaction Documents and the Restructuring Steps Memorandum, and (b) the Plan Administrator shall be deemed to hold one share of common equity in the Post-Effective Date Debtor solely for the benefit of Holders of Allowed Claims (other than Holders of Allowed Senior Notes Claims and Holders of Allowed General Unsecured Claims); provided that the Plan Administrator shall not be entitled to receive any Distribution on account of such common equity interest; and

(iii)	Third, the Plan Sponsor shall remit the Sale Transaction Proceeds to an account or accounts designated by the Debtors.

b.	In an Alternative Restructuring as follows;

(i)	First, pursuant to sections 1123, 1141(b), and 1141(c) of the Bankruptcy Code, (a) the Creditor Litigation Trust Assets shall be transferred to, and vest in, the Creditor Litigation Trust free and clear of all Liens, Claims, charges, interests, or other encumbrances but subject to the Creditor Litigation Trust’s obligations under the Plan and (b) the Post-Effective Date Assets shall vest in the Post-Effective Date Debtor or the Debtor Liquidating Trust Assets shall vest in the Debtor Liquidating Trust, as applicable;

(ii)	Second, subject to the terms of the applicable Sale Transaction Documents, (i) if the Buyer consummates the Sale pursuant to an Asset Purchase Agreement, the Debtors shall consummate the Sale Transaction by, among other things, transferring the Purchased Assets to the Buyer free and clear of all Liens, Claims, Interests, charges, and other encumbrances (other than the Assumed Liabilities) pursuant to sections 363, 365, and/or section 1123 of the Bankruptcy Code, the Plan, and the Confirmation Order, or, in the alternative, as and when set forth in the applicable Sale Order, and the Post-Effective Date Assets shall vest in the Post-Effective Date Debtor(s), or (ii) if the Buyer consummates the Sale pursuant to an Equity Purchase Agreement, the Equity Interests of all of the Debtors will be cancelled, and pursuant to sections 1123, 1141(b), and 1141(c) of the Bankruptcy Code, and (I) 100% of the Reorganized Equity Interests shall be issued or transferred to, as applicable, and vest free and clear of all Liens, Claims, charges, interests, or other encumbrances in the Buyer in accordance with the applicable Sale Transaction Documents and the Restructuring Steps Memorandum, (II) the Post-Effective Date Assets shall vest in the Post-Effective Date Debtor and (III) the Plan Administrator shall be deemed to hold one share of common equity in the Post-Effective Date Debtor solely for the benefit of Holders of Allowed Claims (other than Holders of Allowed Senior Notes Claims and Holders of Allowed General Unsecured Claims); provided that the Plan Administrator shall not be entitled to receive any Distribution on account of such common equity interest; provided that if the Buyer purchases the Reorganized Equity Interests of all of the Debtors, including Reorganized Nogin, then (I) 100% of the Reorganized Equity Interests shall be issued or transferred to, as applicable, and vest free and clear of all Liens, Claims, charges, interests, or other encumbrances in the Buyer in accordance with the applicable Sale Transaction Documents and the Restructuring Steps Memorandum, and (II) the Debtor Liquidating Trust Assets shall vest in the Debtor Liquidating Trust;

(iii)	Third, the Buyer shall remit the Sale Transaction Proceeds to an account or accounts designated by the Debtors; and

(iv)	Fourth, if (x) the Alternative Restructuring does not provide Equivalent Noteholder Treatment, (y) the Restructuring Support Agreement has not been terminated pursuant to Section 13.01(g), (j) or (a) (resulting from a material breach by the Required Consenting Noteholders or the Ad Hoc Committee of Noteholders acting at the direction of the Required Consenting Noteholders) thereof and (z) the Plan Sponsor Excusal Condition has not been satisfied, then, within 14 days after consummation of the Alternative Restructuring, the Plan Sponsor shall pay an amount equal to the Cash Settlement Differential to the Indenture Trustee for the benefit of the Holders of Allowed Senior Notes Claims (other than the Debtors’ Chief Executive Officer as of the Petition Date).

B.	Liabilities, Obligations, or Claims

All liabilities of, obligations of, or Claims against the Debtors that are Excluded Liabilities shall be transferred to the Debtor Liquidating Trust or the Post-Effective Date Debtor(s), as applicable, to be satisfied in accordance with the Plan.

C.	Sources of Consideration for Plan Distributions

The Distribution Agent shall fund Distributions and satisfy Allowed Claims under the Plan using Estate Cash or Net Cash Proceeds, including Sale Transaction Proceeds, and if applicable, the Cash Settlement Differential, as applicable; provided, however, that, any post-Effective Date obligations of the (i) Creditor Litigation Trust shall be paid by Creditor Litigation Trustee, (ii) the Debtor Liquidating Trust shall be paid by the Debtor Liquidating Trustee, and (iii) the Post-Effective Date Debtor(s) shall be paid by the Plan Administrator. The Debtors shall make an initial distribution of Estate Cash or Net Cash Proceeds on the Effective Date (or as soon thereafter as is practicable).

D.	Reorganized Equity Interests

To the extent the Buyer seeks to purchase Reorganized Equity Interests, the Reorganized Debtors are authorized to issue or transfer, or cause to be issued or transferred, and shall issue or transfer, as applicable, the Reorganized Equity Interests to the Buyer without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule, or the vote, consent, authorization, or approval of any Person. The Reorganized Equity Interests shall be issued or transferred, as applicable, and distributed free and clear of all Liens, Claims, and other Interests. All of the Reorganized Equity Interests issued or transferred pursuant to the Plan shall be duly authorized, validly issued, and, as applicable, fully paid and non-assessable.

E.	Plan Securities and Related Documentation; Exemption from Securities Laws

The Reorganized Equity Interests issued under the Plan in connection with a Reorganization Transaction shall be exempt from registration under the Securities Act pursuant to section 1145 of the Bankruptcy Code, and such securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” (as defined in section 1145(b) of the Bankruptcy Code) with respect to such securities. Such section 1145 exempt securities also generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

F.	Creditor Litigation Trustee and Creditor Litigation Trust

1. On or prior to the Effective Date, the Creditor Litigation Trust shall be established in accordance with the Creditor Litigation Trust Agreement for the purpose of receiving and liquidating the Creditor Litigation Trust Assets, including the prosecution of the Retained Causes of Action, reviewing, objecting to, and resolving Disputed General Unsecured Claims (in the event the Unsecured Creditor Recovery Threshold has been met), and making Distributions to Creditor Litigation Trust Beneficiaries in accordance with the terms of the Plan and the Creditor Litigation Trust Agreement.

2. Funding of and Transfer of Assets into the Creditor Litigation Trust. On the Effective Date, the Debtors shall transfer the Creditor Litigation Trust Assets to the Creditor Litigation Trust, and all such assets shall vest in the Creditor Litigation Trust on such date, to be administered by the Creditor Litigation Trust, in accordance with the Plan and the Creditor Litigation Trust Agreement. The act of transferring the Creditor Litigation Trust Assets, as authorized by the Plan, shall not be construed to destroy or limit any such assets or rights or be construed as a waiver of any right, and such rights may be asserted by the Creditor Litigation Trust as if the asset or right was still held by the Debtors.

3. Creditor Litigation Trust Trustee. The Creditor Litigation Trustee shall serve as the initial trustee of the Creditor Litigation Trust and shall be identified in the Plan Supplement. The powers, rights, and responsibilities of the Creditor Litigation Trustee shall be as specified in the Creditor Litigation Trust Agreement and Plan.

4. Creditor Litigation Trust Agreement. Prior to the Effective Date, the Debtors shall file with the Bankruptcy Court a form of Creditor Litigation Trust Agreement as part of the Plan Supplement.

5. Fees and Expenses of the Creditor Litigation Trust. From and after the Effective Date, Creditor Litigation Trust Expenses shall be paid from the Creditor Litigation Trust Assets, in accordance with the Plan and the Creditor Litigation Trust Agreement. The compensation of the Creditor Litigation Trustee shall be set forth in the Plan Supplement.

6. Tax Treatment of Creditor Litigation Trust.

a.	It is intended that the Creditor Litigation Trust shall qualify as a “liquidating trust” for U.S. federal income tax purposes. Accordingly, (i) the terms of the Creditor Litigation Trust shall be set forth in the Creditor Litigation Trust Agreement; (ii) the Creditor Litigation Trust shall be structured to qualify as a “liquidating trust” within the meaning of Treas. Reg. § 301.7701-4(d) and in compliance with Rev. Proc. 94-45, 1994-2 C.B. 684, and, thus, as a “grantor trust” within the meaning of sections 671 through 679 of the Tax Code to the Holders of Allowed Senior Notes Claims receiving beneficial interests in the Creditor Litigation Trust (whether Allowed on or after the Effective Date), consistent with the terms of the Plan; (iii) the Holders of Allowed Senior Notes Claims shall be treated as the beneficiaries and grantors of the Creditor Litigation Trust; (iv) the primary purpose of the Creditor Litigation Trust shall be the liquidation and distribution of the Creditor Litigation Trust Assets in accordance with Treas. Reg. § 301.7701-4(d), including the resolution of Allowed Senior Notes Claims in accordance with this Plan, with no objective to continue or engage in the conduct of a trade or business except to the extent reasonably necessary to, and consistent with, the Creditor Litigation Trust’s liquidating purpose and reasonably necessary to conserve and protect the Creditor Litigation Trust Assets and provide for the orderly liquidation thereof; (v) all parties shall report consistently with such treatment, including (A) the deemed receipt of the Creditor Litigation Trust Assets (subject to applicable liabilities and obligations) by the Holders of Allowed Senior Notes Claims, followed by (B) the deemed transfer of such assets to the Creditor Litigation Trust; (vi) all parties shall report consistently with the valuation of the Assets transferred to the Creditor Litigation Trust as determined by the Creditor Litigation Trustee; (vii) the Creditor Litigation Trustee shall be responsible for filing returns for the Creditor Litigation Trust as a grantor trust pursuant to Treas. Reg. § 1.671-4(a); (viii) the Creditor Litigation Trustee shall annually provide to each Creditor Litigation Trust Beneficiary a separate statement regarding the receipts and expenditures of the Creditor Litigation Trust as relevant for U.S. federal income tax purposes; and (ix) all items of income, deductions, and credit loss of the Creditor Litigation Trust shall be allocated for federal income tax purposes to the Creditor Litigation Trust Beneficiaries in such manner as the Creditor Litigation Trustee deems reasonable and appropriate.

b.	All parties (including the Debtors, the Creditor Litigation Trust, and the Creditor Litigation Trust Beneficiaries) shall report for United States federal, state, and local income tax purposes consistently with the foregoing. Any taxes (including with respect to earned interest, if any) imposed on the Creditor Litigation Trust (including as a result of treatment, in whole or in part, as a disputed ownership fund or otherwise) shall be paid by the Creditor Litigation Trust.

c.	The Creditor Litigation Trust may request, if necessary, an expedited determination of any unpaid tax liability of the Creditor Litigation Trust under Bankruptcy Code section 505(b) for all taxable periods of the Creditor Litigation Trust through the dissolution of the Creditor Litigation Trust as determined under applicable tax laws.

G.	Noteholder Direct Claims Trustee and Noteholder Direct Claims Trust

1. On or prior to the Effective Date, the Noteholder Direct Claims Trust shall be established in accordance with the Noteholder Direct Claims Trust Agreement for the purpose of receiving and liquidating the Noteholder Direct Claims Trust Assets.

2. Transfer of Assets into the Noteholder Direct Claims Trust. Pursuant to the Noteholder Direct Claims Trust Agreement and on the terms set forth therein, at the time of formation of the Noteholder Direct Claims Trust, all Senior Noteholders (except for Jonathan S. Huberman) that have not prior to such time affirmatively opted out in writing of contributing their Noteholder Direct Claims to the Noteholder Direct Claims Trust (the “Contributing Noteholders”) shall be deemed to have automatically contributed to the Noteholder Direct Claims Trust all of their respective Noteholder Direct Claims in exchange for their respective Noteholder Direct Claims Trust Beneficial Interests; provided that a Contributing Noteholder may at any time thereafter either (a) withdraw its Noteholder Direct Claim(s) from the Noteholder Direct Claims Trust or (b) choose not to participate in the litigation of such claim(s), in each case as and to the extent permitted by applicable law and in accordance with the terms of the Noteholder Direct Claims Trust Agreement. As of the time the Contributing Noteholders contribute their respective Noteholder Direct Claims to the Noteholder Direct Claims Trust and until such date, if any, that such Noteholder Direct Claims are withdrawn from the Noteholder Direct Claims Trust, (i) the Noteholder Direct Claims Trust, acting through the Noteholder Direct Claims Trustee, shall have the exclusive right to investigate, prosecute, settle and resolve any of the Noteholder Direct Claims which constitute Noteholder Direct Claims Trust Assets; and (ii) Contributing Noteholders agree to use reasonable efforts to cooperate with the Noteholder Direct Claims Trustee in the prosecution of their respective Noteholder Direct Claims, including complying with discovery requests in accordance with applicable law. For the avoidance of doubt, at the time the Noteholder Direct Claims are deemed to have been contributed to the Noteholder Direct Claims Trust, the Contributing Noteholders shall be deemed to have assigned any and all of their applicable privileges (including, without limitation, attorney client and work product privileges) relating to such Noteholder Direct Claims.

3. Funding of the Noteholder Direct Claims Trust. A portion of the Creditor Litigation Trust Initial Funding Amount and any Creditor Litigation Trust Additional Funding Amounts may be utilized to satisfy the fees and expenses of the Noteholder Direct Claims Trust as determined in the reasonable discretion of the Creditor Litigation Trustee and the Noteholder Direct Claims Trustee (such portion(s), if any, the “Noteholder Direct Claims Trust Funding Amount”). For the avoidance of doubt, the Creditor Litigation Trustee and Noteholder Direct Claims Trustee shall keep separate books and records, as appropriate, for each of the Creditor Litigation Trust and Noteholder Direct Claims Trust.

4. Noteholder Direct Claims Trustee. The Noteholder Direct Claims Trustee shall serve as the initial trustee of the Noteholder Direct Claims Trust, shall be identified in the Plan Supplement, and may be the same person as the Creditor Litigation Trustee. The powers, rights, and responsibilities of the Noteholder Direct Claims Trustee shall be as specified in the Noteholder Direct Claims Trust Agreement.

5. Noteholder Direct Claims Trust Agreement. Prior to the Effective Date, the Debtors shall file with the Bankruptcy Court a form of Noteholder Direct Claims Trust Agreement as part of the Plan Supplement.

6. Tax Treatment of the Noteholder Direct Claims Trust. The Noteholder Direct Claims Trust shall be established as a “grantor trust” for federal income tax purposes, pursuant to sections 671 through 679 of the Internal Revenue Code, with no objective to continue or engage in the conduct of a trade or business. The Noteholder Direct Claims Trust shall be governed by the Plan and the Noteholder Direct Claims Trust Agreement. The Noteholder Direct Claims Trust Agreement shall contain provisions customary to trust agreements utilized in comparable circumstances, including, without limitation, any and all provisions necessary to ensure the continued treatment of the Noteholder Direct Claims Trust as a grantor trust and the Noteholder Direct Claims Trust Beneficiaries as the grantors and owners thereof for federal income tax purposes. The Noteholder Direct Claims Trustee shall file returns for the Noteholder Direct Claims Trust as a grantor trust pursuant to Treasury Regulations section 1.671-4(a) and in accordance with this Plan. The Creditor Litigation Trustee shall have no tax reporting obligations relating to the Noteholder Direct Claims Trust.

H.	Debtor Liquidating Trustee and Debtor Liquidating Trust

1. In the event that no Post-Effective Date Debtor(s) exists on or after closing of the Sale Transaction, the following provisions shall apply.

2. On or prior to the Effective Date, the Debtor Liquidating Trust shall be established in accordance with the Debtor Liquidating Trust Agreement for the purpose of receiving and liquidating the Debtor Liquidating Trust Assets, reviewing, objecting to, and resolving all Disputed Claims (other than General Unsecured Claims and Senior Notes Claims), making distributions to Holders of Allowed Claims (other than General Unsecured Claims and Senior Notes Claims) in accordance with the terms of the Debtor Liquidating Trust Agreement and the Plan, and otherwise implementing the Plan.

3. Funding of and Transfer of Assets into the Debtor Liquidating Trust. On the Effective Date, the Debtors shall transfer the Debtor Liquidating Trust Assets to the Debtor Liquidating Trust, and all such assets shall vest in the Debtor Liquidating Trust on such date, to be administered by the Debtor Liquidating Trust, in accordance with the Plan and the Debtor Liquidating Trust Agreement. The act of transferring the Debtor Liquidating Trust Assets, as authorized by the Plan, shall not be construed to destroy or limit any such assets or rights or be construed as a waiver of any right, and such rights may be asserted by the Debtor Liquidating Trust as if the asset or right was still held by the Debtors.

4. Debtor Liquidating Trust Trustee. The Debtor Liquidating Trustee shall serve as the initial trustee of the Debtor Liquidating Trust and shall be identified in the Plan Supplement. The powers, rights, and responsibilities of the Debtor Liquidating Trustee shall be as specified in the Debtor Liquidating Trust Agreement and Plan.

5. Debtor Liquidating Trust Agreement. Prior to the Effective Date, the Debtors shall file with the Bankruptcy Court a form of Debtor Liquidating Trust Agreement as part of the Plan Supplement.

6. Fees and Expenses of the Debtor Liquidating Trust. From and after the Effective Date, Debtor Liquidating Trust Expenses shall be paid from the Debtor Liquidating Trust, in accordance with the Plan and the Debtor Liquidating Trust Agreement. The compensation of the Debtor Liquidating Trustee shall be set forth in the Plan Supplement.

7. Tax Treatment of Debtor Liquidating Trust.

a.	It is intended that the Debtor Liquidating Trust shall qualify as a “liquidating trust” for U.S. federal income tax purposes. Accordingly, (i) the terms of the Debtor Liquidating Trust shall be set forth in the Debtor Liquidating Trust Agreement; (ii) the Debtor Liquidating Trust shall be structured to qualify as a “liquidating trust” within the meaning of Treas. Reg. § 301.7701-4(d) and in compliance with Rev. Proc. 94-45, 1994-2 C.B. 684, and, thus, as a “grantor trust” within the meaning of sections 671 through 679 of the Tax Code to the Holders of all Allowed Claims receiving beneficial interests in the Debtor Liquidating Trust (other than Holders of Allowed Senior Notes Claims and Holders of Allowed General Unsecured Claims, and whether Allowed on or after the Effective Date), consistent with the terms of the Plan; (iii) the Holders of Allowed Claims (other than Holders of Allowed Senior Notes Claims and Holders of Allowed General Unsecured Claims) shall be treated as the beneficiaries and grantors of the Debtor Liquidating Trust; (iv) the primary purpose of the Debtor Liquidating Trust shall be the liquidation and distribution of the Debtor Liquidating Trust Assets in accordance with Treas. Reg. § 301.7701-4(d), including the resolution of Claims in accordance with this Plan (other than Senior Notes Claims and General Unsecured Claims), with no objective to continue or engage in the conduct of a trade or business except to the extent reasonably necessary to, and consistent with, the Debtor Liquidating Trust’s liquidating purpose and reasonably necessary to conserve and protect the Debtor Liquidating Trust Assets and provide for the orderly liquidation thereof; (v) all parties shall report consistently with such treatment, including (A) the deemed receipt of the Debtor Liquidating Trust Assets (subject to applicable liabilities and obligations) by the Holders of Allowed Claims (other than Holders of Allowed Senior Notes Claims and Holders of Allowed General Unsecured Claims), followed by (B) the deemed transfer of such assets to the Debtor Liquidating Trust; (vi) all parties shall report consistently with the valuation of the Assets transferred to the Debtor Liquidating Trust as determined by the Debtor Liquidating Trustee; (vii) the Debtor Liquidating Trustee shall be responsible for filing returns for the Debtor Liquidating Trust as a grantor trust pursuant to Treas. Reg. § 1.671-4(a); (viii) the Debtor Liquidating Trustee shall annually provide to each Debtor Liquidating Trust Beneficiary a separate statement regarding the receipts and expenditures of the Debtor Liquidating Trust as relevant for U.S. federal income tax purposes; and (ix) all items of income, deductions, and credit loss of the Debtor Liquidating Trust shall be allocated for federal income tax purposes to the Debtor Liquidating Trust Beneficiaries in such manner as the Debtor Liquidating Trustee deems reasonable and appropriate.

b.	All parties (including the Debtors, the Debtor Liquidating Trust, the Debtor Liquidating Trust Beneficiaries,) shall report for United States federal, state, and local income tax purposes consistently with the foregoing. Any taxes (including with respect to earned interest, if any) imposed on the Debtor Liquidating Trust (including as a result of treatment, in whole or in part, as a disputed ownership fund or otherwise) shall be paid by the Debtor Liquidating Trust.

c.	The Debtor Liquidating Trust may request, if necessary, an expedited determination of any unpaid tax liability of the Debtor Liquidating Trust under Bankruptcy Code section 505(b) for all taxable periods of the Debtor Liquidating Trust through the dissolution of the Debtor Liquidating Trust as determined under applicable tax laws.

I.	Plan Administrator

1. In the event that one or more Post-Effective Date Debtor(s) exists on or after closing of the Sale Transaction, the following provisions shall apply.

2. On or prior to the Effective Date, the Plan Administrator shall be appointed and thereafter serve in accordance with this Plan and the Plan Administrator Agreement for the purpose of liquidating the Post-Effective Date Assets, reviewing, objecting to, and resolving all Disputed Claims (other than Senior Notes Claims and General Unsecured Claims), making distributions to Holders of Allowed Claims (other than Holders of Allowed Senior Notes Claims and Holders of Allowed General Unsecured Claims) in accordance with the terms of this Plan and the Plan Administrator Agreement, and otherwise implementing the Plan.

3. Funding of and Transfer of Assets into the Post-Effective Date Debtor(s). On the Effective Date, the Debtors shall transfer the Post-Effective Date Assets to the Post-Effective Date Debtor(s), and all such assets shall vest in the Post-Effective Date Debtor(s) on such date, to be administered by the Plan Administrator, in accordance with the Plan and the Plan Administrator Agreement. The act of transferring the Post-Effective Date Assets, as authorized by the Plan, shall not be construed to destroy or limit any such assets or rights or be construed as a waiver of any right, and such rights may be asserted by the Plan Administrator Trust as if the asset or right was still held by the Debtors.

4. Plan Administrator. The Plan Administrator shall be identified in the Plan Supplement. The powers, rights, and responsibilities of the Plan Administrator shall be as specified in the Plan Administrator Agreement and Plan.

5. Plan Administrator Agreement. Prior to the Effective Date, the Debtors shall file with the Bankruptcy Court a form of Plan Administrator Agreement as part of the Plan Supplement.

6. Fees and Expenses of the Plan Administrator. From and after the Effective Date, Plan Administrator Expenses shall be paid from the Post-Effective Date Debtor(s), in accordance with the Plan and the Plan Administrator Agreement. The compensation of the Plan Administrator shall be set forth in the Plan Supplement.

J.	Cancellation of Existing Interests, Indebtedness, and Other Obligations

Except for the purpose of evidencing a right to a Distribution under the Plan and except as otherwise set forth in the Plan, including with respect to Executory Contracts or Unexpired Leases that shall be assumed by the Buyer or the Reorganized Debtors, as applicable, on the Effective Date, all agreements, instruments, and other documents evidencing or issued pursuant to the Senior Notes, or any indebtedness or other obligations thereunder, and any Interest, and any rights of any holder in respect thereof, including the Senior Notes and the Senior Notes Indenture, shall be deemed cancelled, discharged, and of no force or effect, and the obligations of the Debtors thereunder shall be deemed fully satisfied, released, and discharged, subject to, in the case of the Senior Notes and Senior Notes Indenture, the payment of the Indenture Trustee Fees and Expenses and except with respect to such other rights of the Indenture Trustee, including indemnification rights and charging liens, that survive the termination of the Senior Notes Indenture pursuant to their terms, which shall continue in full force and effect.

Notwithstanding such cancellation and discharge, all agreements, instruments, and other documents evidencing or issued pursuant to the Senior Notes shall continue in effect to the extent necessary (i) to allow the Holders of Senior Notes Claims to receive Distributions; (ii) to allow the Creditor Litigation Trustee and Indenture Trustee to receive and make post-Effective Date Distributions or take such other action pursuant to the Plan on account of such Claims and to otherwise exercise their rights and discharge their obligations relating to the interests of the Holders of such Claims; (iii) to allow the Senior Noteholders and the Indenture Trustee to retain their respective rights and obligations vis-à-vis other Senior Noteholders, pursuant to any applicable loan documents; (iv) to preserve any rights of the Indenture Trustee to payment of fees, expenses, and indemnification obligations as against any Distributions to the Senior Noteholders under the Senior Notes, including any rights to priority of payment and/or to exercise charging liens pursuant to the Senior Notes Indenture and enforce its rights, claims, and interests, vis-à-vis any party other than the Debtors; (v) to allow the Indenture Trustee to enforce any obligations owed to it under the Plan; (vi) to allow the Indenture Trustee to exercise rights and enforce obligations relating to the interests of the Senior Noteholders, including enforcement of any subordination agreement; (vii) to allow the Indenture Trustee to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court; and (viii) to permit the Indenture Trustee to perform and seek compensation and reimbursement for any function necessary to effectuate the foregoing; provided, that, nothing in this Article IV.J shall affect the discharge of Claims pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any liability or expense to the Reorganized Debtors.

Except for the foregoing, subsequent to the performance by the Indenture Trustee of its obligations pursuant to the Plan, the Indenture Trustee and its agents shall be relieved and discharged from all further duties and responsibilities related to the Plan and the Senior Notes Indenture, except with respect to such other rights that survive the termination of the Senior Notes Indenture.

Notwithstanding the foregoing, any provision in any document, instrument, lease, or other agreement that causes or effectuates, or purports to cause or effectuate, a default, termination, waiver, or other forfeiture of, or by, the Debtors as a result of the cancellations, terminations, satisfaction, releases, or discharges provided for in the Plan shall be deemed null and void and shall be of no force and effect. Nothing contained herein shall be deemed to cancel, terminate, release, or discharge the obligation of the Debtors or any of their counterparties under any Executory Contract or Unexpired Lease to the extent such Executory Contract or Unexpired Lease has been assumed by the Debtors pursuant to a Final Order of the Bankruptcy Court or hereunder.

K.	Corporate Action

Upon the Effective Date, or as soon thereafter as is reasonably practicable, all actions contemplated by the Plan shall be deemed authorized and approved by the Bankruptcy Court in all respects, including, as applicable: (i) the cancellation of the Equity Interests, (ii) the issuance of the Reorganized Equity Interests, if applicable; (iii) the selection of the Creditor Litigation Trustee and the formation of the Creditor Litigation Trust and the execution and delivery thereof; (iv) the selection of the Noteholder Direct Claims Trustee and the formation of the Noteholder Direct Claims Trust and the execution and delivery thereof; (v) the selection of the Debtor Liquidating Trustee and the formation of the Debtor Liquidating Trust and the execution and delivery thereof, or the appointment of the Plan Administrator and the execution of the Plan Administrator Agreement, as applicable; (vi) consummation of the Sale Transaction, as applicable; (vii) execution of and performance under the Definitive Documents; and (viii) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date). Upon the Effective Date, all matters provided for in the Plan involving the corporate structure of the Debtors, the Reorganized Debtors, the Post-Effective Date Debtor(s), the Plan Administrator, the Creditor Litigation Trustee, the form of the Creditor Litigation Trust Agreement, the Creditor Litigation Trust, the Noteholder Direct Claims Trustee, the form of the Noteholder Direct Claims Trust Agreement, the Noteholder Direct Claims Trust, the Debtor Liquidating Trustee, the form of the Debtor Liquidating Trust Agreement, or the Debtor Liquidating Trust and any corporate or other organizational action required by the Debtors, the Reorganized Debtors, the Post-Effective Date Debtor(s), the Plan Administrator, the Creditor Litigation Trustee, the Creditor Litigation Trust, the Noteholder Direct Claims Trustee, the Noteholder Direct Claims Trust, the Debtor Liquidating Trustee, or the Debtor Liquidating Trust in connection with the Plan shall be deemed to have occurred and shall be in effect on the Effective Date, without any requirement of further action by the security holders, directors, or officers of the Debtors, the Reorganized Debtors, the Post-Effective Date Debtor(s), the Plan Administrator, the Creditor Litigation Trustee, the Creditor Litigation Trust, the Noteholder Direct Claims Trustee, the Noteholder Direct Claims Trust, the Debtor Liquidating Trustee, or the Debtor Liquidating Trust. Before, on, or after the Effective Date, as applicable, the appropriate officers of the Debtors, the Reorganized Debtors, the Post-Effective Date Debtor(s), the Plan Administrator, the Creditor Litigation Trustee, the Creditor Litigation Trust, the Noteholder Direct Claims Trustee, the Noteholder Direct Claims Trust, the Debtor Liquidating Trustee, or the Debtor Liquidating Trust, as applicable, shall be authorized to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan), in the name of and on behalf of the Debtors, the Reorganized Debtors, the Post-Effective Date Debtor(s), the Plan Administrator, the Creditor Litigation Trustee, the Creditor Litigation Trust, the Noteholder Direct Claims Trustee, the Noteholder Direct Claims Trust, the Debtor Liquidating Trustee, or the Debtor Liquidating Trust, as applicable, to the extent not previously authorized by the Bankruptcy Court. The authorizations and approvals contemplated by this Article IV.K shall be effective notwithstanding any requirements under non-bankruptcy law.

L.	Effectuating Documents; Restructuring Transactions

Following the Confirmation Date or as soon as reasonably practicable thereafter, the Debtors, the Reorganized Debtors, the Post-Effective Date Debtor(s), the Plan Administrator, the Creditor Litigation Trustee, the Creditor Litigation Trust, the Noteholder Direct Claims Trustee, the Noteholder Direct Claims Trust, the Debtor Liquidating Trustee, the Debtor Liquidating Trust, and the Buyer, as applicable, may take all actions as may be necessary or appropriate in their discretion to effectuate any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including: (i) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and the Definitive Documents; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan; (iii) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or law; (iv) the issuance of securities; and (v) all other actions that the Debtors, the Reorganized Debtors, the Post-Effective Date Debtor(s), the Plan Administrator, the Creditor Litigation Trustee, the Creditor Litigation Trust, the Noteholder Direct Claims Trustee, the Noteholder Direct Claims Trust, the Debtor Liquidating Trustee, the Debtor Liquidating Trust, or the Buyer determine to be necessary or appropriate, including in connection with the consummation of the Sale Transaction and making filings or recordings that may be required by applicable law in connection with the Plan, all of which shall be authorized and approved in all respects, in each case, without further action being required under applicable law, regulation, order, or rule or the governing documents of the Debtors, the Reorganized Debtors, the Post-Effective Date Debtor(s), the Plan Administrator, the Creditor Litigation Trust, the Noteholder Direct Claims Trust, the Debtor Liquidating Trust, or the Buyer (collectively, the “Restructuring Transactions”).

Each officer, manager, or member of the board of directors of the Debtors, Reorganized Debtors, the Post-Effective Date Debtor(s), the Plan Administrator, Creditor Litigation Trust, Noteholder Direct Claims Trust, or Debtor Liquidating Trust is (and each officer, manager, or member of the board of directors of the Reorganized Debtors, the Post-Effective Date Debtor(s), the Plan Administrator, the Creditor Litigation Trustee, the Noteholder Direct Claims Trustee and the Debtor Liquidating Trustee, as applicable, shall be) authorized and directed to issue, execute, deliver, file, or record such contracts, securities, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan in the name of and on behalf of the Debtors, Reorganized Debtors, the Post-Effective Date Debtor(s), the Plan Administrator, the Creditor Litigation Trust, the Noteholder Direct Claims Trust, or the Debtor Liquidating Trust, all of which shall be authorized and approved in all respects, in each case, without the need for any approvals, authorization, consents, or any further action required under applicable law, regulation, order, or rule (including, without limitation, any action by the stockholders, members, directors or managers of the Debtors, the Reorganized Debtors, the Creditor Litigation Trust, the Noteholder Direct Claims Trust or Debtor Liquidating Trust the Creditor Litigation Trust or the Debtor Liquidating Trust) except for those expressly required pursuant to the Plan.

The Debtors shall be authorized to implement the Sale Transaction, including the creation of the Creditor Litigation Trust, the Noteholder Direct Claims Trust and the Debtor Liquidating Trust, in the manner most tax efficient to (x) the Reorganized Debtors, (y) the Creditor Litigation Trust and (z) the Debtor Liquidating Trust, though the Debtors shall reasonably prioritize tax efficiency with respect to the Reorganized Debtors over tax efficiency with respect to the Credit Litigation Trust, the Noteholder Direct Claims Trust and the Debtor Liquidating Trust to the extent of any conflict.

All matters provided for herein involving the corporate structure of the Debtors, Reorganized Debtors, the Post-Effective Date Debtor(s), the Creditor Litigation Trust, the Noteholder Direct Claims Trust or the Debtor Liquidating Trust, to the extent applicable, or any corporate or related action required by the Debtors, Reorganized Debtors, the Post-Effective Date Debtor(s), the Creditor Litigation Trust, the Noteholder Direct Claims Trust or Debtor Liquidating Trust in connection herewith shall be deemed to have occurred and shall be in effect, without any requirement of further action by the stockholders, members, directors or managers of the Debtors, Reorganized Debtors, the Post-Effective Date Debtor(s), the Creditor Litigation Trust, the Noteholder Direct Claims Trust or Debtor Liquidating Trust and with like effect as though such action had been taken unanimously by the stockholders, members, directors, managers, or officers, as applicable, of the Debtors, Reorganized Debtors, the Post-Effective Date Debtor(s), the Creditor Litigation Trust, the Noteholder Direct Claims Trust or Debtor Liquidating Trust.

M.	Exemption from Certain Taxes and Fees

To the maximum extent permitted pursuant to section 1146(a) of the Bankruptcy Code, (a) the issuance, transfer or exchange of any securities, instruments, or documents; (b) the creation of any Lien, mortgage, deed of trust or other security interest; (c) all sale transactions consummated by the Debtors, the Post-Effective Date Debtors, the Creditor Litigation Trust or the Debtor Liquidating Trust pursuant to the Plan (including the Plan Supplement) on and after the Confirmation Date, including any transfers in furtherance of the Plan; (d) any assumption or sale by the Debtors, Post-Effective Date Debtor(s) or the Creditor Litigation Trust or the Debtor Liquidating Trust of their interests in unexpired leases of nonresidential real property or Executory Contracts pursuant to section 365(a) of the Bankruptcy Code; and (e) the issuance, renewal, modification or securing of indebtedness by such means, and the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan or Plan Supplement, including the Confirmation Order, shall not be subject to any document recording tax, stamp tax, conveyance fee or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales tax, use tax, intangible tax, deed stamps, or other similar tax or governmental assessment. Consistent with the foregoing, each recorder of deeds or similar official for any county, city, or Governmental Unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be directed to accept such instrument without requiring the payment of any filing fees, documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax, or similar tax.

N.	Insurance Policies

All of the Insurance Policies (including, but not limited to, the D&O Insurance Policies) and all rights and obligations of the Debtors under the Insurance Policies will automatically become vested, unaltered, in the Debtor Liquidating Trust or the Post-Effective Date Debtor(s), as applicable, as of the Effective Date without necessity for further approvals or orders, unless such Insurance Policies (i) have been assumed and assigned to the Buyer, (ii) were rejected pursuant to an order of the Bankruptcy Court entered on or before the Effective Date, or (iii) are required to monetize a recovery on a Retained Cause of Action, in which case the proceeds of any recovery under such Insurance Policies shall vest unaltered in the Creditor Litigation Trust. To the extent that any Insurance Policies are deemed Executory Contracts, unless such Insurance Policies have been assumed and assigned to the Buyer or rejected pursuant to an order of the Bankruptcy Court entered on or before the Effective Date, this Plan will constitute a motion to assume and assign to the Debtor Liquidating Trust or the Post-Effective Date Debtor(s), as applicable, permit to “ride through” and ratify such Insurance Policies and, subject to the occurrence of the Effective Date, the entry of the Confirmation Order will constitute both approval of such assumption and assignment pursuant to sections 105 and 365 of the Bankruptcy Code and a finding by the Bankruptcy Court that such assumption and assignment is in the best interests of the Estates. Nothing shall alter, modify, amend, affect, impair or prejudice the legal, equitable or contractual rights, obligations, and defenses of the Insurers, the Debtors, the Debtor Liquidating Trust, the Post-Effective Date Debtor(s), or any other individual or entity, as applicable, under (or affect the coverage under) any Insurance Policies, except that all rights and claims in respect of recovery on a deductible or retention with respect to the D&O Insurance Policies is waived such that any collection in connection with claims by the Creditor Litigation Trust is limited to the proceeds of the D&O Insurance Policies themselves, reduced by any amount of deductible or retention. For the avoidance of doubt, no person or entity shall be required to satisfy any deductible or self-insured retention or advance any funds whatsoever in order to recover under the D&O Insurance Policies. Notwithstanding anything to the contrary in the Definitive Documents, the Plan, the Plan Supplement, a Sale Order (if any), and any other document related to any of the foregoing, on the Effective Date: (i) nothing shall alter or modify the terms and conditions of and/or any rights, benefits, claims, rights to payments, or recoveries under any Insurance Policies; and (ii) for the avoidance of doubt, nothing shall authorize any party, including the Buyer in connection with the Sale Transaction, to amend, alter, modify, or terminate in any way, any Insurance Policy, including, but not limited to, any D&O Liability Insurance Policy.

O.	Expedited Tax Determination of the Debtors

The Debtors, the Reorganized Debtors, the Post Effective Date Debtor(s), the Creditor Litigation Trust or the Debtor Liquidating Trust, as applicable, may request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all returns filed or to be filed for or on behalf of the Debtors for all taxable periods ending after the Petition Date through the Effective Date; provided, however, that, as applicable, the Debtors shall keep the advisors to the Ad Hoc Committee of Noteholders reasonably informed with respect to the status of such request.

P.	Actions Required from Debtors’ Insiders and Affiliates to Exempt Themselves from Receiving a Recovery on Account of Senior Note Claims

The Debtors shall use reasonable efforts to cause their Chief Executive Officer as of the Petition Date who beneficially holds an interest in the Allowed Senior Notes Claims to take any action reasonably requested by the Ad Hoc Committee of Noteholders, DTC or the Indenture Trustee to ensure that he does not receive any portion of the Senior Notes Recovery on account of his Allowed Senior Notes Claims and the Chief Executive Officer shall take any such action which the Ad Hoc Committee of Noteholders, DTC or the Indenture Trustee may reasonably request including, but not limited to, assigning any portion of the Senior Notes Recovery which he may inadvertently receive to the Creditor Litigation Trust for redistribution to the holders of Allowed Secured Note Claims (other than the Chief Executive Officer). The Creditor Litigation Trust and the Ad Hoc Committee of Noteholders shall have standing to enforce this provision and to recover fees and costs from the Chief Executive Officer incurred in enforcing this provision.

Q.	Consolidation of the Debtors for Plan Purposes

The Debtors’ Estates will be consolidated for administrative purposes related to this Plan, including for purposes of (1) implementing this Plan, (2) voting, (3) assessing whether the standards for Confirmation have been met, and (4) calculating and making Distributions under this Plan.

On the Effective Date (1) all of the Debtors’ assets and liabilities will be merged; (2) all guarantees or responsibility of one Debtor of the obligations of any other Debtor will be eliminated, and all guarantees or responsibility executed by multiple Debtors of the obligations of any other Entity will be consolidated into a single obligation, so that any Claim against any Debtor and any guarantee or responsibility thereof executed by any other Debtor and any joint or several liability of any of the Debtors will be one obligation of the Debtors; and (3) each and every Claim Filed or to be Filed in the Chapter 11 Case of any Debtor will be deemed Filed against, and will be a single obligation of, the Debtors. This consolidation will not affect (a) the vesting of the Debtors’ assets in the Reorganized Debtors, the Post Effective Date Debtor(s), the Buyer, the Creditor Litigation Trust and the Debtor Liquidating Trust, as applicable; (b) the right to distributions from any Insurance Policies or proceeds of the policies; (c) any Liens granted or arising at any time prior to the Effective Date or the priority of those Liens; (d) any Causes of Action, including the Retained Causes of Action, or defenses thereto, which in each case shall survive entry of the Confirmation Order as if there had been no consolidation of the Estates in any respect; or (e) the rights of the Debtors, the Post-Effective Date Debtor(s), the Creditor Litigation Trust and the Debtor Liquidating Trust, to contest setoff or recoupment rights alleged by creditors on the grounds of lack of mutuality under section 553 of the Bankruptcy Code and other applicable law. The Plan shall not result in the merger or otherwise affect the separate legal existence of each Debtor.

Article V.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	General Treatment

On January 18 and February 9, 2024, the Debtors filed the Assumption Notice, which identified Executory Contracts and Unexpired Leases that may be assumed and assigned in connection with the Sale Transaction, Cure Costs, and related procedures for objecting to the assumption and assignment of the Executory Contracts and Unexpired Leases listed therein.

1. Sale Transaction Consummated Under the Plan

To the extent the Sale Transaction is consummated pursuant to the Plan, the Executory Contracts and Unexpired Leases identified in the List of Assumed Contracts (subject to any right to amend or supplement), which shall be filed as part of the Plan Supplement, shall be assumed on the Effective Date by the Reorganized Debtors or the Buyer, as applicable. To the extent an Executory Contract or Unexpired Lease is not listed on the List of Assumed Contracts, all such remaining Executory Contracts and Unexpired Leases shall be deemed rejected by the Debtors on the Effective Date, unless such Executory Contract or Unexpired Lease: (i) was previously assumed or rejected by the Debtors pursuant to an order of the Bankruptcy Court; (ii) previously expired or was terminated pursuant to its terms or by agreement of the parties thereto; (iii) is the subject of a pending motion to assume or reject as of the Effective Date; (iv) is an Insurance Policy; or (v) is one in which any Bluestar Alliance member is a counterparty, in a circumstance where the Plan Sponsor is the Buyer of the Reorganized Equity or the Assets of the Debtors pursuant to this Plan.

For the avoidance doubt, as described in more detail in the Disclosure Statement, as of the Effective Date, and solely to the extent the Plan Sponsor is the Successful Bidder, the Plan Sponsor shall assume all Executory Contracts with all members of the Bluestar Alliance.

To the extent the Sale Transaction is consummated pursuant to the Plan, subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions or rejections provided for in the Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code and a determination by the Bankruptcy Court that the Debtors have provided adequate assurance of future performance under such assumed Executory Contract and Unexpired Lease. Each Executory Contract and Unexpired Lease assumed pursuant to the Plan shall vest in and be fully enforceable by the Reorganized Debtors or the Buyer, as applicable, in accordance with its terms, except as modified by the provision of the Plan, any order of the Bankruptcy Court authorizing and providing for its assumption or applicable law.

If an Assumption Dispute is resolved in a manner that is not in the best interests of the Debtors and their estates, whether or not such resolution occurs prior to or after the Closing Date or Effective Date, the Debtors and the Buyer may determine that any contract subject to such resolved Assumption Dispute will no longer be assumed and assigned pursuant to the applicable transaction.

2. Sale Transaction Consummated Under a Sale Order

To the extent the Sale Transaction is not consummated pursuant to the Plan and the Buyer consummates an Asset Purchase Agreement pursuant to a Sale Order, the terms of the Sale Order and the Sale Transaction Documents approved pursuant to the terms of such Sale Order, shall govern the assumption or rejection of any Executory Contract or Unexpired Lease, as more fully set forth therein. To the extent an Executory Contract or Unexpired Lease is not assumed and assigned pursuant to the Sale Order and applicable Sale Transaction Documents, all such remaining Executory Contracts and Unexpired Leases shall be deemed rejected by the Debtors on the Effective Date, unless such Executory Contract or Unexpired Lease: (i) was previously assumed or rejected by the Debtors pursuant to an order of the Bankruptcy Court; (ii) previously expired or was terminated pursuant to its terms or by agreement of the parties thereto; (iii) is the subject of a pending motion to assume or reject as of the Effective Date; or (iv) is an Insurance Policy. The Confirmation Order shall constitute an order approving such rejection as of the Effective Date.

B.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

1. Sale Transaction Consummated Under the Plan

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Cure Claim in Cash on the Effective Date or as soon as reasonably practicable, subject to the limitations described below, or on such other terms as the parties to such Executory Contract or Unexpired Lease may otherwise agree, in each case subject to the Sale Transaction Documentation. Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise and full payment of any applicable Cure shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption.

If there is an Assumption Dispute pertaining to assumption of an Executory Contract or Unexpired Lease (other than a dispute pertaining to a Cure Cost), such dispute shall be heard by the Bankruptcy Court prior to such assumption being effective; provided, that, the Debtors, the Reorganized Debtors, the Plan Administrator, the Creditor Litigation Trustee, the Debtor Liquidating Trustee or the Buyer, as applicable, may settle any dispute regarding the Cure Cost or the nature thereof without any further notice to any party or any action, order, or approval of the Bankruptcy Court.

To the extent an Assumption Dispute relates solely to the Cure Cost, and such Assumption Dispute is not consensually resolved or finally determined by the Bankruptcy Court prior to the Closing Date (as defined in the Equity Purchase Agreement or Asset Purchase Agreement, as applicable) with respect to any assumed Executory Contract or Unexpired Lease, so long as the Reorganized Debtors or the Buyer, as applicable, remains responsible to satisfy the Allowed Cure Costs, subject to entry by the Bankruptcy Court of the Confirmation Order, the Debtors may assume such Executory Contract at the Closing (as defined in the Equity Purchase Agreement or Asset Purchase Agreement, as applicable) and upon either the consensual resolution or final determination by the Bankruptcy Court of such cure objection, the Buyer or Reorganized Debtors shall promptly pay to such non-Debtor counterparty the Allowed amount of the Cure Costs owing to such non-Debtor counterparty with respect to such Assumed Contract.

2. Sale Transaction Consummated Under a Sale Order

In the event that the Sale Transaction is consummated pursuant to a Sale Order, the Sale Order and the terms of the applicable Sale Transaction Documents approved pursuant to such Sale Order shall govern the resolution of any assumption and assignment related disputes.

C.	Rejection Damages Claims

In the event that the rejection of an Executory Contract or Unexpired Lease hereunder results in damages to the other party or parties to such contract or lease, any Claim for such damages shall be classified and treated in Class 4 (General Unsecured Claims). Such Claim shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Debtors, the Estates, the Post Effective Date Debtor(s), the Creditor Litigation Trust or the Debtor Liquidating Trust, unless a Proof of Claim is filed in accordance with the Claims Bar Date Order by the later of (i) thirty (30) days after the filing and service of the notice of the occurrence of the Effective Date; and (ii) thirty (30) days after entry of an Order rejecting such contract or lease if such contract or lease is the subject of a pending Assumption Dispute.

D.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided herein or by separate order of the Bankruptcy Court, including a Sale Order (if any), each Executory Contract and Unexpired Lease that is assumed shall include any and all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument, or other document is listed in the notice of assumed contracts.

E.	Reservation of Rights

The Debtors may amend the List of Assumed Contracts and any cure notice until the Business Day immediately prior to the commencement of the Confirmation Hearing in order to (i) add, delete, or reclassify any Executory Contract or Unexpired Lease and/or (ii) amend the proposed Cure Cost. The Debtors shall provide notice of such amendment to any affected counterparty as soon as reasonably practicable.

Neither the exclusion nor inclusion of any contract or lease by the Debtors on any exhibit, schedule, or other annex to the Plan or in the Plan Supplement, nor anything contained in the Plan, will constitute an admission by the Debtors that any such contract or lease is or is not in fact an Executory Contract or Unexpired Lease or that the Debtors, Reorganized Debtors, the Post Effective Date Debtor(s), the Creditor Litigation Trust or the Debtor Liquidating Trust have any liability thereunder.

Except as otherwise provided in the Plan, nothing herein shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, Claims, Causes of Action, or other rights of the Debtors, the Reorganized Debtors or the Post Effective Date Debtor(s) under any executory or non-executory contract or any unexpired or expired lease. Further, nothing in the Plan will increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors, the Reorganized Debtors or the Post Effective Date Debtor(s), as applicable, under any executory or non-executory contract or any unexpired or expired lease.

Article VI.
PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distribution Date

Except as otherwise provided in the Plan, in the Creditor Litigation Trust Agreement, in the Debtor Liquidating Trust Agreement or in the Plan Administrator Agreement, any Distributions under the Plan prior to the Effective Date shall be made by the Debtors. After the Effective Date, the Creditor Litigation Trust, the Debtor Liquidating Trust or the Post-Effective Date Debtor(s), as applicable, shall from time to time make further Distributions under the Plan; provided, however, that the terms of the Professional Fee Escrow Agreement shall govern the disposition of any amounts in the Professional Fee Account, which shall be disbursed by the Professional Fee Escrow Agent in accordance with the Professional Fee Escrow Agreement; provided, further, however, that the terms of the Tax Account Escrow Agreement shall govern the disposition of any amounts in the Tax Account, which shall be disbursed by the Tax Account Escrow Agent in accordance with the Tax Account Escrow Agreement.

B.	Rights and Powers of Distribution Agent

The Distribution Agent shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (ii) make all Distributions contemplated hereby; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.

C.	Delivery of Distributions and Undeliverable or Unclaimed Distributions

1. Record Date for Distributions

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making Distributions shall instead be authorized and entitled, but not required, to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date.

2. Delivery of Distributions

Subject to Bankruptcy Rule 9010, all Distributions to any Holder of an Allowed Claim shall be made by the Distribution Agent, who shall transmit such Distribution to the applicable Holders, including the Indenture Trustee for the Senior Noteholders, of Allowed Claims on behalf of the Debtors.

Notwithstanding any provision of the Plan to the contrary, Distributions to Holders of Allowed Senior Notes Claims shall be made to or at the direction of the Indenture Trustee for further distribution to holders of Allowed Senior Notes Claims held under CUSIP 65528NAA3, in accordance with the terms of the Senior Notes Indenture; provided that no distributions will be made to the Debtors’ Chief Executive Officer as of the Petition Date on account of his Allowed Senior Notes Claims held under CUSIP 65528NAB1. Such Distributions shall be subject in all respects to the rights of the Indenture Trustee to assert its charging lien against such Distributions as set forth in the Senior Notes Indenture. The Indenture Trustee shall have no duties or responsibility relating to any form of distribution that is not DTC eligible and the Debtors, Reorganized Debtors, the Post Effective Date Debtor(s), the Debtor Liquidating Trustee, the Creditor Litigation Trustee, or the Plan Administrator, as applicable, shall seek the cooperation of DTC so that any distribution on account of an Allowed Senior Notes Claims that is held in the name of, or by a nominee of, DTC, shall be made through the facilities of DTC on the Effective Date of the Plan, or as soon as reasonably practicable thereafter. In no event shall the Indenture Trustee (in any capacity) be responsible for any manual, paper, or similar physical, and/or individualized method of distribution or other method of distribution that is not customary for the Indenture Trustee under the circumstances. The Indenture Trustee shall not incur any liability whatsoever on account of any Distributions under the Plan, except for fraud, gross negligence, or willful misconduct. The Reorganized Debtors and the Creditor Litigation Trustee, as applicable, shall reimburse the Indenture Trustee for any reasonable and documented fees and expenses (including the reasonable and documented fees and expenses of its counsel and agents) incurred on or after the Effective Date in connection with the implementation of the Plan, including making Distributions pursuant to, and in accordance with, the Plan, without the need for further approval or order of the Bankruptcy Court.

For the avoidance of doubt, notwithstanding anything to the contrary in the Indenture, and in furtherance of implementation of the Plan, the Indenture Trustee may take any action reasonably requested by the Debtors to ensure that no distribution is made to the Debtors’ Chief Executive Officer as of the Petition Date on account of his Allowed Senior Notes Claims, including, but not limited to, instructing DTC to effectuate a chill of trading on Senior Notes held under CUSIP 65528NAB1, and the Indenture Trustee shall have no obligation to make and/or direct that distributions be made to the Debtors’ Chief Executive Officer as of the Petition Date on account of his Allowed Senior Notes Claims held under CUSIP 65528NAB1.

3. Undeliverable Distributions and Unclaimed Property

In the event that any Distribution to a Holder is returned as undeliverable, no further Distribution to such Holder shall be made unless and until the Distribution Agent has determined the then-current address of such Holder, at which time such Distribution shall be made to such Holder as soon as reasonably practicable without interest; provided, that, such Distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the time of such Distribution. After such date, all unclaimed property or interests in property shall be redistributed Pro Rata as provided under the Plan (it being understood that, for purposes of this Article VI.C.3, “Pro Rata” shall be determined as if the Claim underlying such unclaimed Distribution had been Disallowed), and all other unclaimed property or interests in property shall revert to and vest in the Creditor Litigation Trust, the Debtor Liquidating Trust, the Reorganized Debtors or the Post Effective Date Debtor(s), as applicable, without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial, or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder to such property or interest in property shall be discharged and forever barred. Nothing herein shall require the Distribution Agent to attempt to locate Holders to whom Distributions were undeliverable.

A Distribution shall be deemed unclaimed if a Holder has not (i) accepted a particular Distribution or, in the case of Distributions made by check, negotiated such check; (ii) given notice to the Distribution Agent of an intent to accept a particular distribution; (iii) responded to the Distribution Agent’s requests for information necessary to facilitate a particular distribution; or (iv) taken any other action necessary to facilitate such distribution.

D.	Compliance with Tax and Other Requirements

In connection with the Plan, to the extent applicable, the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on the Distribution Agent by any Governmental Unit, and all Distributions shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including (i) liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes; (ii) withholding Distributions pending receipt of information necessary to facilitate such Distributions; or (iii) establishing any other mechanisms they believe are reasonable and appropriate. Any amounts withheld pursuant to the Plan shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan. Notwithstanding the above, each Holder of an Allowed Claim that is to receive a Distribution shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any Governmental Unit, including income, withholding, and other tax obligations, on account of such Distribution. The Distribution Agent in making Distributions pursuant to the Plan, has the right, but not the obligation, to not make a Distribution until such Holder has made arrangements satisfactory to the Distribution Agent for payment of any such tax obligations. Additionally, in the case of a non-Cash Distribution that is subject to withholding, the Distribution Agent has the right, but not the obligation, to withhold an appropriate portion of such property and either (i) sell such withheld property to generate Cash necessary to pay over the withholding tax (or reimburse the Distribution Agent for any advance payment of the withholding tax) or (ii) pay the withholding tax using its own funds and retain such withheld property. The Distribution Agent reserves the right to allocate all Distributions made under the Plan in compliance with applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and encumbrances.

Any party entitled to receive any property as an issuance or Distribution under the Plan shall, upon request, deliver to the Distribution Agent or such other Person designated by the Distribution Agent (which Entity shall subsequently deliver to the Distribution Agent any applicable IRS Form W-8 or Form W-9 received) an appropriate Form W-9 or (if the payee is a foreign Person) Form W-8, unless such Person is exempt from information reporting under the Tax Code and provides to the Distribution Agent notice and evidence of such exemption. If such request is made by the Distribution Agent or such other Person designated by the Distribution Agent and the Holder fails to comply within ninety (90) days after the request is made, the amount of such Distribution shall irrevocably revert to the Creditor Litigation Trust, the Debtor Liquidating Trust or the Post-Effective Date Debtor(s), as applicable, and any Claim in respect of such Distribution shall be forever barred from assertion against the Debtors, the Post-Effective Date Debtor(s), the Creditor Litigation Trust, the Debtor Liquidating Trust, and their respective property.

E.	Allocations

Unless otherwise required by law (as reasonably determined by the Distribution Agent), Distributions shall be allocated first to the principal amount of such Claims (as determined for U.S. federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to the remainder of such Claims, including any portion of such Claims for accrued but unpaid interest as Allowed herein.

F.	No Postpetition Interest on Claims

Unless otherwise specifically provided for herein or by order of the Bankruptcy Court, postpetition interest shall not be paid on any Claims and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any such Claim.

G.	Setoffs and Recoupment

Except as otherwise expressly provided herein, the Distribution Agent may, but shall not be required to, set off against or recoup from any Claims of any nature whatsoever that the Distribution Agent may have against the Holder, but neither the failure to do so nor the Allowance of any Claim hereunder shall constitute a waiver or release by the Debtors, the Post-Effective Date Debtor(s), the Creditor Litigation Trustee or the Debtor Liquidating Trustee of any such Claim they may have against the Holder of such Claim; provided, that, for the avoidance of doubt, in no event shall the Distribution Agent be able to apply, in any such setoff or recoupment, any Cause of Action acquired by the Buyer pursuant to the Sale Transaction. In no event shall any Holder of Claims be entitled to set off any such Claim against any claim, right, or Cause of Action of the Debtors, the Post-Effective Date Debtor(s), the Creditor Litigation Trustee or the Debtor Liquidating Trustee, as applicable, unless (i) the Debtors have consented (which consent shall not be unreasonably withheld) or (ii) such Holder has filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise.

H.	Claims Paid or Payable by Third Parties

1. Claims Paid by Third Parties

A Claim shall be reduced in full, and such Claim shall be Disallowed without an objection to such Claim having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not the Distribution Agent. To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not the Distribution Agent on account of such Claim, such Holder shall repay, return, or deliver any distribution held by or transferred to the Holder to the Distribution Agent to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

2. Claims Payable by Insurance Carriers

No Distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged to the extent of any agreed upon satisfaction on the Claims Register without a Claim objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3. Applicability of Insurance Policies

Except as otherwise provided in the Plan, Distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

Article VII.
PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED,
AND DISPUTED CLAIMS

A.	Claims and Interests Administration Responsibilities

Except as otherwise expressly provided in the Plan, the Creditor Litigation Trust Agreement, the Debtor Liquidating Trust Agreement or the Plan Administrator Agreement, as applicable, and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, after the Effective Date, the Debtor Liquidating Trustee, the Creditor Litigation Trustee, and the Plan Administrator shall have the authority to: (i) file, withdraw, or litigate to judgment objections to Claims or Interests; (ii) settle or compromise any Disputed Claim or Disputed Interest without any further notice to or action, order, or approval by the Bankruptcy Court; and (iii) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, the Debtor Liquidating Trustee, the Creditor Litigation Trustee, and the Plan Administrator shall have and retain any and all applicable rights and defenses the Debtors had immediately prior to the Effective Date with respect to any Disputed Claim or Disputed Interest.

B.	Estimation of Claims

Before or after the Effective Date, the Debtors, Creditor Litigation Trustee, the Plan Administrator or the Debtor Liquidating Trustee, as applicable, may at any time request that the Bankruptcy Court estimate any Disputed Claim or Disputed Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the appeal relating to such objection. In the event that the Bankruptcy Court estimates any Disputed, contingent, or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Plan (including for purposes of distributions), and the Distribution Agent may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim or Interest that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has filed a motion requesting the right to seek such reconsideration on or before twenty-one (21) calendar days after the date on which such Claim or Interest is estimated. All of the aforementioned objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims and Interests may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

C.	Adjustment to Claims Register Without Objection

Any duplicate Claim or Interest or any Claim or Interest that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Creditor Litigation Trustee, Debtor Liquidating Trustee, or Plan Administrator, as applicable, upon stipulation between the parties in interest without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

D.	Time to File Objections to Claims

The Debtor Liquidating Trustee or Plan Administrator, as applicable shall be entitled to object to Claims (other than General Unsecured Claims and Senior Notes Claims, which may be objected to by the Creditor Litigation Trustee). Any objections to Proof of Claims shall be served and filed on or before the later of (a) 180 days after the Effective Date, and (b) on such later date as may be fixed by the Bankruptcy Court, after notice and a hearing, upon a motion by the Creditor Litigation Trustee, Debtor Liquidating Trustee or Plan Administrator, as applicable. The expiration of such period shall not limit or affect the Debtors’ or the Distribution Agent’s rights to dispute Claims asserted in the ordinary course of business other than through a proof of Claim.

E.	Disallowance of Claims

Any Claims held by Entities from which property is recoverable pursuant to a Cause of Action under sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable pursuant to a Cause of Action under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code (other than any Cause of Action that is an Assumed Contract (as defined in the applicable Sale Transaction Documents)), shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any Distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Creditor Litigation Trust, the Debtor Liquidating Trust, the Reorganized Debtors or the Post Effective Date Debtor(s), as applicable.

F.	Late Claims

On or after the Claims Bar Date, except as provided in the Plan or the Confirmation Order, a Claim may not be filed without the prior authorization of the Bankruptcy Court or the Distribution Agent.

G.	Distributions After Allowance; Disputed Claims Reserve

On each Distribution Date, the Debtors, the Plan Administrator or the Debtor Liquidating Trustee, as applicable, shall retain a Disputed Claims Reserve. As soon as reasonably practicable after a Disputed Claim ultimately becomes an Allowed Claim, Distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan without any interest, dividends, or accruals to be paid on account of such Claim; provided, that, such distribution shall not exceed the amount retained with respect to such Claim. After the resolution of a Disputed Claim, the Debtors, the Plan Administrator or the Debtor Liquidating Trustee, as applicable, shall transfer any amounts that were retained for such Disputed Claim that do not become Allowed to the Indenture Trustee for the benefit of the Holders of Allowed Senior Notes Claims, in accordance with this Plan.

Article VIII.
SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Vesting of Assets

On the Effective Date, as applicable, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, (i)(a) if an Equity Sale Transaction is consummated, all property of the Debtors’ Estates acquired by the Buyer under the Equity Purchase Agreement shall vest in the Reorganized Debtors and the Reorganized Equity Interests shall vest in the Buyer, or (b) if an Asset Sale Transaction is consummated pursuant to the Plan, all property of the Debtors’ Estates acquired by the Buyer under the Asset Purchase Agreement shall vest in the Buyer; (ii) other than the Creditor Litigation Trust Assets, all other remaining property of the Debtors’ Estates under any Sale Transaction, whether remaining after application of (a) or (b) of the preceding clause or consummation of an Asset Purchase Agreement pursuant to a Sale Order, shall vest in the Debtor Liquidating Trust or the Post Effective Date Debtor(s), as applicable, in each case, free and clear of all Claims, Liens, encumbrances, charges, and other interests except as provided pursuant to the Plan, the Confirmation Order, and the Creditor Litigation Trust Agreement; and (iii) the Creditor Litigation Trust Assets shall vest in the Creditor Litigation Trust. On and after the Effective Date, the Reorganized Debtors, the Post Effective Date Debtor(s), the Buyer, the Creditor Litigation Trust and the Debtor Liquidating Trust may take any action, including, without limitation, the operation of its business, the use, acquisition, sale, lease and disposition of property, and the entry into transactions, agreements, understandings, or arrangements, whether in or other than in the ordinary course of business, and execute, deliver, implement, and fully perform any and all obligations, instruments, documents, and papers or otherwise in connection with any of the foregoing, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules and in all respects as if there was no pending case under any chapter or provision of the Bankruptcy Code, except as expressly provided herein.

B.	Binding Effect

As of the Effective Date, the Plan shall bind all Holders of Claims against and Interests in the Debtors and their successors and assigns, notwithstanding whether any such Holders were (a) Impaired or Unimpaired under the Plan; (b) deemed to accept or reject the Plan; (c) failed to vote to accept or reject the Plan; (d) voted to reject the Plan; or (e) received any Distribution under the Plan.

C.	Compromise and Settlement of Claims, Interests, and Controversies

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, the Plan is and shall be deemed a good-faith compromise and settlement of all claims, interests, and controversies belonging to the Debtors that are being settled under the Plan. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such claims, interests, and controversies belonging to the Debtors, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors and their Estates, and is fair, equitable, and reasonable. The compromises, settlements, and releases described herein shall be deemed nonseverable from each other and from all other terms of the Plan. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Creditor Litigation Trustee and the Debtor Liquidating Trustee or Plan Administrator, as applicable, may compromise and settle Claims against, and Interests in, the Debtors and their Estates and the Retained Causes of Action.

Without limiting the generality of the foregoing, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, the Plan is and shall be deemed a good-faith compromise and settlement (the “Creditors’ Committee Settlement”) of any actual or potential Challenge to the Senior Notes Adequate Protection Liens, the Senior Notes Claims, the pre-petition liens securing the Senior Notes Claims, and any other Challenge that could have been asserted by the Creditors’ Committee prior to the Challenge deadline established in the Final DIP Order. In exchange for the Holders of General Unsecured Claims waiving the right, if any, to pursue any such Challenge, such Holders of General Unsecured Claims shall receive, as good and valuable consideration, certain Creditor Litigation Trust Beneficial Interests in accordance with the Plan. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Creditors’ Committee Settlement, as well as a finding by the Bankruptcy Court that the Creditors’ Committee Settlement is in the best interests of the Debtors and their Estates, and is fair, equitable, and reasonable.

D.	Discharge of Claims and Termination of Interests

Upon entry of the Confirmation Order, and except as otherwise provided in the Plan, the Debtors shall be discharged to the fullest extent permitted by section 1141(d) of the Bankruptcy Code.

E.	Releases

1. Debtor Release

As of the Effective Date, except as otherwise expressly set forth herein or the Confirmation Order, for good and valuable consideration, the adequacy of which is hereby confirmed, including the service and contribution of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Plan and the transactions contemplated thereby, on and after the Effective Date, the Released Parties shall be conclusively, absolutely, unconditionally, irrevocably and forever released and discharged by the Debtors, and the Debtors’ Estates from any and all Claims, interests (including Interests), obligations, suits, judgments, damages, demands, debts, rights, Causes of Action (including Avoidance Actions), Liens, remedies, losses, contributions, indemnities, costs, and liabilities whatsoever, including any derivative Claims, such as those asserted or assertable on behalf of the Debtors, or the Debtors’ Estates, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, fixed or contingent, matured or unmatured, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law, equity, contract, tort, or otherwise, by statute, violations of federal, state, provincial, foreign, or territorial securities law, or otherwise that the Debtors, or the Debtors’ Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Person or entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, or the Debtors’ Estates, their Chapter 11 Cases, the purchase, sale, issuance, cancellation or rescission of the purchase or sale of any Security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements or interactions between the Debtors and any Released Party, the Restructuring Transactions, the restructuring of any Claim or Interest before or during the Debtors’ Chapter 11 Cases, the Restructuring Support Agreement, the Definitive Documents and related agreements, instruments, and other documents, and the negotiation, formulation, preparation, or implementation thereof (including the Sale Order, if any), the solicitation of votes with respect to the Plan, or any other act or omission, or any other relief obtained by the Debtors in their Chapter 11 Cases, in all cases based upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date; provided, that, nothing in this Plan shall be construed to release (i) the Released Parties from intentional fraud, willful misconduct, or gross negligence as determined by a Final Order or (ii) the Back-Up Bidder, if any, from its obligations under the terms of the Sale Transaction Documents unless and until the Successful Bid is consummated, and provided further that nothing in this Article VIII.E.1. shall act as a release of a direct claim any holder of a Claim or Interest may have against a Released Party. The Debtors, and the Debtors’ Estates shall be permanently enjoined from prosecuting any of the foregoing Claims or Causes of Action released under this Plan. For the avoidance of doubt, (i) nothing in this Plan shall release any current or former Affiliate, or Insider of the Debtors from any Retained Causes of Action and no current and former Affiliate or Insider of the Debtors will be a Released Party unless consented to in writing by the Required Consenting Noteholders, except for the attorneys, accountants, investment bankers, consultants and other professionals of the Debtors specifically named in the definition of Released Party; and (ii) neither the Debtors nor the Buyer (nor the Purchaser Parent) is releasing any claims either has or may have pursuant to the Sale Transaction Documents.

2. Releases by Releasing Parties

As of the Effective Date, except as otherwise expressly set forth herein or the Confirmation Order, for good and valuable consideration, the adequacy of which is hereby confirmed, including the service and contribution of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Plan and the transactions contemplated thereby, on and after the Effective Date, the Released Parties shall be conclusively, absolutely, unconditionally, irrevocably and forever released and discharged by the Releasing Parties from any and all Claims, interests (including Interests), obligations, suits, judgments, damages, demands, debts, rights, Causes of Action (including Avoidance Actions), Liens, remedies, losses, contributions, indemnities, costs, and liabilities whatsoever, including any derivative Claims, such as those asserted or assertable on behalf of the Debtors, the Reorganized Debtors, the Post Effective Date Debtor(s), the Creditor Litigation Trust, the Debtor Liquidating Trust, or the Debtors’ Estates, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, fixed or contingent, matured or unmatured, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law, equity, contract, tort, or otherwise, by statute, violations of federal, state, provincial, foreign, or territorial securities law, or otherwise that such Releasing Parties or their Affiliates would have been legally entitled to assert against any of the Released Parties in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Person or entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, the Post Effective Date Debtor(s), the Creditor Litigation Trust, the Noteholder Direct Claims Trust, the Debtor Liquidating Trust, the Buyer, or the Debtors’ Estates, their Chapter 11 Cases, the purchase, sale, issuance, cancellation or rescission of the purchase or sale of any Security of the Debtors, the Reorganized Debtors, the Post Effective Date Debtor(s), the Creditor Litigation Trust, the Noteholder Direct Claims Trust or the Debtor Liquidating Trust, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements or interactions between the Debtors and any Released Party, the Restructuring Transactions, the restructuring of any Claim or Interest before or during the Debtors’ Chapter 11 Cases, the Restructuring Support Agreement, the Definitive Documents and related agreements, instruments, and other documents, and the negotiation, formulation, preparation, or implementation thereof (including the Sale Order, if any), the solicitation of votes with respect to the Plan, or any other act or omission, or any other relief obtained by the Debtors in their Chapter 11 Cases, in all cases based upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date; provided, that, nothing in this Plan shall be construed to release (i) the Released Parties from intentional fraud, willful misconduct, or gross negligence as determined by a Final Order or (ii) the Back-Up Bidder, if any, from its obligations under the terms of the Sale Transaction Documents unless and until the Successful Bid is consummated. The Releasing Parties shall be permanently enjoined from prosecuting any of the foregoing Claims or Causes of Action released under this Plan against each of the Released Parties. For the avoidance of doubt, (i) nothing in this Plan shall release any current or former Affiliate, or Insider of the Debtors from any Retained Causes of Action or any direct claims which a direct or beneficial holder of the Senior Notes may have against an Insider or Affiliate of the Debtors who is not a Released Party; and no current or former Affiliate or Insider of the Debtors will be a Released Party unless consented to by the Required Consenting Noteholders, except for the attorneys, accountants, investment bankers, consultants and other professionals of the Debtors specifically named in the definition of Released Party; and (ii) neither the Debtors nor the Buyer (nor the Purchaser Parent) is releasing any claims either has or may have pursuant to the Sale Transaction Documents.

F.	Exculpation

To the maximum extent permitted by applicable law, no Exculpated Party will have or incur, and each Exculpated Party is hereby exculpated from, any claim, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, remedy, loss, and liability for any Claim arising from an action or omission taking place between the Petition Date and the Effective Date of the Plan in connection with or arising out of the administration of the Chapter 11 Cases, the postpetition marketing and sale process, the purchase, sale, or rescission of the purchase or sale of any Security or Asset of the Debtors; the negotiation and pursuit of the Sale Order (if any), Disclosure Statement, or the Sale Transaction and Sale Transaction Documents, as applicable, the Plan, or confirmation of, the Plan; the funding or consummation of the Plan; the occurrence of the Effective Date; the administration of the Plan or the property to be distributed under the Plan; the issuance of Securities under or in connection with the Plan; or the transactions in furtherance of any of the foregoing; except for intentional fraud, willful misconduct, or gross negligence, as determined by a Final Order. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Exculpated Parties from liability.

G.	Injunction

Upon entry of the Confirmation Order, all Holders of Claims and Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan in relation to any Claim extinguished, discharged, or released pursuant to the Plan.

Except as expressly provided in the Plan, the Confirmation Order, or a separate order of the Bankruptcy Court or as agreed to by the Debtors, the Reorganized Debtors, the Post Effective Date Debtor(s), the Buyer, the Required Consenting Noteholders, the Creditor Litigation Trustee and the Debtor Liquidating Trust, all Entities who have held, hold, or may hold Claims against or Interests in the Debtors (whether proof of such Claims or Interests has been filed or not and whether or not such Entities vote in favor of, against or abstain from voting on the Plan or are presumed to have accepted or deemed to have rejected the Plan) and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates, are permanently enjoined, on and after the Effective Date, solely with respect to any Claims, Interests, and Causes of Action that will be or are extinguished, discharged, or released pursuant to the Plan from (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Debtors, the Reorganized Debtors, the Post Effective Date Debtor(s), the Buyer, the Creditor Litigation Trust, the Noteholder Direct Claims Trust, the Debtor Liquidating Trust, or the property of the Debtors, the Reorganized Debtors, the Post Effective Date Debtor(s), the Creditor Litigation Trust, the Noteholder Direct Claims Trust, the Debtor Liquidating Trust, or the Assets purchased by the Buyer authorized by the Sale Order (if any); (ii) enforcing, levying, attaching (including, without limitation, any prejudgment attachment), collecting, or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree, or order against the Debtors, the Reorganized Debtors, the Post Effective Date Debtor(s), the Buyer, the Creditor Litigation Trust, the Noteholder Direct Claims Trust, the Debtor Liquidating Trust, or the property of the Debtors, the Reorganized Debtors, the Post Effective Date Debtor(s), the Creditor Litigation Trust, the Noteholder Direct Claims Trust, the Debtor Liquidating Trust, or the Assets purchased by the Buyer authorized by the Sale Order (if any); (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtors, the Reorganized Debtors, the Post Effective Date Debtor(s), the Buyer, the Creditor Litigation Trust, the Noteholder Direct Claims Trust, the Debtor Liquidating Trust, or the property of the Debtors, the Reorganized Debtors, the Post Effective Date Debtor(s), the Creditor Litigation Trust, the Noteholder Direct Claims Trust, the Debtor Liquidating Trust, or the Assets purchased by the Buyer authorized by the Sale Order (if any); and (iv) asserting any right of setoff, directly or indirectly, against any obligation due from the Debtors, the Reorganized Debtors, the Post Effective Date Debtor(s), the Buyer, the Creditor Litigation Trust, the Noteholder Direct Claims Trust, the Debtor Liquidating Trust, or the property of the Debtors, the Reorganized Debtors, the Post Effective Date Debtor(s), the Creditor Litigation Trust, the Noteholder Direct Claims Trust, the Debtor Liquidating Trust, or the Assets purchased by the Buyer authorized by the Sale Order (if any), or property to be distributed under the Plan, except as to any setoff exercised in the Bankruptcy Court before the Plan is confirmed, or as contemplated or Allowed by the Plan.

By failing to object to the Plan, each Holder of an Allowed Claim or Interest extinguished, discharged, or released pursuant to the Plan will be deemed to have affirmatively and specifically consented to be bound by the Plan, including, without limitation, the injunctions set forth in this Article VIII.G.

The injunctions in this Article VIII.G shall extend to any successors of the Debtors (including the Creditor Litigation Trust, the Noteholder Direct Claims Trust, and the Debtor Liquidating Trust or the Post Effective Date Debtor(s), as applicable), the Reorganized Debtors, the Buyer and their respective property and interests in property.

H.	Subordination Rights

The classification and manner of satisfying all Claims and Interests under the Plan take into consideration all subordination rights, whether arising under general principles of subordination, contract, section 510(c) of the Bankruptcy Code, or otherwise, that a Holder of a Claim or Interest may have against other Claim or Interest Holders with respect to any distribution made pursuant to the Plan. Except as provided herein, all subordination rights that a Holder of a Claim may have with respect to any Distribution to be made pursuant to the Plan shall be discharged and terminated, and all actions related to the enforcement of such subordination rights shall be permanently enjoined. The provisions of any statutory, contractual or structural subordination of Claims shall remain enforceable by the Creditor Litigation Trust and Debtor Liquidating Trust or Post-Effective Date Debtor(s), as applicable, on behalf of the Estates after the occurrence of the Effective Date.

I.	Release of Liens

Except as otherwise provided herein or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and the holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall execute such documents as may be reasonably requested by the Debtors, the Buyer, the Creditor Litigation Trustee, the Debtor Liquidating Trustee, the Reorganized Debtors, the Post Effective Date Debtor(s), or the Plan Administrator, as applicable, to reflect or effectuate such releases, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Creditor Litigation Trust, the Debtor Liquidating Trustee, the Buyer, the Reorganized Debtors, the Post Effective Date Debtor(s), or the Plan Administrator (as applicable), and its (or their) successors and assigns. On and after the Effective Date, the Debtors, the Buyer, the Creditor Litigation Trustee, the Debtor Liquidating Trustee, the Reorganized Debtors, the Post Effective Date Debtor(s), or the Plan Administrator, as applicable (and any of their respective agents or attorneys), shall be authorized to execute and file on behalf of creditors Form UCC-3 termination statements, intellectual property assignments, mortgage or deed of trust releases, or such other forms or release documents as may be necessary or appropriate to evidence such releases and implement the provisions of this Article VIII.I.

Article IX.
CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

A.	Conditions Precedent to Effective Date

1. The following are conditions precedent to the Effective Date of the Plan:

a.	the Bankruptcy Court shall have entered the Confirmation Order, and such order shall be in full force and effect and not have been stayed pending appeal;

b.	the Professional Fee Account shall have been established and funded in Cash with the Professional Fee Escrow Agent in accordance with Article II.B.2;

c.	the Tax Account shall have been established and funded in Cash with the Tax Account Escrow Agent in accordance with Article II.B.4;

d.	the Indenture Trustee Fees and Expenses and Consenting Noteholder Group Advisors Fees and Expenses shall have been paid.

e.	all actions, documents, and agreements necessary to implement and consummate the Plan shall have been effected or executed and binding on all parties thereto and, to the extent required, filed with the applicable governmental units in accordance with applicable laws;

f.	all governmental and third-party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions contemplated by the Plan shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions; and

g.	the Sale Transaction Documents, as applicable, shall (i) have been executed and delivered, and any conditions precedent contained to effectiveness therein and to consummation of the Sale Transaction have been satisfied or waived in accordance therewith and (ii) be in full force and effect and binding upon the relevant parties; and

h.	the Sale Transaction shall have been consummated.

Notwithstanding when a condition precedent to the Effective Date occurs, for purposes of the Plan, such condition precedent shall be deemed to have occurred simultaneously with the other conditions precedent to the Effective Date; provided, further, that, to the extent a condition precedent (a “Prerequisite Condition”) may be required to occur prior to another condition precedent (a “Subsequent Condition”) then, for purposes of the Plan, the Prerequisite Condition shall be deemed to have occurred immediately prior to the Subsequent Condition regardless of when such Prerequisite Condition or Subsequent Condition shall have occurred.

B.	Waiver of Conditions

The conditions to the Effective Date of the Plan set forth in this Article IX may be waived (i) only by the Debtors; (ii) with respect to the conditions set forth in Article IX.A.1.a, d, e, f, and g, only with the consent of the Buyer, the Ad Hoc Committee of Noteholders, the Creditors’ Committee, and the Plan Sponsor and (iii) solely with respect to Article IX.A.1.c, the Ad Hoc Committee of Noteholders.

C.	Substantial Consummation

“Substantial consummation” of the Plan, as defined by section 1101(2) of the Bankruptcy Code, shall be deemed to occur on the Effective Date.

D.	Effect of Non-Occurrence of Conditions to the Effective Date

If the Effective Date does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall (i) constitute a waiver or release of any Claims by or Claims against or Interests in any Debtor; (ii) prejudice in any manner the rights of any Debtor, any Holders of a Claim or Interest or any other Entity; or (iii) constitute an admission, acknowledgment, offer, or undertaking by any Debtor, any Holders, or any other Entity in any respect.

Article X.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments

1. Plan Modifications. The Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code, and after entry of the Confirmation Order, the Debtors may, upon order of the Bankruptcy Court, amend, modify, or supplement the Plan in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, in each case without additional disclosure pursuant to section 1125 of the Bankruptcy Code. In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of Holders of Allowed Claims or Allowed Interests pursuant to the Plan, the Debtors may remedy any defect or omission or reconcile any inconsistencies in this Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes or effects of this Plan, and any holder of a Claim or Interest that has accepted this Plan shall be deemed to have accepted this Plan as amended, modified, or supplemented.

2. Other Amendments. Before the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Plan and the documents contained in the Plan Supplement without further order or approval of the Bankruptcy Court.

B.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the date hereof and before confirmation are approved pursuant to section 1127(a) of the Bankruptcy Code. Any modifications made after confirmation and before substantial consummation of the Plan shall be subject to section 1127(b) of the Bankruptcy Code.

C.	Revocation or Withdrawal of the Plan

The Debtors reserve the right to revoke or withdraw the Plan prior to the Effective Date. If the Plan has been revoked or withdrawn prior to the Effective Date, or if confirmation or the occurrence of the Effective Date does not occur, then: (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount any Claim or Interest or Class of Claims or Interests), assumption of executory contracts or unexpired leases affected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claim by or against, or any Interest in, any Debtor or any other Entity; (ii) prejudice in any manner the rights of any Debtor or any other Entity; or (iii) constitute an admission of any sort by any Debtor or any other Entity.

Article XI.
RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain non-exclusive jurisdiction over the Chapter 11 Cases and all matters arising out of, or related to, the Chapter 11 Cases and the Plan, including jurisdiction:

1. to hear and determine motions and/or applications for the assumption or rejection of Executory Contracts or Unexpired Leases, including disputes arising from the assumption or rejection of Executory Contracts, and the allowance, classification, priority, compromise, estimation, or payment of Claims resulting therefrom;

2. to determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on, or commenced after, the Confirmation Date;

3. to ensure that Distributions to Holders of Allowed Claims are accomplished as provided for in the Plan and Confirmation Order, including to ensure that an Allowed Claim does not receive consideration in excess of the Allowed amount of such Claim, and to adjudicate any and all disputes arising from or relating to distributions under the Plan, including, cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely paid;

4. to consider the allowance, classification, priority, compromise, estimation, or payment of any Claim or Class of Claims;

5. to consider and adjudicate any motion to estimate a reserve for any Claim or Class of Claims and to set a reserve with respect to such Claims or Classes of Claims;

6. to enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

7. to issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

8. to hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

9. to hear and determine all Professional Fee Claims and disputes in respect of Indenture Trustee Fees and Expenses, if any;

10. to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Plan Supplement, Sale Transaction, the Sale Transaction Documents, the Sale Order (if any), or the Confirmation Order, or any agreement, instrument, or other document governing or relating to any of the foregoing;

11. to take any action and issue such orders as may be necessary to construe, interpret, enforce, implement, execute, and consummate the Plan;

12. to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

13. to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code);

14. to hear, adjudicate, decide, or resolve any and all matters related to Article VIII, including, without limitation, the releases, discharge, exculpations, and injunctions issued thereunder;

15. to resolve disputes concerning Disputed Claims or the administration thereof;

16. to hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

17. to enter one or more final decrees closing the Chapter 11 Cases;

18. to recover all Assets of the Debtors and property of the Debtors’ Estates, wherever located and adjudicate any disputes with respect thereto;

19. to resolve any disputes regarding whether any party is entitled to postpetition interest, and if so, the applicable interest rate;

20. to resolve any disputes concerning whether an Entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to a Cure Cost, in each case, for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purpose;

21. to hear and resolve any dispute over the application to any Claim of any limit on the allowance of such Claim set forth in sections 502 or 503 of the Bankruptcy Code, other than defenses or limits that are asserted under non-bankruptcy law pursuant to section 502(b)(1) of the Bankruptcy Code; and

22. to hear and determine any rights, Claims, or Causes of Action, pursuant to the Bankruptcy Code or pursuant to any federal statute or legal theory, held by or accruing to the Debtors, the Post-Effective Date Debtor(s), the Debtor Liquidating Trust, the Noteholder Direct Claims Trust, or the Creditor Litigation Trust including, but not limited to (a) Noteholder Direct Claims which the Noteholder Direct Claims Trust may choose to bring in the Bankruptcy Court and any other matters related to or concerning the Noteholder Direct Claims Trust including, but not limited to, (i) motions to extend the term of such trust, and (ii) Bankruptcy Rule 2004 examination motions brought by the Noteholder Direct Claims Trust in respect to its investigation of Noteholder Direct Claims; and (b) Retained Causes of Action which the Creditor Litigation Trust may choose to bring in the Bankruptcy Court and any other matters related to or concerning the Creditor Litigation Trust including, but not limited to, (i) motions to extend the term of such trust, and (ii) Bankruptcy Rule 2004 examination motions brought by the Creditor Litigation Trust in respect to its investigation of the Retained Causes of Action.

Article XII.
MISCELLANEOUS PROVISIONS

A.	Payment of Statutory Fees

All fees due and payable pursuant to section 1930 of Title 28 of the U.S. Code (“Quarterly Fees”) prior to the Effective Date shall be paid by the Debtors on the Effective Date. After the Effective Date, the Debtor Liquidating Trust, the Post-Effective Date Debtor(s), the Reorganized Debtors or the Creditor Litigation Trust, as applicable, shall pay any and all Quarterly Fees as when due and payable. The Debtors shall file all monthly operating reports due prior to the Effective Date when they become due, using UST Form 11-MOR. After the Effective Date, the Debtor Liquidating Trustee, the Plan Administrator, the Reorganized Debtors (solely with respect to the Reorganized Debtors, to the extent their respective cases remain open) or the Creditor Litigation Trustee, as applicable, shall file with the Bankruptcy Court separate UST Form 11-PCR reports when they become due. Each and every one of the Debtors, the Post-Effective Date Debtor(s), the Reorganized Debtors, the Debtor Liquidating Trust and the Creditor Litigation Trust, as applicable, shall remain obligated to pay Quarterly Fees to the U.S. Trustee until the earliest of that particular Debtor’s case being closed, dismissed, or converted to a case under Chapter 7 of the Bankruptcy Code, provided, however, that the Debtors, the Post-Effective Date Debtors, the Reorganized Debtors (solely with respect to the Reorganized Debtors) or the Debtor Liquidating Trust, as applicable, shall provide (or shall have provided) fourteen (14) days’ notice to the Creditor Litigation Trustee prior to taking any action to close, dismiss, or convert a particular Debtor’s case if, upon such closing, dismissal, or conversion, all of the Debtors’ cases shall have been closed, dismissed, or converted. In such instance, the Creditor Litigation Trust may undertake any and all obligations necessary to keep one or more cases open, provided that, once the fourteen (14) day period lapses, the Creditor Litigation Trust will become solely responsible for such obligations, including payment of Plan Administrator Expenses (if any) and Quarterly Fees from Creditor Litigation Trust Assets and filing UST Form 11-PCR reports when they become due; provided, however, that the agreement set forth in the foregoing clause is not binding on the U.S. Trustee, and upon a motion filed pursuant to Rule 3022-1 of the Local Rules, seek entry of a final decree closing said case(s). The U.S. Trustee shall not be required to file any Administrative Claim in the case and shall not be treated as providing any release under the Plan.

B.	Plan Supplement

The Plan Supplement shall be filed with the Bankruptcy Court. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Documents included in the Plan Supplement will be posted at the website of the Debtors’ notice, claims, and solicitation agent.

C.	Immediate Binding Effect

Subject to Article IX.A and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, on the Effective Date, upon the effectiveness of the Plan, the terms of the Plan, the Plan Supplement, and the Confirmation Order shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, the Post-Effective Date Debtor(s), the Creditor Litigation Trust, the Noteholder Direct Claims Trust, and the Debtor Liquidating Trust, as applicable, and any and all Holders of Claims or Interests (regardless of whether the Holders of such Claims or Interests are deemed to have accepted or rejected the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, and injunctions described in the Plan, each Entity acquiring property under the Plan, the Confirmation Order, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or debt has voted on the Plan.

D.	Additional Documents

On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors and all Holders of Claims or Interests receiving Distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

E.	Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order in accordance with Article IX.A. Neither the Plan, any statement or provision contained in the Plan, nor any action taken or not taken by the Debtors with respect to the Plan, the Disclosure Statement, the Confirmation Order, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of the Debtors with respect to the Holders of Claims or Interests prior to the Effective Date.

F.	Service of Documents

Any pleading, notice, or other document required by the Plan to be served on or delivered to the Debtors, Creditors’ Committee, the Ad Hoc Committee of Noteholders, the Indenture Trustee, the Plan Sponsor, or the U.S. Trustee shall be served on:

The Debtors

Nogin, Inc.
105 E 34th Street, Suite 137

New York, NY 10016

Attention: Mike Bassiri

Email: Mbassiri@nogin.com

Counsel for the Debtors
Richards, Layton & Finger, P.A.

920 North King Street

Wilmington, DE 19801
Attention:     Daniel J. DeFranceschi

John H. Knight

Michael J. Merchant

David T. Queroli

Matthew P. Milana

Email:           defranceschi@rlf.com

knight@rlf.com

merchant@rlf.com

queroli@rlf.ocm

milana@rlf.com

The Indenture Trustee

U.S. Bank Trust Company, National Association

100 Wall Street, Suite 600

New York, NY 10005

Attention: Justin Shearer

Email: justin.shearer@usbank.com

Counsel to the Plan Sponsor
Choate Hall & Stewart

Two International Place

Boston, MA 02110

Attention: John F. Ventola
M.           Hampton Foushee

Email:           jventola@choate.com;

hfoushee@choate.com

and

Cole Schotz, P.C.

500 Delaware Avenue, Suite 1410

Wilmington, DE 19801

Attention: Patrick Reilley

Email: preilley@coleschotz.com

Consenting Noteholder Group Advisors

Brown Rudnick LLP

Seven Times Square

New York, New York 10036

Facsimile: (212) 209-4801

Attention:     Robert J. Stark

Bennett S. Silverberg

Email:    rstark@brownrudnick.com

bsilverberg@brownrudnick.com

and

Counsel for the Indenture Trustee

Shipman & Goodwin LLP

One Constitution Plaza

Hartford, CT 06103

Attention:      Kathleen M. LaManna

Nicole Lapenta

Email:         klamanna@goodwin.com

nlapenta@goodwin.com

bankruptcy@goodwin.com

bankruptcyparalegal@goodwin.com

Office of the United States Trustee

J. Caleb Boggs Federal Building

844 King Street, Suite 2207

Wilmington, DE 19801

Attention: Jane Leamy

Email:           jane.m.leamy@udsoj.gov

Brown Rudnick LLP

One Financial Center

Boston, MA 02111

Attention:     Steven B. Levine

Sharon I. Dwoskin

Email:           slevine@brownrudnick.com

sdwoskin@brownrudnick.com

and

Lewis Brisbois Bisgaard & Smith LLP

500 Delaware Avenue, Suite 700

Wilmington, Delaware 19801

Attention: Scott Cousins

Email:   scott.cousins@lewisbrisbois.com

Counsel to the Creditors’ Committee

Morris James LLP,

500 Delaware Ave., Ste. 1500

Wilmington, DE 19801-1494

Attention: Eric Monzo

Brya M. Keilson

Jason S. Levin

Email:           emonzo@morrisjames.com

bkeilson@morrisjames.com

jlevin@morrisjames.com

and

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Attention: Jeffrey Cohen

Eric S. Chafetz

Brittany M. Clark

Email:           jcohen@lowenstein.com

echafetz@lowenstein.com

bclark@lowenstein.com

and

Lowenstein Sandler LLP

One Lowenstein Drive

Roseland, NJ 07068

Attention: Brent I. Weisenberg

Email:    bweisenberg@lowenstein.com

G.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

H.	Entire Agreement

The Plan, Plan Supplement, and Confirmation Order supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan and Confirmation Order.

I.	Nonseverability of Plan Provisions

If, prior to the Confirmation Hearing, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, at the request of the Debtors, which request shall be consistent with the terms of the Restructuring Support Agreement (so long as such agreement has not been terminated), the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such terms or provision shall then be applicable as altered or interpreted provided, that, any such alteration or interpretation shall be reasonably acceptable to the Debtors. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (i) valid and enforceable pursuant to its terms; (ii) integral to the Plan and may not be deleted or modified without consent (such consent not to be unreasonably withheld, conditioned, or delayed) from the Debtors; and (iii) nonseverable and mutually dependent.

J.	Dissolution of Committee

On the Effective Date, any official committees appointed in the Chapter 11 Cases shall dissolve; provided, that, following the Effective Date, such committee shall continue in existence solely for the purpose of filing and prosecuting applications for allowance of Professional Fee Claims. Upon the dissolution of any official committees appointed in the Chapter 11 Cases, such committee members and their respective professionals shall cease to have any duty, obligation or role arising from or related to the Chapter 11 Cases and shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases.

Respectfully submitted, as of March 26, 2024

Nogin, Inc. and Its Debtor Affiliates

By:	/s/
Name:	Vladimir Kasparov
Title:	Chief Restructuring Officer

Exhibit B

Effective Date Notice